 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 1997

                                                      REGISTRATION NO. 333-34061
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                           CAMBRIDGE INDUSTRIES, INC.
                        CE AUTOMOTIVE TRIM SYSTEMS, INC.
          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

                               ----------------

   CAMBRIDGE--DELAWARE                3083            CAMBRIDGE--38-3188000
      CE--MICHIGAN      (PRIMARY STANDARD INDUSTRIAL     CE--38-3173408
    (STATE OR OTHER      CLASSIFICATION CODE NUMBER)    (I.R.S. EMPLOYER
    JURISDICTION OF                                    IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)




                             555 HORACE BROWN DRIVE
                        MADISON HEIGHTS, MICHIGAN 48071
                                 (248) 616-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------


                                                        COPY TO:
        RICHARD S. CRAWFORD                           PETER SUGAR
    CHAIRMAN AND CHIEF EXECUTIVE              JAFFE, RAITT, HEUER & WEISS,
              OFFICER                           PROFESSIONAL CORPORATION
     CAMBRIDGE INDUSTRIES, INC.             ONE WOODWARD AVENUE, SUITE 2400
       555 HORACE BROWN DRIVE                   DETROIT, MICHIGAN 48226
  MADISON HEIGHTS, MICHIGAN 48071                    (313) 961-8380
           (248) 616-0500
(NAME, ADDRESS, INCLUDING ZIP CODE,
  AND TELEPHONE NUMBER, INCLUDING
  AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF      AMOUNT       MAXIMUM        MAXIMUM       AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE   AGGREGATE    REGISTRATION
       REGISTERED          REGISTERED     PER UNIT    OFFERING PRICE      FEE
----------------------------------------------------------------------------------
 10 1/4% Senior
  Subordinated Notes due
  2007, Series B.......   $100,000,000      100%       $100,000,000  $30,303.03(1)
--------------------------------------------------------------------------------
 Guaranty of 10 1/4%
  Senior Subordinated
  Notes due 2007,
  Series B..............      (2)           N/A            N/A            (3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Calculated in accordance with Rule 457(f).
(2) No separate consideration will be received for the Guarantees.
(3) Pursuant to Section 457(n) of the Securities Act of 1933, no separate consideration is payable for the Guarantees.

                               ----------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED DECEMBER 2, 1997

PROSPECTUS
            , 1997
                                  $100,000,000
                                      LOGO
                           CAMBRIDGE INDUSTRIES, INC.

 OFFER TO EXCHANGE ITS SERIES B 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007 FOR
   ANY AND ALL OF ITS OUTSTANDING 10 1/4% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER  ,
                          1997, UNLESS EXTENDED.

  Cambridge Industries, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B 10 1/4% Senior Subordinated Notes due 2007, (the "New Notes"), issued in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 10 1/4% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace), except that the New Notes will bear a Series B designation and will have been issued in a transaction that has been registered under the Securities Act and therefore, will not bear legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of an Indenture, dated as of July 10, 1997 (the "Indenture"), among the Company and State Street Bank and Trust Company, as Trustee, governing the Old Notes and the New Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Notes."

  The Notes bear interest at a rate of 10 1/4% per annum, payable semi-annually on each January 15 and July 15, commencing January 15, 1998. The Notes will mature on July 15, 2007. On or after July 15, 2002, the Company may redeem the Notes, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. Notwithstanding the foregoing, at any time or from time to time, on or prior to July 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined) to redeem (the "Equity Proceeds Offer") up to 35% of the original aggregate principal amount of Notes at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest to the date of the redemption; provided that at least $65.0 million in aggregate principal amount of Notes remains outstanding immediately after any such redemption. Upon a Change of Control (as defined), the Company will be required to make an offer to repurchase the Notes pursuant to the offer described below, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Change of Control."

  The New Notes will be, as the Old Notes (which they replace) are, general unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined) of the Company, including borrowings under the Credit Agreement (as defined). The New Notes will be guaranteed on a senior subordinated basis by the Company's only existing U.S. subsidiary and all of the Company's future U.S. subsidiaries (the "Guarantors"). The Guarantees (as defined) will be general unsecured obligations of the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt of the Guarantors. The Guarantees will be full, unconditional and joint and several. As of September 30, 1997, the Outstanding Senior Debt of the Company, including the Notes, would have been approximately $324.5 million. See "Capitalization" and "Description of Notes." The Indenture permits the Company to incur additional indebtedness, subject to certain limitations. As of the date of this Prospectus, the Company has no indebtedness junior to the Notes.

                                             (Cover continued on following page)
                                  -----------
  SEE "RISK FACTORS," BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                  -----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

(Cover page continued)

  The Company will accept for exchange any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on December , 1997, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on July 10, 1997 to the Initial Purchaser (as defined) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers in reliance upon Rule 144A under the Securities Act and to a limited number of institutional "accredited investors" (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act). Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement (as defined) entered into by the Company and the Initial Purchaser in connection with the Initial Offering. See "The Exchange Offer."

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer--Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market making activities or other trading activities. See "Plan of Distribution."

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. However, there can be no assurance that an active market for the New Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the issuance of the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  As a result of the Exchange Offer Registration Statement being declared effective by the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company has agreed, pursuant to the Indenture to deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will also provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files the Exchange Offer Registration Statement with the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. The Company will also comply with the other provisions of TIA (S) 314(a).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the "Unaudited Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements (as defined) included elsewhere in this Prospectus. Unless otherwise stated in this Prospectus or unless the context otherwise requires, references to the "Company" or "Cambridge" include the Company and its subsidiaries (without regard to the Eagle-Picher Acquisition or the Goodyear-Jackson Acquisition), and references to "pro forma basis" mean the application of the pro forma adjustments (including adjustments relating to the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition) described under "Unaudited Pro Forma Financial Data."

                                  THE COMPANY

  Cambridge is a leading Tier 1 supplier of plastic components and systems for GM, Ford, Chrysler, Toyota, Honda, Mazda, Nissan, BMW, Volkswagen, Freightliner, Kenworth, Mack Truck and Volvo Heavy Truck. As a Tier 1 supplier, the Company is increasingly responsible for the design, engineering, manufacturing and quality control testing of parts and pre-assembled components for original equipment manufacturers ("OEMs"). Within the automotive OEM market for plastic products there are three distinct segments, all of which the Company services: exterior, structural/functional and interior. The Company manufactures components, modules and systems for the exterior and structural/functional segments and components and modules for the interior segment. In addition to products supplied to its automotive OEM customers, the Company also manufactures a number of products for non-automotive customers. The Company's production utilizes a wide range of processes, including compression, injection, extrusion and blow molding, and with the Eagle-Picher Acquisition, top coat painting capabilities at Automotive Class A standards.

  Plastic usage in the automobile and light truck industry has grown from approximately $7.5 billion in 1991 to approximately $12.3 billion in 1996, a compound annual growth rate ("CAGR") of 10.4%. Of this amount, approximately $7.3 billion is non-captive and outsourced by the OEMs to suppliers such as the Company. This non-captive market has grown at a CAGR of 13.4% since 1991. In addition, the average plastic content per passenger vehicle has increased by 14% from approximately 209 pounds in 1991 to approximately 238 pounds in 1996 and is projected to grow another 22% to approximately 291 pounds per vehicle by 2006. This growth is driven by the lighter weight, greater design flexibility and lower tooling costs of plastic versus steel, which traditionally has been used for many parts. In addition, innovations in molding, painting and materials technologies have improved the performance and appearance of plastic components.

  Within the $7.3 billion non-captive plastics market, Cambridge has a particular expertise in the $900 million sheet molded compound ("SMC") market. The use of SMC (which is a type of fiber reinforced plastic) in the automotive industry has grown from approximately 147 million pounds in 1992 to approximately 240 million pounds in 1996, a CAGR of approximately 13%. SMC is particularly well-suited for exterior and structural/functional parts because of its superior design flexibility, corrosion resistance, dent resistance and dimensional and structural stability. Management believes that the Company is the leading manufacturer of SMC automotive products in North America.

  Cambridge has experienced rapid growth since 1991 due to increased plastic usage by OEMs, five major acquisitions and significant new product introductions. Sales have grown from $9.9 million in 1991 to $509.7 million in 1996, respectively, on a pro forma basis. Additionally, the Company's average content per vehicle (automobile, light truck and heavy truck) produced in North America has increased from approximately $0.86 in 1991 to approximately $33.03 in 1996, on a pro forma basis.

  Cambridge's broad range of material and manufacturing processes allows it to select the most cost effective combination of plastic materials and manufacturing methods for its customers, providing the Company with an advantage over many of its competitors that have narrower ranges of capabilities. The diversity in the Company's processes and materials capabilities enhances its role as a cost-effective, full-service supplier. Management believes that the Company is among the lowest cost, highest quality suppliers of plastic components in North America because of its strict cost controls and continuous improvement programs. The Company has received numerous awards from its customers attesting to its competency, including Ford's Q1, GM Supplier of the Year (1995 and 1996), Chrysler's QE designation, Honda's Quality, Plant & Delivery Award and Mazda's Total Quality Excellence award.

  Cambridge has an internal engineering and research and development staff that develops new products, materials and processing technologies and works directly with OEM designers and engineers to create innovative solutions to simplify vehicle assembly and reduce OEM production costs. For example, the Company designed, engineered and introduced a structural instrument panel mounting beam (the "Cross Car Beam") for the Ford Ranger/Explorer which replaced approximately 20 separate metal and plastic parts and reduced vibration and noise by approximately 33% compared to the metal components it replaced. In addition, in 1996, the Company supplemented its design capabilities by opening an engineering and technical center in association with MSX International, Inc., a subsidiary of MascoTech, Inc., which further strengthened its existing full service design capabilities to the automotive and commercial truck industries.

  The name of the Company is Cambridge Industries, Inc. and the name of the Guarantor is CE Automotive Trim Systems, Inc. The address of the principal executive office of the Company and the Guarantor is 555 Horace Brown Drive, Madison Heights, MI 48071 and their telephone number is (248) 616-0500.

  The following chart illustrates the Company's principal products, customers and manufacturing processes in its product segments:

                                                      STRUCTURAL
                                EXTERIOR            AND FUNCTIONAL            INTERIOR            NON-AUTOMOTIVE
                         ---------------------- ---------------------- ---------------------- ----------------------
1996 Pro Forma Sales:    $278 Million*          $130 Million*          $80 Million*           $22 Million*
% Total Sales........... 55%                    25%                    16%                    4%
Products:                Hoods and hood         Headlamp carriers      Steering column        Blow molded bottles
                         assemblies             Engine shields/covers  bezels                 Forklift body panels**
                         Liftgates and doors    Structural beams       Glove box door and     Swimming poolfilters/
                         Roof and roof          Bumper beams           assemblies             heater covers
                         moldings               Structural component   Instrument panel trim  Residential door
                         Fenders                carriers               components             systems**
                         Bodyside               Load floors            Liftgate trim panels   Personal watercraft
                         moldings/rubstrips     Fuel tank shields      Door trim panels       decks & covers**
                         Windshield surrounds   Seat pans/backs        Rear Shelf panels      Military vehicle
                         Deck lids              Knee bolsters          Consoles               hoods, engine covers
                         Hatches                Fluid systems linkages Seat backs/bases       & seats**
                         Storage doors          Rocker arm covers      Shift knobs            Tractor hoods,
                         Spoilers               Fan shrouds            Garnish molding        shields/pans, consoles
                         Fairings               Radiator support       systems                and seats**
                         Grill opening          beams                  Handles                Combine
                         retainers***           Bearing cages          Rear shelves           components**
                         Grill opening          Steering yokes         Electrical carriers    Lift truck hoods**
                         panels***              Battery trays          Cargo doors            Outboard engine
                                                Gears                  Handles                Combine
                                                Fuel valves            Rear shelves           components**
                                                Plenums (firewalls)    Electrical carriers    Lift truck hoods**
                                                Windshield cowls       Cargo doors            Outboard engine
                                                Air spring pistons***  Sunshades              cowls**
Customers:               GM, Ford, Chrysler,    GM, Ford,              GM, Ford, Chrysler     Hyster,
                         Volkswagen,            Chrysler, Honda,       Honda, Mazda, Misc     Kodak,
                         Mazda, Freightliner,   Mazda, Nissan,         GM, Ford, Chrysler,    Purex, Menasha,
                         Kenworth, Mack         Freightliner, Volvo,   Honda, Mazda, Misc     Xerox,
                         Truck,                 CAMI, Collins &        Tier 2 companies,      Caradon**, Pease**,
                         Volvo Heavy Truck,     Aikman, Inalfa,        Freightliner, Rockwell Premedoor**,
                         Subaru**,              Subaru, Saturn                                Polaris**,
                         Isuzu, Mitsubishi**                                                  Kawasaki**,
                                                                                              AM General**,
                                                                                              John Deere**, Ford
                                                                                              New Holland**,
                                                                                              U.S. Military**,
                                                                                              Mercury Marine
Primary Processes:       Compression molding,   Compression            Injection molding,     Blow molding
                         Extrusion, Prime & top molding,               Blow molding           Compression
                         coat painting          Injection molding                             molding

--------
*  These amounts include revenues attributable to (a) Eagle-Picher as follows:
   Exterior-$46.8 million; Structural/Functional-$10.1 million; Interior-$2.6 million; and Non-Automotive-$19.9 million, and (b) Goodyear as follows:
   Exterior-$51.2 million; and Non-Automotive-$2.7 million.
** Attributable solely to Eagle-Picher.
*** Attributable solely to Goodyear-Jackson.

                             MAJOR INDUSTRY TRENDS

  The Company attributes its success, in part, to the significant growth in the use of plastic by OEMs. In addition, the Company has capitalized on several other industry trends which have resulted from the competitive pressures on OEMs to reduce costs, increase vehicle quality and durability and improve styling.

  Increased Outsourcing by Domestic OEMs: In an effort to reduce costs, speed product design and simplify manufacturing, domestic OEMs have increasingly turned to independent manufacturers which have lower overall costs and can achieve economies of scale through product specialization. As a part of this outsourcing trend, domestic OEMs have increasingly required suppliers to accept greater responsibility for assembly and supplier management. This trend favors suppliers with full design and engineering capabilities, such as the Company, that can develop ready-to-install modules and systems that reduce domestic OEM production times.

  Consolidation of Supplier Base by OEMs: To reduce their procurement-related costs and accelerate new platform development, OEMs have forged stronger links to selected suppliers and have decreased their overall number of suppliers. From 1987 to 1997, Ford and Chrysler reduced their supplier bases by an average of 79% and have announced plans to further reduce their supplier bases by an average of 60% between 1997 and 2002. Management expects this trend to continue, especially in the relatively fragmented exterior and structural/functional segments. This has benefited large suppliers, such as the Company, that have the ability to supply complex components and systems and effectively manage their own supplier base.

  Increased Levels of Manufacturing in North America by Transplants: Due to the relative cost advantage of producing vehicles in North America and to political pressures, foreign automotive manufacturers have built and continue to build manufacturing facilities in North America ("Transplants") and have increased the domestic parts content of their vehicles. Transplants' share of passenger vehicles (automobiles and light trucks) manufactured in North America has increased from approximately 3% in 1985 to approximately 21% in 1996. This has benefited suppliers, such as the Company, by providing increased revenue opportunities from platforms that previously had been manufactured overseas.

  Increased Plastic Usage by the Heavy Truck Industry: The significant weight advantage and lower up-front tooling costs of plastic over steel make plastic more attractive to heavy truck manufacturers, where fuel economy and low volume production are critical considerations. Heavy truck manufacturers continue to outsource most of their component parts, benefiting suppliers such as the Company.

                               BUSINESS STRATEGY

  The Company has responded to these industry trends by developing and acquiring the full-service design, engineering, manufacturing and finishing capabilities required by OEMs. To enhance its position as a Tier 1 supplier and to continue its profitable growth, the Company intends to pursue the following business strategies:

  Capitalize on Increased Plastic Usage for Exterior and Structural/Functional
Components: Plastic content per vehicle is expected to continue to increase due to its lower overall costs, lighter weight (which improves fuel economy) and increased design flexibility and durability. To foster and capitalize on this trend, the Company continues to seek opportunities to increase plastic content per vehicle through the design, development and manufacture of plastic components and systems which historically have been fabricated in metal. For example, the Company has successfully introduced a plastic rocker arm cover, which weighs 48% less than the metal part it replaced, and the Cross Car Beam, which replaced approximately 20 separate metal and plastic parts.

  Acquire Complementary Manufacturers: As evidenced by the recent Eagle-Picher Acquisition, Goodyear-Jackson Acquisition, APX Acquisition (as defined) and Owens-Corning Brazil Acquisition (as defined), as well as the proposed Huron Plastics Acquisition (as defined) the Company intends to selectively pursue attractive opportunities to acquire complementary manufacturers. The Company has acquired non-strategic operations of larger entities and has systematically restructured their operations to significantly reduce costs and position them to achieve growth. Acquisition opportunities are available because: (i) these product segments historically have been fragmented; (ii) OEMs are focusing their supplier consolidation efforts on manufacturers of these components; and
(iii) many plastic suppliers are non-strategic operations of significantly larger entities. Such acquisitions have broadened the Company's product lines and manufacturing capabilities, diversified its customer base, improved its absorption of corporate overhead and enhanced its attractiveness as a Tier 1 supplier to the OEMs.

  Penetrate New Markets and Access New Technologies through Joint Ventures and Licensing Arrangements: The Company seeks to exploit joint ventures and licensing arrangements to enter new geographic markets and develop new products, materials and process technologies that provide opportunities for growth while limiting its investment risk. The Company currently has joint ventures with E.I. duPont de Nemours and Company, Siebe Fluid Systems and Menzolit Fibron and a licensing agreement with Empe Ernst Pelz GmbH & Co. KG and Empe Ernst Pelz Vetrebs GmbH.

                            SIGNIFICANT TRANSACTIONS

  The Huron Plastics Acquisition: The Company has entered into a letter of intent for the acquisition of all of the issued and outstanding shares of the capital stock of Huron Plastics Group, Inc. ("Huron Plastics") and substantially all of the assets of a related entity, Tadim, Inc. (together, the "Huron Plastics Acquisition"), for an aggregate purchase price of $60.0 million. In addition, the Company would pay $15.0 million to certain shareholders of Tadim, Inc. and Huron Plastics pursuant to covenants not to compete, employment agreements and consulting agreements. Definitive agreements have not been entered into and significant conditions must be met prior to completing the possible acquisition.

  The Owens-Corning Brazil Acquisition: As of August 31, 1997, Cambridge Industrial do Brasil, LTDA, a newly formed Brazilian subsidiary of the Company, purchased certain assets of the molded plastic and pultrusion operations located in Rio Claro, Brazil from Owens-Corning Fiberglas A.S. LTDA., a Brazilian subsidiary of Owens-Corning, for $5.5 million (the "Owens-Corning Brazil Acquisition"). The Company believes this acquisition will allow the Company to manufacture plastic components for automotive customers and other industries in the Brazilian market. The Company believes Cambridge Industrial do Brasil, LTDA is inconsequential, individually and when aggregated with the Company's other non-guarantor subsidiary, to the consolidated financial statements.

  The Eagle-Picher Acquisition: On July 10, 1997, the Company completed the acquisition of the plastics division of Eagle-Picher Industries, Inc. ("Eagle-Picher") for a total purchase price of $32.2 million, subject to post-closing adjustments (the "Eagle-Picher Acquisition"). Eagle-Picher is a manufacturer of compression molded, assembled and painted components using SMC. The Eagle-Picher Acquisition has broadened and strengthen the Company's position in its core business by: (i) adding top coat painting capabilities which meet automotive OEM Class A standards; (ii) adding substantial non-automotive market presence with a salesforce and manufacturing facility dedicated to products including watercraft components and tractor panels; (iii) enhancing strong Tier 1 relationships with Transplants, such as Mitsubishi; (iv) adding 48 additional compression molding presses; and (v) increasing capacity to produce SMC, which will provide consolidating opportunities for the Company. The Company has identified and intends to pursue profit enhancement opportunities, including plant consolidations, purchasing rationalization and manufacturing material flow redesign. See "Business--The Eagle-Picher Acquisition."

  The Goodyear-Jackson Acquisition: On July 10, 1997, the Company completed the acquisition of the engineered composites business ("Goodyear-Jackson") of The Goodyear Tire and Rubber Company ("Goodyear"), located in Jackson, Ohio, for a total purchase price of $37.6 million, subject to post-closing adjustments (the "Goodyear-Jackson Acquisition"). Goodyear-Jackson manufactures plastic components and modules for sale to OEMs of automobiles and light, medium and heavy trucks. The majority of Goodyear-Jackson's sales are of parts manufactured with SMC in a compression molding process. The Goodyear-Jackson Acquisition is expected to benefit the Company by: (i) strengthening its position as the leading SMC supplier to medium and heavy truck OEMs; (ii) enhancing its relationship with Ford and Freightliner; (iii) further broadening its array of products and manufacturing processes; (iv) adding 16 compression molding presses, including 9 equal to or greater than 1,000 tons, and 10 injection molding presses, including 9 equal to or greater than 1,000 tons; and
(v) increasing its capacity to produce SMC. The Company has identified and intends to pursue profit-improvement opportunities in the areas of raw materials purchasing, plant overhead costs and selling, general and administrative costs. See "Business--The Goodyear-Jackson Acquisition."

  The APX Acquisition: In February 1997, the Company acquired the Production Molded Composites Division ("APX") of APX International, for a total purchase price of approximately $2.4 million (the "APX Acquisition"). APX is a manufacturer focused on supplying body panels to Chrysler for the Viper Roadster and Coupe using the resin transfer molding ("RTM") manufacturing process. As a result of the APX Acquisition, the Company improved its position as a Tier 1 supplier to Chrysler by becoming the sole supplier of a majority of Viper exterior components. In addition, the Company strengthened its RTM manufacturing capabilities which allows the Company to offer a broader variety of products and processes to its customers. See "Business--Background and Acquisition History."

  The GenCorp Acquisition: In March 1996, the Company acquired the reinforced plastics division ("GenCorp RPD") of GenCorp Inc. for a total purchase price of approximately $32 million (the "GenCorp Acquisition"). As a result of the GenCorp Acquisition, the Company enhanced its status as a Tier 1 supplier to OEMs and added Volvo Heavy Truck and Kenworth to its customer base, thereby solidifying its leadership in the heavy truck industry. In addition, GenCorp RPD further expanded the Company's wide range of molding and finishing capabilities.

  The 1995 Transaction: In November 1995, Holdings was recapitalized in a transaction (the "1995 Transaction") which included: (i) the purchase of Holdings' common stock for approximately $18 million by the Bain Funds (as defined); (ii) the repurchase by Holdings of its common stock for approximately $70 million from certain of its stockholders; and (iii) the exchange of Holdings' common stock for newly issued Holdings' capital stock by an affiliate of Richard S. Crawford, Chairman of the Board and a principal stockholder of the Company. See "Certain Transactions--The 1995 Transaction" and "-- Subordinated Notes and Warrant Agreements."

                              THE INITIAL OFFERING

Notes.......................  The Old Notes were sold by the Company on July
                              10, 1997 to BT Securities Corporation (the "Ini-tial Purchaser") pursuant to a Purchase Agreement dated July 2, 1997 (the "Purchase Agreement"). The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to a limited number of institutional "accredited in-vestors" (as defined in Rule 501(a)(1),(2),(3) or (7) under the Securities Act).

Registration Rights           Pursuant to the Purchase Agreement, the Company
 Agreement..................  and the Initial Purchaser entered into a Regis-
                              tration Rights Agreement, dated as of July 10, 1997 (the "Registration Agreement"), which grants to the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is in-tended to satisfy such exchange rights which ter-minate upon the consummation of the Exchange Of-fer.

                               THE EXCHANGE OFFER

Securities Offered..........  $100,000,000 aggregate principal amount of Series
                              B 10 1/4% Senior Subordinated Notes due 2007 of the Company.

The Exchange Offer..........  $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate prin-cipal amount of Old Notes are outstanding. The Company will issue the New Notes to holders on or promptly after the Expiration Date.

                              Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without com-pliance with the registration and prospectus de-livery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that, among other things, the New Notes will be acquired by the holder in the ordinary course of business and the holder does not intend to participate and has no ar-rangement or understanding with any person to participate in the distribution of such New Notes.

                              Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must ac-knowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowl-edging and by delivering a prospectus, a Partici-pating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading ac-tivities. The Company and the Guarantors have agreed for a period of 180 days after consumma-tion of the Exchange Offer to make available a prospectus meeting requirements of the Securities Act to Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any re-sale of such Exchange Notes. See "Plan of Distri-bution."

                              Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability un-der the Securities Act for which the holder is not indemnified by the Company.

Expiration Date.............
                              5:00 p.m., New York City time, on December , 1997 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the New
 Notes and the Old Notes....
                              Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Notes surrendered in exchange there-for or, if no interest has been paid on the Old Notes, from the Issue Date. Such interest will be paid with the first interest payment on the New Notes to the persons who are registered holders of the New Notes. Interest on the Old Notes ac-cepted for exchange will cease to accrue upon is-suance of the New Notes.

Conditions to the Exchange    The Exchange Offer is subject to certain custom-
 Offer......................  ary conditions, which may be waived by the Compa-
                              ny. See "The Exchange Offer--Conditions."

Procedures for Tendering      Each holder of Old Notes wishing to accept the
 Old Notes..................  Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsim-ile thereof or transmit an Agent's Message (as defined) in connection with a book-entry trans-fer, in accordance with the instructions con-tained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such fac-simile, or such Agent's Message, together with the Old Notes and any other required documenta-tion to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the or-dinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or under-standing with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes, or (iii) is an "affiliate," as defined under rule 405 of the Securities Act, of the Com-pany. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes........  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the mar-ket for such Old Notes could be adversely affect-ed.

Consequences of Failure to    The Old Notes that are not exchanged pursuant to
 Exchange...................  the Exchange Offer will remain restricted securi-
                              ties. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule
                              144A or Rule 144 under the Securities Act or pur-suant to some other exemption under the Securi-ties Act, (iii) outside the United States to a foreign person pursuant to the requirements of rule 904 under the Securities Act, or (iv) pursu-ant to an effective registration statement under the Securities act. See "The Exchange Offer--Con-sequences of Failure to Exchange."

Shelf Registration            If any holder of the Old Notes (other than any
 Statement..................  such holder which is an "affiliate" of the Com-
                              pany within the meaning of Rule 405 under the Se-curities Act) is not eligible under applicable securities laws to participate in the Exchange
                              Offer, and such holder has provided information regarding such holder and the distribution of such holder's Old Notes to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the
                              "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or af-ter the consummation of the Exchange Offer. The
                              Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Old Notes are regis-tered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's be-half. Such beneficial owner must, prior to com-pleting and executing the Letter of Transmittal and delivering its Old Notes, either make appro-priate arrangements to register ownership of the Old Notes in such beneficial owner's name or ob-tain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery           Holders of Old Notes who wish to tender their Old
 Procedures.................  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the letter of Transmittal to the Ex-change Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The
                              Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......
                              The Company will accept for exchange any and all Old Notes which are properly tendered in the Ex-change Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes is-sued pursuant to the Exchange Offer will be de-livered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds.............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  State Street Bank & Trust Company.

                                 THE NEW NOTES

General.....................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the new Notes bear a Series B designation, (ii) the New Notes will be issued in a transaction that has been regis-tered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Reg-istration Rights Agreement, including the provi-sions providing for liquidated damages in certain circumstances relating to the timing of the Ex-change Offer, which rights will terminate when the Exchange Offer is consummated. See "The Ex-change Offer--Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the ben-efits of the Indenture. See "Description of Notes." The Old Notes and the New Notes are re-ferred to herein collectively as the "Notes."

Maturity Date...............  July 15, 2007

Interest and Payment          January 15 and July 15 of each year, commencing
 Dates......................  January 15, 1998.

Optional Redemption.........  The New Notes are redeemable, in whole or in part, at the option of the Company on or after July 15, 2002, at the redemption prices set forth herein plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to July 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued with the net cash proceeds of one or more Equity Offerings (as defined), at a redemption price equal to 110.25% of principal amount to be redeemed plus accrued interest to the redemption date; provided that at least $65.0 million of the aggregate principal amount of Notes remains outstanding immediately after any such redemption.

Change of Control...........  Upon a Change of Control, the Company will be ob-
                              ligated to make an offer to repurchase all of the outstanding New Notes at a price equal to 101% of the principal amount thereof plus accrued and un-paid interest, if any, to the date of repurchase. See "Description of Notes--Change of Control." The Company may not have sufficient cash to re-deem the New Notes upon a Change of Control. See "Risk Factors--Change of Control."

Ranking.....................
                              The New Notes will be, as the Old Notes (which they replace) are, general unsecured obligations of the Company, subordinated in right of payment to all Senior Debt (as defined) of the Company, including borrowings under the Credit Agreement. As of September 30, 1997, the Company had approx-imately $224.5 million of Senior Debt outstand-ing. The Indenture permits the Company to incur additional indebtedness, including Senior Debt, subject to certain limitations.

Guarantees..................  The New Notes will be, as the Old Notes (which they replace) are, guaranteed on a senior subor-dinated basis by the Guarantors. The Guarantees will be full, unconditional and joint and sever-al. The Guarantees will be general unsecured ob-ligations of the Guarantors and will be subordi-nated in right of payment to all existing and fu-ture Senior Debt of such Guarantors, which will include any guarantee by such Guarantors of the Company's indebtedness under the Credit Agree-ment.

Certain Covenants...........  The Indenture contains certain covenants that limit the ability of the Company and its subsidi-aries to, among other things, incur additional indebtedness and issue preferred stock, pay divi-dends or make certain other Restricted Payments (as defined), enter into certain transactions with affiliates, create liens, merge or consoli-date with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company, issue or sell capital stock or wholly-owned subsidiaries and engage in other lines of business.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the investment in the Notes.

                SUMMARY HISTORICAL AND UNAUDITED PRO FORMA DATA

  The summary consolidated results of operations data for the years ended December 31, 1996, 1995 and 1994 and balance sheet data as of December 31, 1996 and 1995 set forth below are derived from the Company's consolidated financial statements included elsewhere in this Prospectus; such data as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are derived from the Company's unaudited interim financial statements included elsewhere in this Prospectus. The summary unaudited pro forma data for the year ended December 31, 1996 and for the nine month period ended September 30, 1997, are derived from the Unaudited Pro Forma Financial Data included elsewhere in the Prospectus. The Unaudited Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if the transactions referred therein had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Unaudited Pro Forma Financial Data should be read in conjunction with the "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of the Company, of GenCorp RPD, of Rockwell Plastics (as defined) and of Goodyear-Jackson and the related notes thereto (collectively, the "Financial Statements") included elsewhere in this Prospectus.

                                                                                                        PRO FORMA
                                                                                                         TWELVE
                                                                                                         MONTHS
                                                                                                          ENDED
                                 YEAR ENDED DECEMBER 31,          NINE MONTHS ENDED SEPTEMBER 30,     SEPTEMBER 30,
                          -------------------------------------- -----------------------------------  -------------
                                                      PRO FORMA                           PRO FORMA
                          1994(1)    1995   1996(2)   1996(5)(7)  1996(2)     1997(3)      1997(4)     1997(5)(7)
                          -------- -------- --------  ---------- ----------  ----------  -----------  -------------
                                                         (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS
 DATA:
Sales...................  $190,944 $297,746 $346,026   $509,702  $  264,086  $  296,396  $  363,229     $474,798
Gross profit............    31,489   43,853   51,284     67,843      40,806      41,289      47,628       66,176
Selling, general and
 administrative
 expenses...............    15,312   17,678   26,240     34,102      17,654      20,955      23,605       32,491
Income from operations..    16,177   26,175   25,044     33,741      23,152      20,334      24,023       33,685
Interest expense........     6,161   12,388   23,190     29,791      16,942      19,796      22,911       32,203
Other income (expense)..       657      746     (180)       (76)       (145)       (145)       (145)         (21)
Income (loss) before
 income taxes...........    10,673   14,533    1,674      3,874       6,065         393         967        1,461
Income before
 extraordinary item.....    12,123    9,123    1,109      2,458       4,040         236         539          653
Net income (loss)(6)....    12,123    4,697    1,109      2,458       4,040      (8,916)
OTHER DATA:
Depreciation and
 amortization...........  $  8,952 $ 16,715 $ 21,319   $ 32,401  $   15,773  $   18,129  $   24,113     $ 32,492
Capital expenditures....     3,972   10,646    9,630     22,275       6,958      14,396      16,207       22,622
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........  $ 24,887 $ 25,544 $ 37,529             $   57,349  $   56,015
Total assets............   189,317  175,115  262,230                253,308     374,891
Long-term debt, less
 current portion........   124,500  177,133  224,112                230,809     318,987

                                                   (Footnotes on following page)

--------
(1) In August 1994, the Company acquired substantially all the assets of the Plastics Products Business ("Rockwell Plastics") of Rockwell International Corporation ("Rockwell"), and such transaction was accounted for as a purchase. The operating results of Rockwell Plastics are included in the consolidated operating results from August 1, 1994. Also, effective August 1, 1994, the stockholders of Wolf Engineering Corporation ("Wolf"), Voplex Corporation ("Voplex") and Voplex of Canada, Inc. ("Voplex Canada") formed the Company, and contributed the shares of such businesses or merged such businesses, as the case may be, into the Company. This transaction constituted a combining of interests under common control, and was accounted for in a manner similar to a pooling of interests.
(2) In March 1996, the Company acquired GenCorp RPD for a purchase price of approximately $32 million. The operating results of GenCorp RPD are included in the consolidated operating results from March 1, 1996.

(3) In February 1997, the Company acquired APX for a purchase price of $2.4 million. The operating results of APX are included in the consolidating operating results from February 1, 1997. Effective July 1, 1997, the Company completed the Goodyear-Jackson Acquisition and the Eagle-Picher Acquisition. The operating results of Goodyear-Jackson and Eagle-Picher are included in historical results from July 1, 1997.

(4) The Summary Unaudited Pro Forma Data are derived from the Unaudited Pro Forma Financial Data included elsewhere in this Prospectus. The pro forma results of operations data for 1996 give effect to: (i) the GenCorp Acquisition; (ii) the APX Acquisition; (iii) the Eagle-Picher Acquisition;
    (iv) the Goodyear-Jackson Acquisition; and (v) the completion of the Initial Offering and the Credit Agreement and application of the net proceeds therefrom, as if each had occurred on January 1, 1996. The pro forma results of operations data for the nine months ended September 30, 1997 give effect to items (ii), (iii), (iv) and (v), as if these had occurred at January 1, 1996.

(5) The Summary Unaudited Pro Forma Data for the twelve months ended September 30, 1997, have been derived by combining the pro forma financial data for the year ended December 31, 1996, with the pro forma financial data for the nine month period ended September 30, 1997, and deducting the pro forma financial data for the nine month period ended September 30, 1996. These pro forma data are presented for the purpose of additional information and analysis, and are not a required part of the Unaudited Pro Forma Financial Data. Such financial data give effect to the APX Acquisition, the Eagle-Picher Acquisition, the Goodyear-Jackson Acquisition, the Initial Offering and the Credit Agreement and application of the net proceeds therefrom, as if such items had occurred at the beginning of the period.
(6) On August 1, 1994, the Company changed its tax status from Subchapter S to Subchapter C; in 1993, the Company's earnings were included in the taxable income of the Company's stockholders. If the Company had operated as a Subchapter C corporation for the full year ended December 31, 1994, the income tax provision would have been approximately $4.1 million, and net income would have been approximately $6.6 million. See Note 12 to the Company's financial statements included elsewhere in this Prospectus.
(7) The Company has identified additional cost savings that it expects to derive from the elimination of certain corporate overhead allocations charged to the acquired Eagle-Picher and Goodyear-Jackson operations. The Company expects to realize additional cost savings aggregating $2.5 million, net of incremental Cambridge overhead costs, annually. These additional cost savings are not reflected in the pro forma results of operations as they are not viewed as directly related to the Eagle-Picher and Goodyear-Jackson Acquisitions. See "Unaudited Pro Forma Financial Data."

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before tendering the Old Notes for the New Notes. This Prospectus contains forward-looking statement that involve risk and uncertainties. Actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those identified below as well as those discussed elsewhere in this Prospectus.

LEVERAGE; STOCKHOLDER'S DEFICIT

  As a result of the 1995 Transaction and the Company's borrowings in connection with the acquisitions of GenCorp RPD, APX, Eagle-Picher and Goodyear-Jackson, the Company is highly leveraged. The Company has a stockholder's deficit which, at September 30, 1997, was approximately $71.3 million. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's indebtedness was approximately $324.5 million as of September 30, 1997. In addition, subject to the restrictions in the Credit Agreement and the Indenture, the Company and its subsidiaries may incur additional indebtedness (including additional Senior Debt) from time to time to finance acquisitions or capital expenditures or for other purposes.

  The level of the Company's indebtedness could have important consequences to holders of the Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, research and development or acquisitions may be limited; and (iii) the Company's substantial leverage may make it more vulnerable to adverse economic conditions and limit its ability to withstand competitive pressures or take advantage of business opportunities.

  The Company's ability to pay principal and interest on the Notes and to satisfy its other debt obligations depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control as well as the availability of revolving credit borrowings under the Credit Agreement or a successor facility. The Company anticipates that its operating cash flow, together with borrowings under the Credit Agreement, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. If the Company is unable to service its indebtedness, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness (which could include the Notes), or seeking additional equity capital. There is no assurance that any of these remedies can be effected on satisfactory terms, if at all.

SUBORDINATION OF NOTES AND THE GUARANTEES

  The Notes and the Guarantees are and will be subordinated in right of payment to all Senior Debt of the Company and the Guarantors, respectively. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company or the Guarantors will be available to pay obligations on the Notes only after all Senior Debt of the Company or the Guarantors, as the case may be, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Company had approximately $224.5 million of Senior Debt outstanding at September 30, 1997. Additional Senior Debt may be incurred by the Company and the Guarantors from time to time, subject to certain restrictions. Although the Indenture generally provides that a Subsidiary (as defined) may incur indebtedness only if such Subsidiary agrees to guarantee the Notes on a senior subordinated basis, a Foreign Subsidiary (as defined) may incur an unlimited amount of indebtedness without providing a Guarantee. If indebtedness is incurred by a Foreign Subsidiary which is not a Guarantor, the Notes will be structurally subordinated to such indebtedness with respect to the assets of such Subsidiary. See "Description of Notes" and "Description of Credit Agreement." The holders of the Notes have no direct claim against the Guarantors other than the claim created by the Guarantees, if any, which may themselves be subject to legal challenge in the event of the bankruptcy or insolvency of a Guarantor. See "--Fraudulent Conveyance Considerations." If such a challenge were upheld, the Guarantees would be invalidated and unenforceable. To the extent that the Guarantees are held to be unenforceable or have been released pursuant to the terms of the Indenture, the rights of holders of the Notes to participate in any distribution of assets of any Guarantor upon liquidation, bankruptcy or reorganization may, as is the case with other unsecured creditors of the Company, be subject to prior claims against such Guarantor.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS

  The Indenture restricts, among other things, the Company's and the Guarantors' ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur indebtedness that is subordinate in right of payment to any Senior Debt and senior in right of payment to the Notes, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Credit Agreement contains other and more restrictive covenants and prohibits the Company and its subsidiaries from prepaying other indebtedness (including the Notes). The Credit Agreement also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the Credit Agreement and/or the Indenture. Upon the occurrence of an event of default under the Credit Agreement, the lenders could elect to declare all amounts outstanding under the Credit Agreement, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Senior Debt were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Notes. Substantially all the assets of the Company and its subsidiaries are pledged as security under the Credit Agreement. See "Description of Credit Agreement" and "Description of Notes--Certain Covenants."

INDUSTRY CONDITIONS

  The Company's business is tied to the North American vehicle industry which is highly cyclical and dependent on consumer spending and general economic conditions in North America. There can be no assurance that North American automotive production will not decline in the future or that the Company will be able to utilize any additional capacity it adds in the future. Economic factors adversely affecting automotive sales and production and consumer spending could adversely impact the Company's sales and its operating results. See "Business--Automobile and Light Truck Components Industry." In addition, the growing trend among OEMs to reduce their supplier base and to reduce costs while increasing quality control puts great pressure on suppliers such as the Company.

  Many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where the Company's products are included in assembled vehicles. These events could have a material adverse effect on the Company's results of operations.

INDUSTRY CONSOLIDATION

  The automotive plastic component supply industry has undergone, and is likely to continue to experience, consolidation. See "Business--Automobile and Light Truck Components Industry--Consolidation of Supplier Base by OEMs." The Company believes that in order for it to maintain and enhance its position as a Tier 1 supplier to OEMs, it is important that it participate in this consolidation. Accordingly, the Company intends to selectively pursue acquisition targets that will broaden its product and process capabilities. There can be no assurance, however, that it will be successful in consummating such acquisitions or that it will be able to successfully integrate any such acquisitions without adversely affecting the Company's financial position or results of operations.

COMPETITION

  The Company's industry is highly competitive. A large number of actual or potential competitors exist, including the internal component operations of the OEMs as well as independent suppliers, some of which are larger than the Company and have substantially greater resources. There can be no assurance that the Company's business will not be adversely affected by increased competition in the market in which it currently operates or in markets in which it will operate in the future, or that the Company will be able to improve or maintain its profit margins on sales to OEMs. In addition, the Company principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. Although the Company has been successful in obtaining significant new business on new models, there can be no assurance that the Company will continue to be able to obtain such new business. Certain of the Company's competitors currently are larger, have greater operating flexibility and have greater financial resources than the Company. See "Business--Competition."

RELIANCE ON MAJOR CUSTOMERS

  For the year ended December 31, 1996, on a pro forma basis (including the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition), approximately 24.9% of the Company's sales were to General Motors, approximately 35.4% of the Company's sales were to Ford and approximately 8.1% of the Company's sales were to Chrysler. Sales to these customers consist of a large number of different parts, tooling and other services, which are sold to separate divisions and operating groups within each customer's organization. Although the Company believes that its overall relations with customers are good, there can be no assurance that such customers will continue to purchase the Company products, continue with a particular vehicle program or purchase the Company's products for any successor vehicle program. The loss of any one of such customers, or a significant decrease in demand for certain models or a group of related models sold by any of its major customers, could have a material adverse effect on the Company. The failure of the Company to obtain new business for new models or to retain or increase business on redesigned existing models could have a material adverse effect on the Company. Decline in the production of new North American vehicles, due to reductions in North American vehicle demand or an increase in the share of the North American vehicle market by foreign OEMs manufacturing in their home countries, could have a material adverse effect on the Company. Moreover, because sales are typically secured during the two to five year vehicle model development period prior to marketing to the public, there can be no assurance that efforts to replace any lost sales, if successful, would yield cash revenues in time to prevent a material adverse effect on the Company. See "Business--Customers."

  Automotive suppliers are under constant pressure to reduce product prices. General Motors, Ford and Chrysler have established policies which do not permit price increases, even though underlying material or other costs may have increased due to circumstances beyond a supplier's control. Most of the Company's products are manufactured using petroleum-based plastic resins. The price of petroleum, while relatively stable in recent years, has experienced wide fluctuations in the past. Significant increases in the price of petroleum could result in increased cost of the Company's principal raw materials which, if not recoverable from the Company's customers, could have a material adverse effect on the Company's results of operations.

  At the same time, OEMs continue to pressure suppliers such as the Company to reduce costs, to increase quality control and, in some cases, to share cost savings with them through a reduction of parts prices. Although the Company believes that its prices will remain competitive, there can be no assurance that it will be able to improve or maintain its profit margins on sales to OEMs.

INTEGRATION OF ACQUISITIONS

  Although the Company has successfully integrated a number of significant operations in the past and believes that it has developed comprehensive plans to integrate Eagle-Picher and Goodyear-Jackson, no assurance can be given that the integration of Eagle-Picher, Goodyear-Jackson or future acquisitions will be successful or that the anticipated strategic benefits of Eagle-Picher, Goodyear-Jackson or of future acquisitions will be realized. If the Company is unable to successfully integrate Eagle-Picher, Goodyear-Jackson or future acquisitions, the Company's results from operations may be adversely affected. See "Business--The Eagle-Picher Acquisition" and "--The Goodyear-Jackson Acquisition."

ENVIRONMENTAL MATTERS

  Like similar companies, the Company's operations and properties are subject to extensive federal, state, local and foreign regulation under environmental laws and regulations concerning, among other things, emissions into the air, discharges into the water, the remediation of contaminated soil and groundwater, and the generation, handling, storage, transportation, treatment and disposal of waste and other materials (collectively, "Environmental Laws"). Violations of these Environmental Laws can result in civil or criminal penalties being levied against the Company or in a cease and desist order against the operations that are not in compliance. Inherent in manufacturing operations and property use or ownership is the risk of environmental liabilities as a result of both current and past operations, which liabilities cannot be predicted with certainty. The Company has incurred and will continue to incur costs, on an ongoing basis, associated with compliance and liability under Environmental Laws in its business. In 1994, the Company determined that certain of its facilities evidenced soil and groundwater contamination in excess of applicable state cleanup levels. It also determined that the facilities acquired from Rockwell had certain contamination and non-compliance issues. The Company is indemnified by Rockwell for certain pre-existing environmental exposures associated with the former Rockwell plants, subject to a maximum aggregate contribution by the Company of $0.6 million and to the survival period of Rockwell's environmental representations and warranties, which expire July 2004. In 1996, the Company consummated the GenCorp Acquisition. The Company did not assume any liabilities arising from pre-existing violations of Environmental Laws, pre-existing contamination at GenCorp RPD facilities or off-site disposal of waste materials. The Company is indemnified for such non-assumed liabilities (the "GenCorp Indemnity"). As part of the GenCorp Acquisition, the Company determined that certain former GenCorp RPD facilities were not in complete compliance with Environmental Laws. The Company has subsequently brought the facilities into substantial compliance.

  In connection with the Eagle-Picher Acquisition, the Company has determined that certain Eagle-Picher facilities are not in complete compliance with Environmental Laws, face potential exposure for past off-site disposal of waste materials and contain hazardous materials in soil, sediments and groundwater in excess of applicable regulatory standards. Under the terms of the Eagle-Picher Acquisition, Eagle-Picher agreed to remediate all identified on-site contamination above state industrial standards as presently calculated or as materially changed prior to 2003. Eagle-Picher also indemnified the Company for any fines or penalties arising out of certain identified non-compliance issues. Eagle-Picher also agreed to indemnify the Company for unidentified on-site contamination for a period of four years. The total maximum exposure to Eagle-Picher for such remediation of unidentified contamination, unidentified pre-existing non-compliance issues and additional remediation necessary due to a change in clean-up standards is $3.25 million. Based upon its pre-acquisition due diligence, the Company does not expect any such liabilities to exceed this $3.25 million limit. In addition, the Company is indemnified by Eagle-Picher for any off-site disposal liabilities arising under Environmental Laws.

  In connection with the Goodyear-Jackson Acquisition, the Company has determined that the Jackson facility may not be in complete compliance with Environmental Laws, may face potential exposure for past off-site disposal of waste materials and may contain hazardous materials in soil and groundwater in excess of applicable regulatory standards. Under the terms of the Goodyear-Jackson Acquisition, Goodyear agreed to indemnify the Company for all costs associated with pre-existing non-compliance issues. In addition, subject to a maximum payment of $1.0 million, Goodyear agreed to reimburse the Company for further investigation and necessary repairs of the causes or sources of the contamination. After completion of the foregoing investigation and repairs, Goodyear agreed to remediate all identified on-site contamination at the facility and to make reasonable efforts to obtain a covenant not to sue under applicable state law. With respect to any unidentified environmental costs, including unidentified on-site contamination or unidentified pre-existing non-compliance with Environmental Laws, Goodyear agreed to indemnify the Company for a period of three years following the closing, with the Company agreeing to bear the first $0.25 million of such unidentified environmental costs and to share in some portion of the costs thereafter. Goodyear's maximum exposure for any unidentified environmental costs is limited to $2.5 million.

  A number of the Company's facilities are likely to be required to comply with Titles III and V of the Clean Air Act ("CAA"). The cost of such compliance could be material. Title III of the CAA includes provisions requiring the implementation of Maximum Achievable Control Technology (MACT) to reduce emissions of certain hazardous air pollutants, including styrene, at certain manufacturing facilities emitting designated quantities of such pollutants. Air pollution controls to address styrene emissions could cost approximately $1.0 million per facility and, if MACT is ultimately required in connection with both the manufacture and use of this compound, may be required at three to five of the Company's facilities.

  Based upon the Company's experience to date, as well as the existence of certain remediation and indemnification agreements obtained in connection with those acquisitions described above, the Company believes that the future cost of compliance with existing Environmental Laws and liability for identified environmental claims will not have a material adverse effect on the Company's business, results of operations or financial position. However, future events, such as new information, more vigorous enforcement policies of regulatory agencies, stricter or different interpretations of existing Environmental Laws, changes in existing Environmental Laws or their interpretation, or the failure of indemnitors to fulfill their contractual obligations, may give rise to additional costs or claims that could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Environmental Matters."

PURCHASE OF THE NOTES UPON CHANGE OF CONTROL

  Upon a Change of Control, the Company is required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest to the date of purchase. The source of funds for any such purchase will be the Company's available cash or cash generated from operating or other sources, including borrowing, sales of assets, sales of equity or funds provided by a new controlling person. A Change of Control will likely trigger an event of default under the Credit Agreement which will permit the lenders thereto to accelerate the debt under the Credit Agreement. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes tendered, or that, if applicable, restrictions in the Credit Agreement will allow the Company to make such required repurchases. See "Description of Notes--Change of Control."

FRAUDULENT CONVEYANCE CONSIDERATIONS

  The incurrence by the Company and the Guarantors of the indebtedness evidenced by the Notes and the Guarantees is subject to review under relevant U.S. federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or a lawsuit by or on behalf of creditors of the Company or the Guarantors. Under these statutes, a court could subordinate all or part of such indebtedness to presently existing and future indebtedness of the Company or the Guarantors, as the case may be, avoid the issuance of such indebtedness and direct the repayment of any amounts paid thereunder to the Company's or the Guarantors', as the case may be, creditors or take other action detrimental to the holders of such indebtedness, if at the time the Notes were issued and the proceeds applied: (i) the Company or the Guarantors incurred such indebtedness or the Company applied the proceeds with the intent of hindering, delaying or defrauding creditors; or (ii) the Company or the Guarantors received less than a reasonably equivalent value or fair consideration for incurring such indebtedness and, after so applying the proceeds, the Company or the Guarantors (a) was insolvent or rendered insolvent by reason of such transactions, (b) was engaged in a business or transaction for which the assets remaining with the Company or the Guarantors constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under Fraudulent Conveyance Statutes).

  The holders of the Notes will have the benefit of the Guarantees. However, the Guarantees will be limited to the maximum amount the Guarantors are permitted to guarantee under applicable law. As a result, the Guarantors' liability under their Guarantees could be reduced to zero, depending upon the amount of other obligations of the Guarantors. Notwithstanding such provision, such Guarantees may be subject to review by a court under relevant fraudulent conveyance statutes and, if a court makes certain findings, it could take certain actions detrimental to the holders of the Notes. The Guarantees may also be released under certain circumstances. See "Description of Notes-- Guarantees."

  Based upon the financial and other information currently available to it, each of the Company and the Guarantors believes that the indebtedness and obligations evidenced by the Notes and the Guarantees will be incurred and the proceeds of the Notes will be used for proper purposes and in good faith. Each of the Company and the Guarantors believes that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Notes and the Guarantees, the Company will be solvent and will have sufficient capital to carry on the business and that it will pay its debts as they mature. No assurance can be given, however, that a court would concur with such beliefs and positions.

  In the event the Guarantee of a Guarantor is voided as a fraudulent conveyance, holders of the Notes would effectively be subordinated to all indebtedness and other liabilities and commitments of such Guarantor.

  The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the company is unable to pay its debts as they become due in the usual course of its business or the sum of the company's debts is greater than all of the company's property at a fair valuation or if the present fair salable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature.

  In rendering their opinions with respect to the validity of the Old Notes and the Guarantees, counsel for the Company and the Guarantors and counsel for the Initial Purchaser did not express any opinion as to the applicability of federal or state statutes relating to fraudulent conveyances and obligations.

ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE NOTES

  The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for New Notes by holders who are entitled to participate in this Exchange Offer. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes, but it is not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

  This Prospectus contains certain forward-looking statements, including, without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular statements relating to the Company's business and growth strategy. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this Prospectus and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as described herein.

  The gross proceeds of $100.0 million from the Initial Offering, together with borrowings under the Credit Agreement, were used to consummate the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition, to repay existing indebtedness and to pay related fees and expenses.

  The following table illustrates the sources and uses of funds from the Initial Offering and the Credit Agreement.

                                                                 AMOUNTS
                                                          ---------------------
                                                          (DOLLARS IN MILLIONS)
   SOURCES OF FUNDS
   Credit Agreement(1)...................................        $205.1
   Initial Offering......................................         100.0
                                                                 ------
     Total Sources of Funds..............................        $305.1
                                                                 ======
   USES OF FUNDS
   Purchase price of Eagle-Picher Acquisition............        $ 32.2
   Purchase price of Goodyear-Jackson Acquisition........          37.6
   Repay debt under Previous Credit Agreement(2).........         189.4
   Repurchase Holdings' Senior Subordinated Notes(3).....          14.9
   Repurchase Holdings' Junior Subordinated Notes(4).....           5.1
   Repurchase Existing Senior Subordinated Notes(5)......          11.9
   Fees and expenses(6)..................................          14.0
                                                                 ------
     Total Uses of Funds.................................        $305.1
                                                                 ======

--------
(1) The Credit Agreement consists of $205.0 million in aggregate principal amount of term loans and a $75.0 million revolving credit facility, of which $0.1 million was drawn upon consummation of the Initial Offering, the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition. See "Description of Credit Agreement."
(2) The amount shown for repayment was the Company's balance of debt outstanding under a credit agreement among the Company, as borrower, Holdings, as guarantor, and Bankers Trust Company, as agent, as amended and restated as of March 1, 1996 (the "Previous Credit Agreement"), at July 10, 1997, the closing date under the Credit Agreement. Of the total repayment of approximately $189.4 million, (i) approximately $50.2 million accrued interest at 8.00%; (ii) approximately $45.8 million accrued interest at 8.50%; (iii) approximately $51.5 million accrued interest at 9.00%; (iv) approximately $22.9 million accrued interest at 9.25%; and (v) approximately $19.0 million accrued interest at approximately 9.5% under a variable rate revolving credit agreement.
(3) Holdings' 8% Notes due 2006 ("Holdings' Senior Subordinated Notes") issued in the aggregate principal amount of $13.75 million to GenCorp Inc. in connection with the GenCorp Acquisition, plus $1.1 million in accrued, unpaid interest for the year ended March 1, 1997, which was capitalized into the amended and restated Holdings' Senior Subordinated Notes on June 27, 1997. The Holdings' Senior Subordinated Notes bear interest at 8% and mature on March 1, 2006.
(4) Holdings' 12% Junior Subordinated Notes due 2005 ("Holdings' Junior Subordinated Notes") issued in the aggregate principal amount of $5.1 million to the Bain MezFunds (as defined) in connection with the GenCorp Acquisition. Such amounts include an original issue discount of $0.2 million.
(5) The Company's 12% Senior Subordinated Notes due 2005 ("Existing Senior Subordinated Notes") issued in the aggregate principal amount of $11.9 million to the Bain MezFunds in connection with the 1995 Transaction. Such amounts include original issue discount of $0.1 million.
(6) Includes discounts to the Initial Purchaser, bank fees, financial advisory fees and legal, accounting and other costs payable or reimbursable by the Company in connection with the Initial Offering and related transactions.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at September 30, 1997. This table should be read in conjunction with the Selected Historical and Unaudited Pro Forma Financial Data and the Financial Statements included elsewhere in this Prospectus. The Exchange Offer has no effect on the Company's capitalization at September 30, 1997.

                                                            SEPTEMBER 30, 1997
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Long term debt (including current portion):
  Credit Agreement(1)....................................       $ 224,500
  Initial Offering.......................................         100,000
                                                                ---------
    Total long-term debt.................................         324,500
                                                                ---------
    Total stockholder's deficit..........................         (71,265)
                                                                ---------
    Total capitalization.................................       $ 253,235
                                                                =========

--------

(1) Excludes letters of credit in the aggregate face amount of $3.9 million.

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma financial data (the "Unaudited Pro Forma Financial Data") for the nine months ended September 30, 1997 and for the year ended December 31, 1996 have been derived by the application of pro forma adjustments to the financial statements of the Company included elsewhere in this Prospectus. The pro forma results of operations data for the year ended December 31, 1996 give effect to: (i) the GenCorp Acquisition; (ii) the APX Acquisition; (iii) the Eagle-Picher Acquisition; (iv) the Goodyear-Jackson Acquisition; and (v) the completion of the Initial Offering and the Credit Agreement and application of the proceeds therefrom, as if each had occurred on January 1, 1996. The pro forma consolidated statement of operations data for the nine months ended September 30, 1997 give effect to (ii), (iii), (iv) and (v) as if each had occurred on January 1, 1996. The adjustments are described in the accompanying notes. The Exchange Offer has no effect on the Unaudited Pro Forma Financial Data. The Unaudited Pro Forma Financial Data do not purport to represent what the Company's results of operations actually would have been if those transactions had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The Unaudited Pro Forma Financial Data should be read in conjunction with "Selected Historical Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

        UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS--PRO FORMA BASIS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                             ADJUSTMENTS
                                    ---------------------------------------------------------------
                                    GENCORP AND        INITIAL          EAGLE-         GOODYEAR-
                                        APX          OFFERING AND       PICHER          JACKSON       PRO
                          CAMBRIDGE ACQUISITIONS   CREDIT AGREEMENT ACQUISITION (8) ACQUISITION (8)  FORMA
                          --------- ------------   ---------------- --------------- --------------- --------
                                                       (DOLLARS IN THOUSANDS)
Sales...................  $346,026    $14,671 (1)                       $79,363 (2)     $53,899(3)  $509,702
                                       15,743 (4)
Cost of sales...........   294,742      9,624 (1)                        74,646 (2)      46,560(3)   441,859
                                       16,287 (4)
                          --------    -------           -----           -------         -------     --------
Gross profit............    51,284      4,503                             4,717           7,339       67,843
Selling, general and
 administrative                           469 (1)
 expenses...............    26,240      1,593 (4)                         2,965 (2)       2,835(3)    34,102
                          --------    -------           -----           -------         -------     --------
Income from operations..    25,044      2,441                             1,752           4,504       33,741
Other expense (income):
  Interest expense......    23,190        663 (4)       $(381)(5)         2,819 (2)       3,287(3)    29,791
                                          213 (1)
  Other, net............       180        (91)(4)                           (13)(2)                       76
                          --------    -------           -----           -------         -------     --------
Income (loss) before
 income tax.............     1,674      1,656             381            (1,054)          1,217        3,874
Income tax expense
 (benefit)..............       565        613 (6)         141 (6)          (390)(6)         487(6)     1,416
                          --------    -------           -----           -------         -------     --------
Net income (loss).......  $  1,109    $ 1,043           $ 240           $  (664)        $   730     $  2,458
                          ========    =======           =====           =======         =======     ========
Other Data:
Ratio of earnings to
 fixed charges (7)......      1.07                                                                      1.13




           See Notes to Unaudited Pro Forma Statements of Operations.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

        UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS--PRO FORMA BASIS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                     ADJUSTMENTS
                                    -----------------------------------------------
                                          APX
                                      ACQUISITION,
                                    INITIAL OFFERING     EAGLE-        GOODYEAR-
                                       AND CREDIT        PICHER         JACKSON
                          CAMBRIDGE    AGREEMENT     ACQUISITION(8)  ACQUISITION(8) PRO FORMA
                          --------- ---------------- --------------  -------------- ---------
                                                (DOLLARS IN THOUSANDS)
Sales...................  $296,396        $556 (1)      $33,008 (2)     $33,269(3)  $363,229
Cost of sales...........   255,107         396 (1)       31,877 (2)      28,221(3)   315,601
                          --------        ----          -------         -------     --------
Gross profit............    41,289         160            1,131           5,048       47,628
Selling, general and
 administrative
 expenses...............    20,955           1 (1)        1,181 (2)       1,468(3)    23,605
                          --------        ----          -------         -------     --------
Income from operations..    20,334         159              (50)          3,580       24,023
Other expense (income):
  Interest expense......    19,796          18 (1)        1,410 (2)       1,643(3)    22,911
                                            44 (5)
  Other, net............       145                                                       145
                          --------        ----          -------         -------     --------
Income before income
 tax....................       393          97           (1,460)          1,937          967
Income tax expense
 (benefit)..............       157          36 (6)         (540)(6)         775(6)       428
                          --------        ----          -------         -------     --------
Income (loss) before
 extraordinary item.....  $    236        $ 61          $  (920)        $ 1,162     $    539
                          ========        ====          =======         =======     ========
Other Data:
Ratio of earnings to
 fixed charges(7).......      1.02                                                      1.04


           See Notes to Unaudited Pro Forma Statements of Operations.

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

(1) Pro forma adjustments to reflect the operations of APX for the year ended December 31, 1996 and for the month ended January 31, 1997. APX results after January 31, 1997 are included in the Company's historical results.

                               YEAR ENDED DECEMBER 31, 1996      MONTH ENDED JANUARY 31, 1997
                             --------------------------------- --------------------------------
                                         PRO FORMA                         PRO FORMA
                             HISTORICAL ADJUSTMENTS  PRO FORMA HISTORICAL ADJUSTMENTS PRO FORMA
                             ---------- -----------  --------- ---------- ----------- ---------
   Sales...................   $10,948     $3,723(a)   $14,671    $ 114       $442(a)    $556
   Cost of sales...........     9,624                   9,624      396                   396
                              -------     ------      -------    -----       ----       ----
   Gross profit............     1,324      3,723        5,047     (282)       442        160
   Selling, general and
    administrative
    expenses...............       469                     469        1                     1
                              -------     ------      -------    -----       ----       ----
   Income from operations..       855      3,723        4,578     (283)       442        159
   Interest expense........                  213(b)       213                  18(b)      18
                              -------     ------      -------    -----       ----       ----
   Income before income
    taxes..................   $   855     $3,510      $ 4,365    $(283)      $424       $141
                              =======     ======      =======    =====       ====       ====

  --------
  (a) Pro forma adjustment to reflect effect of pricing agreement entered into immediately prior to, and as a condition of, the Company's acquisition of APX. The agreement provides for volume-based pricing adjustments for certain major products of APX.

  (b) Pro forma adjustment to interest expense on borrowings under the Previous Credit Agreement, at an average rate of 9%, incurred in connection with the APX Acquisition. Interest expense related to debt incurred in connection with the APX Acquisition is included in the Company's historical results after January 31, 1997.

(2) Pro forma adjustments to reflect the operations of Eagle-Picher for the year ended December 31, 1996 and for the six months ended June 30, 1997. Eagle-Picher operations are included in the Company's historical results from July 1, 1997.

                               YEAR ENDED DECEMBER 31, 1996        SIX MONTHS ENDED JUNE 30, 1997
                            ------------------------------------ ------------------------------------
                                         PRO FORMA                            PRO FORMA
                            HISTORICAL ADJUSTMENTS(C)  PRO FORMA HISTORICAL ADJUSTMENTS(C)  PRO FORMA
                            ---------- --------------  --------- ---------- --------------  ---------
   Sales...................  $79,363                    $79,363   $33,008                    $33,008
   Cost of sales...........   76,533       (1,887)(a)    74,646    33,984       (2,107)(a)    31,877
                             -------      -------       -------   -------      -------       -------
   Gross profit............    2,830        1,887         4,717      (976)       2,107         1,131
   Selling, general and
    administrative
    expenses (c)...........    4,554       (1,589)(a)     2,965     1,976         (795)(a)     1,181
                             -------      -------       -------   -------      -------       -------
   Income (loss) from
    operations.............   (1,724)       3,476         1,752   (2,952)        2,902           (50)
   Other expense (income):
     Interest expense......                 2,819 (b)     2,819                  1,410 (b)     1,410
     Other, net............      (13)                       (13)                                 --
                             -------      -------       -------   -------      -------       -------
   Income (loss) before
    income taxes...........  $(1,711)     $   657       $(1,054)  $(2,952)     $ 1,492       $(1,460)
                             =======      =======       =======   =======      =======       =======

  --------
  (a) Pro forma adjustments to cost of sales and selling, general and administrative expense, as follows:

                                      YEAR ENDED           SIX MONTHS ENDED
                                  DECEMBER 31, 1996         JUNE 30, 1997
                                ----------------------- -----------------------
                                            SELLING,                SELLING,
                                COST OF   GENERAL AND   COST OF   GENERAL AND
                                 SALES   ADMINISTRATIVE  SALES   ADMINISTRATIVE
                                -------  -------------- -------  --------------
   Increased depreciation due
    to excess of fair value of
    assets over historical
    cost....................... $ 1,972     $   104     $   986      $  52
   Elimination of defined
    benefit pension plans......    (516)                   (258)
   Staff reductions in
    recognition of duplication
    of sales forces and
    administrative personnel
    (i)........................             $(1,693)                  (847)
   Elimination of loss related
    to commitments under
    acquired contracts (ii)....  (3,343)                 (2,835)
                                -------     -------     -------      -----
   Total pro forma
    adjustments................ $(1,887)    $(1,589)    $(2,107)     $(795)
                                =======     =======     =======      =====

  --------
   (i) Sales force reductions principally represent duplicative automotive sales personnel. Management expects to service Eagle-Picher automotive customers through the Company's existing sales force and does not anticipate any reduction in sales volumes or revenues as a result of staff reductions. Related severance costs are accrued on the pro forma balance sheet.

   (ii) The Company evaluates the anticipated profitability of sales contracts on a vehicle platform basis. Had the Eagle-Picher Acquisition taken place at the beginning of 1996, the Company's purchase accounting at that date would have included an accrual for anticipated losses on acquired sales contracts in order to conform accounting methods. Losses on such contracts for the year ended December 31, 1996 and the six months ended June 30, 1997 would have been charged against the accrual and therefore would not have been included in the Company's operating results for those periods.

  (b) Pro forma adjustment to interest expense to reflect borrowings under the Credit Agreement, at an average rate of 8.75%, incurred in connection with the Eagle-Picher Acquisition.

  (c) See additional information in footnote (8).

(3) Pro forma adjustments to reflect the operations of Goodyear-Jackson for the year ended December 31, 1996 and the six months ended June 30, 1997. Goodyear-Jackson operations are included in the Company's historical results from July 1, 1997.

                               YEAR ENDED DECEMBER 31, 1996        SIX MONTHS ENDED JUNE 30, 1997
                            ------------------------------------ ------------------------------------
                                         PRO FORMA                            PRO FORMA
                            HISTORICAL ADJUSTMENTS(C)  PRO FORMA HISTORICAL ADJUSTMENTS(C)  PRO FORMA
                            ---------- --------------  --------- ---------- --------------  ---------
   Sales ..................  $53,899                    $53,899   $33,269                    $33,269
   Cost of sales ..........   46,864         (304)(a)    46,560    28,373         (152)(a)    28,221
                             -------      -------       -------   -------      -------       -------
   Gross profit ...........    7,035          304         7,339     4,896          152         5,048
   Selling, general and
    administrative
    expenses(c)............    2,169                      2,169     1,176                      1,176
                             -------      -------       -------   -------      -------       -------
   Income from operations
    .......................    4,866          304         5,170     3,720          152         3,872
   Interest expense .......                 3,287 (b)     3,287                  1,643 (b)     1,643
   Corporate franchise
    fee(c) ................      666                        666       292                        292
                             -------      -------       -------   -------      -------       -------
   Income before income
    taxes .................  $ 4,200      $(2,983)      $ 1,217   $ 3,428      $(1,491)      $ 1,937
                             =======      =======       =======   =======      =======       =======

  --------
  (a) Pro forma adjustments to cost of sales, as follows:

                                                                      SIX MONTHS
                                                          YEAR ENDED    ENDED
                                                         DECEMBER 31,  JUNE 30,
                                                             1996        1997
                                                         ------------ ----------
                                                           COST OF     COST OF
                                                            SALES       SALES
                                                         ------------ ----------
     Increased depreciation due to excess of fair value
      of assets over historical cost...................    $ 1,617      $ 809
     Reduced pension and other postretirement benefit
      expense related to retired employees (obligations
      retained by seller)..............................     (1,921)      (961)
                                                           -------      -----
     Total pro forma adjustments.......................    $  (304)     $(152)
                                                           =======      =====

  --------
  (b) Pro forma adjustment to interest expense to reflect borrowings under the Credit Agreement, at an average rate of 8.75%, incurred in connection with Goodyear-Jackson Acquisition.
  (c) See additional information in footnote (8).

(4) Pro forma adjustments to reflect the operations of GenCorp for the two months ended February 29, 1996. After February 29, 1996, operating results of GenCorp are included in the Company's historical results.

                                             TWO MONTHS ENDED FEBRUARY 29,
                                                          1996
                                            ----------------------------------
                                                        PRO FORMA
                                            HISTORICAL ADJUSTMENTS   PRO FORMA
                                            ---------- -----------   ---------
   Sales ..................................  $15,743                  $15,743
   Cost of sales ..........................   17,361     (1,074)(a)    16,287
                                             -------     ------       -------
   Gross profit ...........................   (1,618)     1,074          (544)
   Selling, general and administrative
    expenses ..............................    1,650        (57)(b)     1,593
                                             -------     ------       -------
   Income from operations .................   (3,268)     1,131        (2,137)
   Other expense (income):
     Interest expense .....................                 663 (c)       663
     Other, net ...........................      (91)                     (91)
                                             -------     ------       -------
   Income before income taxes .............  $(3,177)    $  468       $(2,709)
                                             =======     ======       =======

  --------
  (a) To reflect reduced pension and other postretirement benefit expense and other restructuring of employee benefits.
  (b) Reflects reduced pension and other postretirement benefit expense and other restructuring of employee benefits.
  (c) Pro forma adjustments to reflect debt incurred in connection with the GenCorp Acquisition. Interest expense related to debt incurred in connection with the GenCorp Acquisition is included in the Company's historical results after February 29, 1996.

     Interest expense on Previous Credit Agreement at an average rate of
      9%................................................................  $378
     Interest expense on Holdings' Junior Subordinated Notes at 12%.....   102
     Interest expense on Holdings' Senior Subordinated Notes at 8%......   183
                                                                          ----
     Total adjustment...................................................  $663
                                                                          ====

(5) Pro forma adjustments to interest expense to reflect the Initial Offering and Credit Agreement for the year ended December 31, 1996 and for the nine months ended September 30, 1997, respectively.

                                                                   NINE MONTHS
                                                      YEAR ENDED      ENDED
                                                     DECEMBER 31, SEPTEMBER 30,
                                                         1996         1997
                                                     ------------ -------------
   Interest expense on the Initial Offering at
    10.25%.........................................    $ 10,250     $  5,125
   Interest expense under the Credit Agreement at
    8.75%..........................................      11,839        5,919
   Amortization of deferred financing costs........       1,221          611
   Commitment fees of 1/2% on unused revolving line
    of credit......................................         375          188
   Amortization of financing costs written off.....      (2,181)      (1,134)
   Interest on refinanced debt.....................     (21,885)     (10,665)
                                                       --------     --------
   Total adjustment................................    $   (381)    $     44
                                                       ========     ========

  The interest on refinanced debt includes the Company's historical interest expense, excluding amortization of deferred financing costs, as well as the incremental interest expense incurred in connection with the GenCorp Acquisition and APX Acquisition, calculated on a pro forma basis as described in Notes 4 and 1, respectively.

  A 1/8% increase in the interest rate under the Credit Agreement would increase interest expense and reduce pre-tax income by $256 for the year ended December 31, 1996 and by $192 for the nine months ended September 30, 1997.

(6) These adjustments record the income tax effect of the pro forma adjustments, assuming a combined federal and state income tax rate of 37%, applicable to the pro forma pre-tax income or loss. The pro forma adjustment for the Goodyear-Jackson Acquisition records income tax on pro forma income before tax at a combined statutory federal and state tax rate of 40%.

(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease expense that is representative of the interest factor. A pro forma ratio of earnings to fixed charges to reflect the effect of the Initial Offering and Credit Agreement is not presented as the effect of such transactions did not change the historical ratio by 10% or more.

(8) In connection with its acquisitions of Eagle-Picher and Goodyear-Jackson, the Company performed a thorough analysis of selling, general and administrative expenses anticipated subsequent to the acquisitions. The Company has identified additional cost savings opportunities as summarized below. As the Eagle-Picher Acquisition and Goodyear-Jackson Acquisition were completed effective July 1, 1997, additional cost savings are presented for the 1997 period prior to the acquisitions.

                                                            SELLING, GENERAL
                                                           AND ADMINISTRATIVE
                                                         -----------------------
                                                                      SIX MONTHS
                                                          YEAR ENDED    ENDED
                                                         DECEMBER 31,  JUNE 30,
                                                             1996        1997
                                                         ------------ ----------
   Eagle-Picher:
     Elimination of corporate allocations, net of $400
      and $200 of incremental expenses, respectively...     $1,250      $  652
                                                            ------      ------
   Goodyear-Jackson:
     Elimination of corporate overhead allocations, net
      of incremental expenses of $254 and 128,
      respectively.....................................        590         441
     Elimination of corporate franchise fee............        666         292
                                                            ------      ------
       Subtotal Goodyear-Jackson.......................      1,256         733
                                                            ------      ------
   Total additional cost savings.......................     $2,506      $1,385
                                                            ======      ======

  As the adjustments to selling, general and administrative expenses presented by the above cost savings opportunities are not viewed as directly related to the Goodyear-Jackson Acquisition and Eagle-Picher Acquisition, they are not included in the pro forma statements of operations for the year ended December 31, 1996 or the nine months ended September 30, 1997.

                      SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data should be read in conjunction with the Financial Statements included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated balance sheet and statement of operations data presented below, as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, are derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The selected balance sheet data and the selected statement of operations data as of December 31, 1994 and as of and for the years ended December 31, 1993 and 1992, were derived from audited financial statements, not presented herein. The selected interim statement of operations and balance sheet data as of and for the nine months ended September 30, 1997 and 1996 are derived from unaudited interim financial statements that, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for interim periods are not necessarily indicative of those to be expected for a full year.

                                                                             NINE MONTHS
                                   YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                          ---------------------------------------------  --------------------
                           1992   1993(1)  1994(2)     1995    1996(3)    1996(3)    1997(4)
                          ------- -------  --------  --------  --------  ---------  ---------
                                                                             (UNAUDITED)
                                              (DOLLARS IN THOUSANDS)
RESULTS OF OPERATIONS
 DATA:
Sales...................  $14,438 $74,544  $190,944  $297,746  $346,026  $ 264,086  $ 296,396
Cost of sales...........   11,600  62,727   159,455   253,893   294,742    223,280    255,107
                          ------- -------  --------  --------  --------  ---------  ---------
Gross profit............    2,838  11,817    31,489    43,853    51,284     40,806     41,289
Selling, general and
 administrative
 expenses...............    2,153   9,654    15,312    17,678    26,240     17,654     20,955
                          ------- -------  --------  --------  --------  ---------  ---------
Income from operations..      685   2,163    16,177    26,175    25,044     23,152     20,334
Interest expense........      538   1,769     6,161    12,388    23,190     16,942     19,796
Other income (expense)..       17     519       657       746      (180)      (145)      (145)
                          ------- -------  --------  --------  --------  ---------  ---------
Income before income
 taxes..................      164     913    10,673    14,533     1,674      6,065        393
Income tax expense
 (benefit)(5)...........      --      --     (1,450)    5,410       565      2,025        157
                          ------- -------  --------  --------  --------  ---------  ---------
Income before
 extraordinary item.....      164     913    12,123     9,123     1,109      4,040        236
Extraordinary item(6)...      --      --        --      4,426       --         --       9,152
                          ------- -------  --------  --------  --------  ---------  ---------
Net income..............  $   164 $   913  $ 12,123  $  4,697  $  1,109  $   4,040  $  (8,916)
                          ======= =======  ========  ========  ========  =========  =========
OTHER DATA:
Depreciation and
 amortization...........  $   260 $ 1,893  $  8,952  $ 16,715  $ 21,319  $  15,770  $  18,129
Capital expenditures....       46      70     3,972    10,646     9,630      6,958     14,396
Ratio of earnings to
 fixed charges(7).......     1.28    1.50      2.71      2.16      1.07       1.35       1.02
BALANCE SHEET DATA (AT
 PERIOD END):
Working capital
 (deficit)..............  $   661 $  (269) $ 24,887  $ 25,544  $ 37,529  $  57,349  $  56,015
Total assets............    7,563  40,547   189,317   175,115   262,230    253,308    374,891
Long-term debt, less
 current portion........    3,859  16,254   124,500   177,133   224,112    230,809    318,987
Total stockholders'
 equity (deficit).......      433   1,787   (14,753)  (63,839)  (62,141)   (62,138)   (71,265)

--------
(1) Includes results of Voplex from its February 1993 acquisition, which was accounted for as a purchase.
(2) In August 1994, the Company acquired Rockwell Plastics, and such transaction was accounted for as a purchase. The operating results of Rockwell Plastics are included in consolidated operating results from August 1, 1994. Also, effective August 1, 1994, the stockholders of Wolf Engineering Company ("Wolf"), Voplex Company ("Voplex") and Voplex of Canada, Inc. ("Voplex Canada") formed the Company and contributed shares of such businesses or merged such businesses into the Company. This transaction constituted a combining of interests under common control and was accounted for in a manner similar to a pooling of interests and prior year separate company financial statements were consolidated.
(3) In March 1996, the Company acquired GenCorp RPD for a purchase price of $32 million. The operating results of GenCorp RPD are included in the consolidated operating results from March 1, 1996.

(4) In February 1997, the Company acquired APX for a purchase price of $2.4 million. The operating results of APX are included in the consolidating operating results from February 1, 1997. In July 1997, the Company completed the Goodyear-Jackson Acquisition and the Eagle-Picher Acquisition. The results of acquired Eagle-Picher and Goodyear-Jackson operations are included in the Company's consolidated results from July 1, 1997.
(5) In August 1994, the Company changed its tax status from Subchapter S to Subchapter C; prior to 1994, the Company's earnings were included in the taxable income of the Company's stockholders. If the Company had operated as a Subchapter C corporation during each of the periods presented, the pro forma income tax provision would be approximately $4.1 million, $0.4 million and $0.1 million in 1994, 1993 and 1992, respectively.

(6) As part of the refinancing which occurred in 1995, a prepayment premium of $3.7 million was incurred, and approximately $3.4 million in deferred financing costs were charged against operations, net of certain tax benefits of $2.7 million. The extraordinary item for the nine months ended September 30, 1997 reflects the write-off of existing financing costs, remaining original issue discount and expense on early extinguishment of debt, net of tax, in connection with the Initial Offering and borrowings under the Credit Agreement, and application of the proceeds thereof.
(7) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and a portion of operating lease expense that is representative of the interest factor.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company is a leading designer, developer and manufacturer of plastic components and systems for a variety of automobile, light truck and heavy truck OEMs.

  The Company has experienced rapid growth since 1990 due to increased plastic usage by OEMs, five major acquisitions (including the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition) and significant new product introductions. Such acquisitions include: Voplex and Voplex Canada in 1993, Rockwell Plastics in 1994, GenCorp RPD in 1996 and the Eagle-Picher Acquisition and Goodyear-Jackson Acquisition in July 1997. Following each acquisition and its successful integration with the Company's existing operations, the Company's consolidated sales and operating margins have improved.

  The acquisition of Voplex and Voplex Canada increased the Company's overall molding and painting capabilities and significantly increased its sales through the entry into the interior plastic trim market. The acquisition of Rockwell Plastics increased sales to Ford, added Transplants and heavy truck OEMs as customers, enhanced the Company's functional parts manufacturing capabilities and added structural and exterior body panel manufacturing capabilities. The GenCorp Acquisition increased the Company's SMC capabilities, significantly increased its sales to General Motors and added Volvo Heavy Truck and Kenworth as heavy truck customers. The Eagle-Picher Acquisition added top coat painting capability, expanded the Company's non-automotive markets presence, enhanced relationships with Transplants, added to the Company's compression molding press capacity and is expected to enable the Company to consolidate its manufacturing of SMC. The Goodyear-Jackson Acquisition is expected to strengthen the Company's position as the leading SMC supplier to the medium and heavy truck OEMs, enhance relationships with Ford and Freightliner, expand its product offerings, and expand its SMC manufacturing, compression molding and injection molding capacity.

  Management believes that the Company has significant competitive advantages, including: (i) Tier 1 status and strong relationships with OEMs, which are important elements in achieving continued profitable growth; (ii) diversity of processes and materials which, in contrast to many competitors, allows the Company to manufacture each part in a cost effective manner, utilizing the optimal raw material and manufacturing method; (iii) a low cost, high quality manufacturing position; and (iv) strong design and engineering expertise. See "Business--Competitive Advantages."

RESULTS OF OPERATIONS

                                                           NINE MONTHS ENDED
                              YEARS ENDED DECEMBER 31,       SEPTEMBER 30,
                             ----------------------------  ------------------
                               1994      1995      1996      1996      1997
                             --------  --------  --------  --------  --------
                               % OF      % OF      % OF      % OF      % OF
                              SALES     SALES     SALES     SALES     SALES
Sales.......................    100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit................     16.5      14.7      14.8      15.5      13.9
Selling, general and admin-
 istrative expenses.........      8.0       5.9       7.6       6.7       7.1
Income before extraordinary
 item.......................      6.3       3.1       0.3       1.5       0.0
Extraordinary item..........      --        1.5       --        --        3.1
Net income (loss)...........      6.3       1.6       0.3       1.5      (3.0)

 NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

SALES

  The Company's sales increased by $32.3 million, or 12.2% to $296.4 million in the nine month period ended September 30, 1997 (the "1997 Period"), compared to $264.0 million in the nine month period ended September 30, 1996 (the "1996 Period"). The increase in sales was primarily the result of the February 1997 acquisition of APX, which added sales of approximately $10.4 million for the nine months ended September 30, 1997, and the July 1997 acquisitions of Goodyear-Jackson and Eagle-Picher, which added sales of $16.2 million and $15.9 million, respectively. Exclusive of the acquisitions, sales for the nine months ended September 30, 1997 declined $10.1 million, or 3.8% when compared to the nine months ended September 30, 1996. The decrease in sales was due in part to the adverse impact of work stoppages at certain GM and Chrysler plants, as well as changes in product mix resulting from the termination and launch of certain significant programs. Program terminations included General Motors' U-Van (which was terminated earlier than expected) and C-4 Corvette and Ford's Bronco liftgate and L Series heavy truck. New program launches during the second half of 1996, including the Jeep CJ, C-5 Corvette, Volvo 2200, Kenworth T-2000 and GMT 530 truck, partially offset the program terminations noted above. Additional decreases in sales can be attributed to lower volumes for the Taurus/Sable Wagon load floor, Honda Accord sunshades and bumpers and the Ford Aerostar liftgate. Increases in volume on certain other programs, such as Ford PN96, partially offset the sales decreases.

GROSS PROFIT

  Gross profit increased by $0.5 million, or 1.2%, to $41.3 million for the 1997 Period, compared to $40.8 million for the 1996 Period. The increase in gross margin was attributable to the acquisitions discussed above, which contributed $6.8 million in the 1997 Period. Offsetting the margin contributions of the acquired companies were the impact of work stoppages at certain GM and Chrysler plants and the product mix and volume changes indicated above. In addition, the gross margin on the new programs launched during the second half of 1996 were, on average, lower than the programs that were terminated.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  Selling, general and administrative expenses ("SG&A") increased to 7.1% of sales or $21.0 million in the 1997 Period, compared to 6.7% of sales or $17.7 million in the 1996 Period. The increase in SG&A as a percentage of sales was the result of management's decision to invest in administrative infrastructure at corporate headquarters, which added personnel in the areas of management and information systems, finance, program management, human resources, sales/marketing, quality and materials control. Management believes these investments position the Company for growth without commensurate increases in SG&A.

EXTRAORDINARY ITEM

  The Company retired all of its outstanding indebtedness with proceeds from the Initial Offering and borrowings under the Credit Agreement. In connection with this refinancing, the Company recorded an extraordinary loss of $9.2 million, net of tax, in the 1997 Period reflecting the write-off of existing deferred financing costs, remaining original issue discount and expense upon early extinguishment of debt.

NET INCOME

  The Company recorded a net loss of $8.9 million in the 1997 Period, compared to net income of $4.0 million in the 1996 Period. This decrease was the result of the items mentioned above and an increase in interest expense of $ 2.9 million to $ 19.8 million for the 1997 Period, compared to $ 16.9 million for the 1996 Period. The increase in interest expense for the 1997 Period was primarily attributable to the increase in debt outstanding related to the Goodyear-Jackson, Eagle-Picher, APX and GenCorp RPD Acquisitions.

 1996 COMPARED TO 1995

SALES

  The Company's sales increased by $48.3 million, or 16.2%, to $346.0 million in 1996, compared to $297.7 million in 1995. The increase was primarily the result of the inclusion of GenCorp RPD operations for ten months following the GenCorp Acquisition, which added sales of $53.8 million compared to 1995. Sales at the existing Cambridge operations were $5.6 million lower than in 1995. This decrease resulted primarily from lower production volumes on the Chrysler Viper due to issues at other suppliers to the Viper and the Ford L&H series heavy trucks, which were discontinued earlier than expected in favor of the HN80, the L&H replacement vehicle.

GROSS PROFIT

  Gross profit increased by $7.4 million, or 16.9%, to $51.3 million in 1996, compared to $43.9 million in 1995. Gross margins remained relatively constant in 1996 at 14.8% of sales compared to 14.7% in 1995. The inclusion of GenCorp RPD operations for ten months following the GenCorp Acquisition added $1.2 million of gross profit, or 2.2% of GenCorp RPD sales. The GenCorp RPD gross margin reflects termination of GM's APV vehicle and delays associated with the launch of the following new programs: the Jeep hard top; the Volvo 2200; the GMT 530; and the Kenworth T2000. The impact of GenCorp RPD operations on consolidated gross margin was largely offset by strong gross margins in the Company's existing operations, reflecting production efficiencies for programs including the Cross Car Beam, Honda bumpers and Freightliner heavy truck programs, which the Company is able to realize as it gains experience with manufacturing new programs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  SG&A increased to 7.6% of sales, or $26.2 million, in 1996, compared to 5.9% of sales or $17.7 million, in 1995. The increase was due in part to inclusion of GenCorp RPD operations for ten months following the GenCorp Acquisition which added $3.4 million in SG&A. An additional increase of $3.1 million is attributable to the investment in infrastructure at corporate headquarters (described above), increased sales commissions and increases in professional fees associated with acquisition activities. Technical services increased $1.1 million in 1996 compared to 1995 as the Company opened its technical center.

NET INCOME

  The Company's net income was $1.1 million in 1996, compared to $9.1 million (before an extraordinary item of $4.4 million) in 1995. This decrease was primarily the result of the increased SG&A explained above and increased interest expense, which grew to $23.2 million in 1996, from $12.4 million in 1995, partially offset by the increase in gross profit explained above. The increase in interest was primarily due to additional indebtedness associated with the 1995 Transaction and the GenCorp Acquisition. The Company's effective tax rate in 1996 was 34%, compared to 37% in 1995.

 1995 COMPARED TO 1994

SALES

  The Company's sales increased by $106.8 million, or 56%, in 1995, compared to $190.9 million in 1994. The increase was primarily the result of the full year's effect of the 1994 acquisition of Rockwell Plastics, which added sales of $118.5 million compared to 1994. Sales also increased due to the success of the Cross Car Beam project. Offsetting this increase was a decrease in sales volume resulting from a 2% decrease in North American passenger vehicle production, to 14.9 million vehicles in 1995, compared to 15.2 million vehicles in 1994, and the loss of the Chrysler ZJ part program, which had provided $8.3 million in sales in 1994.

GROSS PROFIT

  Gross profit increased by $12.4 million, or 39.3%, to $43.9 million in 1995, as compared to $31.5 million in 1994. Gross margin decreased in 1995 to 14.7% of sales compared to 16.5% in 1994. The inclusion of Rockwell Plastics operations added $26.6 million of gross profit, or 12.7% of Rockwell Plastics sales. Rockwell Plastics' gross margin reflects the launching of the Cross Car Beam in 1994 which decreased gross margin percentage by 1.8%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

  SG&A declined to 5.9% of sales or $17.7 million in 1995, compared to 8.0% of sales or $15.3 million in 1994. This decrease as a percentage of sales was primarily attributable to special management bonuses paid in 1994, whereas no corresponding bonuses were granted in 1995. Also contributing to the decrease was the continuing integration of Rockwell Plastics functions as well as other corporate cost reduction programs. The increase in aggregate SG&A was attributable to the full year effect of the 1994 acquisition of Rockwell Plastics, which caused an increase in headcount, payroll and payroll-related costs and added SG&A of $2.6 million in comparison to 1994.

NET INCOME

  The Company's net income was $9.1 million before extraordinary items, compared to $12.1 million in 1994. This decrease was primarily the result of increased interest expense which grew to $12.4 million in 1995, compared to $6.2 million in 1994, as the result of the acquisition of Rockwell Plastics. The increase in interest expense was somewhat offset by the improvement in absolute gross profit. The effective tax rate in 1995 was 37.2%, compared to a tax benefit of $1.5 million in 1994, as the Company changed its tax status from a Subchapter S, whereby the earnings were included in the taxable income of the Company's shareholders, to that of a Subchapter C corporation.

EXTRAORDINARY LOSS

  An extraordinary loss of $4.4 million was incurred in 1995, attributable to the 1995 Transaction whereby a prepayment penalty of $3.7 million was paid and $3.4 million in financing costs related to the extinguishment of debt were charged to expense. A tax benefit of $2.7 million was also recognized which reduced the loss incurred. No similar losses occurred in 1994.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary cash needs historically have been for operating expenses, working capital and capital expenditures. The Company has historically utilized cash flows from operations and borrowings under credit arrangements to fund these needs. Acquisitions have been financed through debt facilities collateralized by the Company's assets and cash flows. Management expects future cash will be required for additional acquisitions, capital expenditures and to fund working capital as the Company continues to expand its operations. Management expects capital expenditures to be approximately $3.0 to $4.0 million during the remainder of 1997, and approximately $25.0 million in 1998.

  Upon consummation of the Initial Offering, the Previous Credit Agreement was replaced by the Credit Agreement, pursuant to which the Company may borrow up to $280.0 million. The Credit Agreement consists of $205.0 million in aggregate principal amount of term loans and a $75.0 million revolving credit facility available for working capital and general corporate purposes. The A Term Loans and B Term Loans of the Credit Agreement will mature on the fifth and eighth anniversary of the initial borrowing, respectively, and will require annual principal payments (payable in quarterly installments) totalling approximately $7.4 million in 1998, $13.9 million in 1999, $16.4 million in 2000, $21.4 million in 2001, $34.0 million in 2002, $35.0 million in 2003, $40.0 million in 2004 and $37.1 million in 2005. The revolving credit portion of the Credit Agreement will mature on the fifth anniversary of the initial borrowing. The interest rate under the Credit Agreement is based on the Eurodollar rate plus the applicable Eurodollar margin. The Credit Agreement contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances, capital expenditures and other matters customarily restricted in such agreements. See "Description of Credit Agreement."

  The Company believes that, based on current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings under the Credit Agreement, will be sufficient over the next several years to make required payments of principal and interest on its debt, including payments due on the Notes and remaining obligations under the Credit Agreement, permit anticipated capital expenditures and fund working capital requirements.

  Net cash flow from operating activities for the nine months ended September 30, 1997 was $0.9 million. Net income before extraordinary item for the period was $0.1 million with non-cash adjustments of $24.4 million. The non-cash items consisted of depreciation and amortization of $18.1 million, a non-cash charge to income for postretirement benefits of $1.9 million and a deferred income tax provision of $4.4 million. Changes in working capital components used $23.6 million, primarily the result of timing of collections on trade accounts receivable and an increase in reimbursable tooling as the Company awaits customer approvals for Volvo L-5, Ford 4.6L Cam Cover, Kenworth and GMT800 programs.

  Net cash used in operating activities was $3.7 million for the nine months ended September 30, 1996, resulting from net income of $4.0 million, offset by non-cash expenses of $20.1 million and a negative change in working capital of $27.8 million. The negative cash flow from working capital is the result of timing of collections on customer tooling and other trade receivables.

  The Company spent approximately $14.4 million and $7.0 million for the nine months ended September 30, 1997 and 1996, respectively, on capital items. Such capital items in the 1997 Period relate primarily to the GM Step Assist, Ford Cam Cover and Volvo L-5 programs. Acquisitions of $72.2 million in the 1997 Period relate to Goodyear-Jackson, Eagle-Picher and APX; acquisitions of $18.2 million in the 1996 Period relate to GenCorp RPD.

  In March 1996, the Company purchased certain assets and liabilities of GenCorp RPD for a purchase price of approximately $32.0 million, comprised of a cash payment of $18.2 million and debt issued of $13.8 million. The Company and Holdings retired indebtedness related to the subordinated notes payable and paid down the debt under the Previous Credit Agreement with the proceeds from the issuance of the Initial Offering.

  Net cash used in operating activities in 1996 was $4.2 million. The net use of cash is attributable to changes in working capital components of $29.8 million primarily as the result of an increase in accounts receivable and the timing of payments to tooling vendors in 1996. These uses were partially offset by net income of $1.1 million and non-cash items of $24.5 million. The non-cash expenses included depreciation and amortization of $21.3 million and a non-cash charge to income for other postretirement benefits of $2.2 million.

  The decrease in working capital is primarily the result of an increase in accounts receivable and the timing of payments to tooling vendors in 1996, as well as the settlement of certain contract obligations assumed in the GenCorp Acquisition. New product launches in 1996 required substantial funding for tooling builds in advance of reimbursement from customers.

  Net cash flow from operating activities was $33.8 million in 1995. Such amounts were generated primarily from net income before extraordinary items of $9.1 million, non-cash expenses of $16.6 million and net positive changes in working capital components of $8.1 million. The non-cash expenses were principally comprised of depreciation and amortization of $16.7 million, postretirement benefit expense, net of cash payments made, of $1.0 million, offset by an income tax benefit of $1.1 million. The change in working capital reflects favorable timing of receipts from customers and payments to suppliers, as well as improved management of tooling and Rockwell receivables.

  Net cash flow from operating activities was $9.5 million for the year ended December 31, 1994. Such amount was generated primarily by net income of $12.1 million and non-cash expenses of $9.6 million, offset by an increase in working capital of $8.2 million and a deferred income tax benefit of $4.0 million. The non-cash expenses were principally depreciation and amortization of $8.9 million and a net non-cash charge to income for other postretirement benefits of $0.7 million. The increase in working capital reflects year end timing of receipts from customers and payments to suppliers.

  The Company spent approximately $9.6 million, $10.6 million and $4.0 million for the years ended December 31, 1996, 1995 and 1994, respectively, on capital improvements. The expenditures in 1996 were related to new launches and the consolidation of the Ionia facility into other Company facilities. The expenditures in 1995 related to the Cross Car Beam and other similar investments in platform programs.

  The Year 2000 compliance issue, which is common to most companies, concerns the inability of computerized information systems to properly recognize and process date sensitive information as the year 2000 approaches. The Company is currently working to address and resolve this issue with respect to its computerized information systems, but has not yet assessed the total cost. However, based on preliminary information available to the Company, such costs are not currently expected to have a material adverse impact on the Company's financial position or results of operations in future periods.

                                   BUSINESS

GENERAL

  The Company is a leading Tier 1 supplier of plastic components and systems for GM, Ford, Chrysler, Toyota, Honda, Mazda, Nissan, BMW, Volkswagen, Freightliner, Kenworth, Mack Truck and Volvo Heavy Truck. As a Tier 1 supplier, the Company is increasingly responsible for the design, engineering, manufacturing and quality control testing of parts and pre-assembled components for original equipment manufacturers OEMs. Within the automotive OEM market for plastic products there are three distinct segments, all of which the Company services: exterior, structural/functional and interior. The Company manufactures components, modules and systems for the exterior and structural/functional segments and components and modules for the interior segment. In addition to products supplied to its automotive OEM customers, the Company also manufactures a number of products for non-automotive customers. The Company's production utilizes a wide range of processes, including compression, injection, extrusion and blow molding, and with the Eagle-Picher Acquisition, top coat painting capabilities at Automotive Class A standards.

  The Company has experienced rapid growth since 1991 due to increased plastic usage by OEMs, five major acquisitions (including the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition) and significant new product introductions. Additionally, the Company's average content per vehicle (automobile, light truck and heavy truck) produced in North America has increased from approximately $0.86 in 1991 to approximately $33.03, on a pro forma basis in 1996 (including the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition).

AUTOMOBILE AND LIGHT TRUCK COMPONENTS INDUSTRY

  As automobile and light truck manufacturers have faced increased competitive pressures, they have sought to significantly reduce costs, improve quality and shorten the development time required for new vehicle platforms. These changes have altered the OEM/supplier relationship and benefited larger suppliers such as the Company that have low costs, strong product engineering and development capabilities, superior quality and the ability to deliver products on a timely basis. The Company believes the following are the primary trends in the automotive components industry:

 Increased Use of Plastics

  The combined pressures of cost reduction, increased durability requirements and rising fuel economy standards have caused OEMs to concentrate on developing and employing lower cost, more durable and lighter weight materials. As a result, the average plastic content per passenger vehicle has increased by 14%, from approximately 209 pounds in 1991 to approximately 238 pounds in 1996, and is projected to grow another 22% to approximately 291 pounds per vehicle by 2006. While plastics historically have been used for many interior trim components, they are now being used more extensively in such structural components as grille opening retainers, floor panels, bumpers and support beams, as well as in such nonstructural components as exterior trim panels, grilles, duct systems, tail lights, fluid reservoirs, intake manifolds, valve covers and drive train components. These trends toward the increased use of plastics in exterior and structural/functional components have been driven by innovations in material, molding and painting technologies, which have improved the performance and appearance of molded plastic components as well as lowering their costs. Additionally, recently introduced plastics that can withstand the hot, corrosive environment of the engine compartment are becoming more prevalent. For example, the Company has developed plastic rocker arm covers for use on the high production volume Ford 3.0L engine. Furthermore, according to industry sources, plastics usage in engine and mechanical components will increase by more than 50% from 1995 to 2005.

  Historically, due to lower upfront tooling costs, plastic generally has had an advantage over steel in low volume production runs. With its lower tooling costs, the Company benefits from the increase in niche vehicles (such as the Chrysler Viper and Prowler and the GM Corvette), customization of high volume vehicles (such as the addition of flare fenders to the Ford Ranger and Ford F-150 pick-ups) and the use of optional accessories

(such as step-assists on sport utility vehicles, GM's GMT800, and Chrysler's Jeep Wrangler hard-top). For higher volume production runs where tooling costs may be amortized over a larger number of units, steel generally has an advantage, because it is generally a less expensive raw material with lower finishing costs.

 Increased Outsourcing by Domestic OEMs

  In an effort to reduce costs, speed product design and simplify manufacturing, domestic OEMs have outsourced the manufacture of many components, systems and modules which were previously manufactured internally. Independent suppliers generally are able to design, manufacture and deliver components at a lower cost than the OEMs due to: (i) their significantly lower direct labor, fringe benefit and overhead costs; (ii) the ability to spread R&D and engineering costs over products provided to multiple OEMs; and (iii) the economies of scale inherent in product specialization. The domestic OEMs have benefited because outsourcing has allowed them to reduce costs and to focus on overall vehicle design and consumer marketing.

  Suppliers such as the Company have benefited from outsourcing because the aggregate number and value of components which they manufacture have increased dramatically. In addition, the outsourcing trend has increased the complexity of components which are manufactured by independent suppliers and this has favored low cost, full service, high quality suppliers such as the Company which can develop modules and systems that OEMs can easily install.

 Consolidation of Supplier Base by OEMs

  The OEMs have significantly consolidated their supplier bases in an effort to reduce their procurement related costs and accelerate new platform development. Many suppliers have either been eliminated or tiered (i.e., they supply other suppliers) in order to minimize the number of direct supplier contacts the OEM must maintain. From 1987 to 1997, Ford and Chrysler reduced their supplier bases by an average of 79% and have announced plans to further reduce their supplier base by an average of 60% between 1997 and 2002.

  This consolidation has altered the typical structure of supplier contracts. In the past, OEMs generally outsourced relatively simple parts under annual contracts primarily on the basis of cost, and such suppliers generally have functioned as contract manufacturers, with the OEM performing all development, design and engineering related tasks. With the trend towards the outsourcing of increasingly complex multicomponent systems, the basis of competition among suppliers has shifted to one encompassing a broad range of additional criteria including design capabilities, speed of development, manufacturing and process expertise, consistency of quality and reliability of delivery. In many cases, sole-source supply contracts cover the life of a vehicle or platform. Suppliers benefit because this enables them to devote the resources necessary for proprietary product development with the knowledge that they will have the opportunity to earn an adequate return on such investment over the multiyear life of a contract. In turn, the OEMs benefit because they share in the manufacturing cost savings attributable to long, multiyear production runs at high capacity utilization levels. As a result, smaller, poorly capitalized suppliers with limited product lines and engineering and design capabilities have been eliminated or have lost market share. Larger suppliers, such as the Company, with broad product lines, in-house design and engineering capabilities and the ability to effectively manage their own supplier bases, have increased market share.

 Increased Levels of Manufacturing in North America by Transplants

  Japanese automotive manufacturers have gained a significant share of the United States market, initially by exporting their vehicles but more recently by acquiring and developing manufacturing facilities located in North America. Due to the relative cost advantage of producing vehicles in North America and to political pressures, sales of vehicles imported from Japan declined from 1983 to 1996, while Transplant manufacturing has offset this decline by shifting more production to North America. Transplants have increased their share of North American vehicle production from approximately 3% in 1985 to approximately 21% in 1996. Industry sources forecast that this trend will continue. For example, both Mercedes Benz and BMW commenced manufacturing in the U.S. in 1996. Further, Toyota has announced plans to build its T-100 pickup truck in Indiana by 1998, Honda has announced plans to build its Odyssey minivan in North America by 1999 and Volkswagen has announced that it is considering re-entering North America as a manufacturer.

  Increased levels of manufacturing by Transplants, as well as higher levels of local content, will continue to benefit the Company by allowing it to participate in new platforms that previously had been imported or supplied by manufacturers located in Japan or Europe. In 1996, the Company, on a pro forma basis after giving effect to the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition, as if each had occurred on January 1, 1996, had sales to Transplants of $55.5 million or 10.9% of total Company sales.

HEAVY TRUCK COMPONENTS INDUSTRY

  The heavy truck components industry has also experienced increased use of plastics, increased outsourcing by Domestic OEMs, consolidation of Supplier base by OEMs and increased levels of manufacturing in North America by Transplants. The increased use of plastics is particularly pronounced in the Heavy Truck Industry. Plastics allow for significant weight savings and improved fuel economy relative to steel. For example, the Company believes that a composite truck hood assembly made by the Company weighs approximately 30% less than a comparable steel assembly. In addition, because of low annual volumes of heavy truck production, lower up front tooling costs give plastic an advantage over steel. Finally, in contrast to the automotive component industry, the heavy truck industry historically has not manufactured its own components, but rather has relied heavily on suppliers for their design, engineering and manufacturing of components. These industry characteristics favor suppliers like the Company, which have broad design and engineering capabilities and extensive heavy truck component manufacturing experience. The Company is a key supplier to Kenworth, Freightliner, GM, Volvo and Mack Truck, all of whom launched new platforms in the last 18 months.

NON-AUTOMOTIVE COMPONENTS INDUSTRY

  The non-automotive market includes recreation, agriculture, transportation, construction, marine, military, health and medical, and business equipment industries. A substantial portion of the reinforced plastic products supplied in these markets comes from SMC, much of which is captively molded by companies such as General Electric, White Westinghouse, Therma-Tru, Kohler, Rubbermaid, RCA and Kawasaki. Management believes that the non-automotive SMC marketplace presents significant opportunities for growth. The development of business in this market typically comes from two areas of opportunity: conversion from alternate materials and conversion from alternate composite processes due to increased volume requirements.

BACKGROUND AND ACQUISITION HISTORY

  The Company has grown rapidly since its inception by capitalizing on both the consolidation of the industry and the increase in plastic content per vehicle. It has responded to the consolidation by building or acquiring full-service design, engineering and manufacturing capabilities. The Company's ability to offer a comprehensive range of processes and materials has given it a strong competitive position among full-service OEM suppliers.

  The Company has acquired businesses that have attractive products or new technologies, but have been undermanaged. Typically, the Company has targeted either privately owned manufacturers that lack the management depth and other resources necessary to compete as major suppliers or divisions of large companies that considered such operations to be peripheral to their core businesses.

  The Company's management has successfully integrated three major and four minor acquisitions over the past nine years by implementing a focused strategy which has rapidly enhanced profitability and repositioned the acquired entities for growth. This strategy has included one or more of the following steps designed to reduce costs, simplify manufacturing and rapidly increase profitability: (i) placing strong managers in key positions in the newly acquired company to implement changes; (ii) rationalizing raw materials and components purchasing (the Company's largest single cost component) to reduce costs of goods sold; (iii) redesigning manufacturing and material flow to eliminate indirect costs, reduce inventories and shorten production cycle times; (iv) replacing or modifying accounting systems to improve the accuracy, timeliness and usefulness of management information; (v) reducing headcount; and (vi) reducing overall administrative costs, including insurance, benefit plans, and professional fees. See "Risk Factors--Integration of Acquisitions."

  The following summarizes the Company's acquisition history:

  1988Nortec Precision Plastics
              Precision functional parts manufacturer. Principal customer was Chrysler.

  1990Wolf Engineering Corporation
              Enhanced functional parts capabilities and added tool building capability. Added GM as customer. Management improved manufacturing material flow, improved labor productivity and reduced SG&A.

  1993Voplex Corporation (including Voplex Canada)
              Entered interior plastic trim market. Added blow-molding, compression-molded fiber processing, extrusion, co-extrusion, paint and large press capabilities. Added Canadian manufacturing facilities. Management reduced manufacturing and supervisory headcount, improved labor productivity, closed two facilities, increased raw material yields and substantially increased sales to GM.

  1993Troy Products
              Added larger tonnage press capacity and structural foam technology.

  1994Rockwell Plastics
              Added thermoset and compression molding technology. Enhanced functional parts market position and added structural parts capabilities. Added Honda, Mazda, Nissan and Suzuki to customer base as well as significant Ford business. Added heavy truck OEMs as customers. Management consolidated sales forces, renegotiated insurance and benefit policies and reduced plant level administration head-count.

  1996GenCorp RPD
              Substantially increased SMC capabilities, making the Company the leading manufacturer of SMC. Added Volvo Heavy Truck and Kenworth to customer base as well as significantly increased business with GM. To date, management has re-negotiated insurance and benefit policies and significantly reduced intercompany charges related to corporate level administration. See "Business--GenCorp RPD" for additional cost savings plans.

  1997APX--PMC Division
              Additional RTM technology and paint priming. In house RTM tooling and prototype capabilities. Strengthened supplier relationship with Chrysler.

  1997Eagle-Picher--Plastics Division
              Improved painting capabilities by adding top coat painting which meets OEM Class A standards. Added non-automotive product lines and expected to strengthen Transplant relationships. Added additional large tonnage presses and open plant capacity and ability to consolidate SMC production with other Company plants.

  1997Goodyear-Jackson--Engineered Composites Business
              Strengthened the Company's position as the leading SMC supplier to medium and heavy truck OEMs and expected to enhance its relationship with Ford and Freightliner. Added products (grill opening panels & retainers, air brake pistons) and new manufacturing processes (SMC injection molding). Increased SMC production capacity with the addition of compression and injection molding presses.

  1997Owens-Corning Brazil--Brazilian Molded Plastic and Pultrusion Operations
              Added ability to manufacture components for Brazil-based customers and Brazilian subsidiaries of North American OEMs.

THE EAGLE-PICHER ACQUISITION

  Effective July 1, 1997, the Company consummated the Eagle-Picher Acquisition for a total purchase price of $32.2 million, subject to post-closing adjustments. The Eagle-Picher assets acquired by the Company include three manufacturing facilities which produce automotive (body panels, hoods, spoilers) and non-automotive (jet ski components, tractor panels) parts using SMC.

  Eagle-Picher's SMC production facilities and process capability enhance the Company's existing leadership position in the manufacture of SMC parts for automotive and non-automotive applications. Additionally, significant overlap in sales to GM, Ford and Chrysler will allow the Company to offer more products to these OEM customers. Because the overall volume of business, and the range of products provided to an OEM customer are factors in achieving and retaining Tier 1 status, the overlap resulting from the Eagle-Picher Acquisition further enhances the Company's Tier 1 position. Through plant consolidations, raw material purchasing and production rationalization, manufacturing material flow redesign, headcount reduction and selling, general and administrative reductions, the Company expects to realize profit improvements.

  Specifically, the Company expects to realize several strategic and financial benefits, including:

    Top coat painting capability: Eagle-Picher's top coat painting capability and state-of-the-art paint systems will allow the Company to deliver painted assembly-ready parts meeting OEM Class A standards.

    Non-automotive market presence: Eagle-Picher's business will allow the Company to diversify its customer base beyond automotive OEMs, thus further capitalizing upon the Company's core SMC manufacturing technologies and processes. Eagle-Picher manufactures non-automotive products, including jet-ski components for Polaris and Kawasaki, tractor panels for John Deere, residential door systems for Pease and Caradon Peachtree and outboard motor housings for Mercury Marine. This business is supported by a dedicated sales force, product design staff and manufacturing facility.

    Transplant relationships: The addition of Eagle-Picher's customer base will allow the Company to strengthen its relationships with certain Transplants, further solidifying the Company's position as a leading Tier 1 supplier.

    Compression molding presses: The Company has positioned itself for future growth opportunities by acquiring Eagle-Picher's 48 compression molding presses, of which 21 are in the 1,000-4,400 ton range. These large presses are comparatively scarce, expensive and time-consuming to install and enhance the Company's ability to bid for and produce large, complex automotive and non-automotive parts.

    SMC production capability: Eagle-Picher has an advanced SMC production capability at its Grabill, IN facility. This will allow the Company to consolidate its manufacturing of SMC, which will result in significant raw material production cost savings.

  In connection with the Eagle-Picher Acquisition, the Company has formed an integration taskforce, led by the Company's top management, which will implement a plan to reduce costs in the near-term by closing the facility in Huntington, Indiana and transferring production and assembly from that facility to other Company facilities.

THE GOODYEAR-JACKSON ACQUISITION

  Effective July 1, 1997, the Company consummated the Goodyear-Jackson Acquisition for a total purchase price of $37.6 million, subject to post-closing adjustments. The Goodyear-Jackson assets acquired by the Company include one manufacturing facility which produces automotive parts, including body panels, grill opening panels and retainers, primarily using SMC in compression and injection manufacturing processes.

  The Company does not anticipate substantial alterations to the Goodyear-Jackson manufacturing facilities. The Company, however, has identified profit-improvement opportunities that it expects to realize in the areas of purchased materials price, plant overhead costs and selling, general and administrative costs.

  The Company anticipates a temporary reduction in sales from the acquired Goodyear-Jackson operations during 1998 due to one-time events. As a result of the announced sale and resulting transfer of manufacturing from Ford to Freightliner, production of Ford's HN80 heavy truck platform is expected to be interrupted for approximately three months during 1998. In addition, Ford has announced its intention to replace the HN78 medium truck platform with its new HN201 platform. These changeovers are expected to temporarily interrupt production at Goodyear-Jackson for approximately eight months in 1998, thereby reducing sales for 1998. The reductions in sales are expected to reduce earnings disproportionately because the Company does not expect to achieve proportional reductions in expenses during the period of temporary sales decline.

  Management believes the Goodyear-Jackson Acquisition expands the Company's breadth of capabilities and assets, enhancing its status as a leading Tier 1 supplier. Specifically, Management believes the most significant acquired capabilities and assets include:

    Medium and Heavy Truck Sales: In 1996, the two platforms that contributed the most to Goodyear-Jackson's sales were Ford's current medium (HN78) and recently launched heavy (HN80) truck platforms. The Goodyear-Jackson Acquisition strengthens the Company's position as the leading SMC parts supplier to the medium and heavy truck OEMs. It also enhances the Company's relationships with Ford and Freightliner. Freightliner has announced its intention to purchase substantially all of Ford's heavy truck business, including the HN80 platform.

    New Products and Processes: The Goodyear-Jackson Acquisition adds SMC injection molding to the array of process capabilities currently offered by the Company to its customers. The Goodyear-Jackson Acquisition also adds a number of new products, including air spring pistons for heavy trucks and grill opening panels and grill opening retainers for all types of vehicles. These additions further enhance the Company's position as the leading Tier 1 SMC supplier, offering the broadest range of products, processes and materials.

    Compression and Injection Molding Presses: Goodyear-Jackson has 16 compression molding presses (including 9 in the 1,000 ton to 3,000 ton range) and 10 injection molding presses, (including 9 in the 1,000 ton to 2,200 ton range.) One of the 3,000 ton presses was recently installed and began producing production parts in early 1997. These large presses are comparatively scarce and expensive and are also time-consuming to install. In acquiring more of these presses, the Company enhanced its ability to bid for and produce large, complex automotive and non-automotive parts.

    SMC Production Capability: The addition of Goodyear-Jackson's SMC production capacity will allow the Company to continue producing all of this key raw material in-house and will permit consolidation of SMC production with the Company's existing facilities. Further, the fact that Goodyear-Jackson's SMC maker is 60 inches wide (which the Company believes is the widest in the industry) gives the Company greater flexibility in product design and process engineering.

COMPETITIVE ADVANTAGES

  The Company has significantly increased its size, improved profitability and enhanced its strategic position. Management believes that the following are the Company's primary competitive advantages.

 Tier 1 Status and Strong Relationships with OEMs

  The Company has established a position as a leading Tier 1 supplier of plastic components and systems to Ford, General Motors, Chrysler, Toyota, Honda, Mazda, Nissan, BMW, Volkswagen, Volvo Heavy Truck, Mack Truck, Kenworth and Freightliner. Tier 1 status and strong customer relationships are important elements in achieving continued profitable growth because as OEMs narrow their supplier bases, well-regarded, existing suppliers have an advantage in gaining new contracts. The evolution of OEM relationships into strategic partnerships provides a significant advantage to Tier 1 suppliers with systems integration capabilities (such as the Company) in retaining existing contracts as well as in participating during the design phase for new vehicles, which is integral to becoming a supplier to such new platforms.

 Diverse Process and Material Manufacturing Capabilities

  The Company utilizes a broad range of manufacturing processes including compression molding, injection molding, blow molding, extrusion, resin transfer molding ("RTM") and is able to use a wide variety of materials including SMC, bulk molding compound ("BMC"), glass mat thermoplastic ("GMT"), structural foam, glass reinforced urethane, polyethylene, polypropylene, polyvinyl chloride, Azdel and resinated natural fibers. The Company has secondary finishing capabilities including painting, in-mold coating, ultrasonic and vibration welding and bonding with urethane and epoxy adhesives. With the anticipated acquisition of Eagle-Picher, the Company will have top coat painting capabilities sufficient to meet OEM Class A standards. These capabilities give the Company the ability to select a cost effective combination of materials and manufacturing methods for a given component and to deliver a finished component which is ready for installation. They also allow the Company to change its manufacturing techniques as technological innovation allows in order to reduce costs and improve product performance. Many competitors are dependent on fewer manufacturing processes and are at a competitive disadvantage to the Company when changes in manufacturing specifications by the OEM or new technologies or materials emerge that favor one raw material or manufacturing method over another. The Company believes this capability enhances its relationship with OEMs and further solidifies its role as a Tier 1 supplier.

 Low Cost, High Quality Manufacturing Position

  The Company believes that it is one of the lowest cost Tier 1 suppliers of plastic automotive components in North America. This is largely due to the strict cost controls implemented following its acquisitions and continuous improvement programs to enhance productivity and further reduce costs. Management believes OEMs prefer stable suppliers who can generate productivity gains that can be shared to reduce OEM costs. The Company's cost controls are closely integrated with its high quality manufacturing operations, thereby allowing it to profitably deliver high quality, easy to install and competitively priced components on a just-in-time basis. The Company has received numerous quality and performance awards including Ford's Q1, General Motors' Targets of Excellence award, GM Supplier of the Year (1995 and 1996), Chrysler's QE designation, Honda's Quality, Plant & Delivery Award and Mazda's Total Quality Excellence award. Quality levels are currently being standardized across OEMs through the QS 9000 program. The Company has achieved QS 9000 certification in its Lenoir, NC and Newton, NC facilities and is in the process of obtaining QS 9000 certification in the remainder of its facilities.

 Strong Design and Engineering Expertise

  The Company has an engineering and research and development staff that develops new products, materials and processing technologies through computer-aided design techniques. The Company works directly with OEM designers to create innovative solutions that simplify vehicle assembly. For example, the Company redesigned the rocker arm cover for the Ford 3.0L engine by combining the gasket, attachments, tubes and plates into one lightweight unit that can be more easily installed by the OEM. This part weighs 2 pounds (or 48%) less than a comparable steel rocker arm cover. Subsequently, this rocker arm cover has been successfully rolled out to Ford's 4.6L engine and a similar design was used for the 7.3L diesel engine cover. The Company also designed, engineered and now produces the Cross Car Beam, a structural component for the Ford Ranger/Explorer platform on which all of the instrument panel components are mounted. This Cross Car Beam eliminates approximately 20 separate metal and plastic parts, weighs less and reduces noise and vibration by approximately 33% compared to the steel structure it replaced. In 1996, the Company supplemented its design capabilities by opening an engineering and technical center in association with MascoTech, Inc. which further strengthened its existing design capabilities to the automotive industry. The Company recently won a contract to supply the step-assist on GM's GMT800 sport utility vehicle. The Company's step-assist allowed design flexibility not possible with steel and is 20% lighter than a functionally similar steel step-assist.

BUSINESS STRATEGY

  The Company's strategy is to capitalize on its competitive advantages in order to enhance its leadership position in the industry through the following:

 Capitalize on Increased Plastic Usage for Exterior and Structural/Functional Components

  The Company continues to seek opportunities to increase plastic content per vehicle through the design, development and manufacture of plastic components and systems which have been historically fabricated in metal. For example, the Company generates significant revenue from several products which were not previously fabricated in plastic, such as the plastic rocker arm covers, the Cross Car Beam and the step-assist. The Company is now actively marketing these technologies to other OEMs for use in other platforms. The Company has also developed and is field testing a composite pickup truck bed that weighs less and has increased durability compared to steel beds currently in use. The Company expects plastic content per vehicle for exterior, structural/functional components to continue to increase during the next several years.

 Acquire Complementary Manufacturers

  The Company intends to selectively pursue attractive opportunities to acquire exterior, structural/functional parts manufacturers that have the potential to increase profitability and improve its strategic position. These acquisition opportunities are available because: (i) these product segments have been historically fragmented; (ii) OEMs are focusing their supplier consolidation efforts in these areas, requiring fewer, but more competitive, suppliers; and (iii) many such suppliers are subsidiaries or divisions of significantly larger entities (as in the acquisitions of Rockwell, GenCorp RPD, Eagle-Picher and Goodyear-Jackson) which may not be inclined to devote the resources necessary to compete effectively as a Tier 1 supplier. Successful acquisitions could broaden the Company's product lines and manufacturing capabilities, improve the absorption of corporate overhead and enhance its attractiveness as a Tier 1 supplier to the OEMs.

 Penetrate New Markets and Access New Technologies Through Joint Ventures and Licensing Arrangements

  The Company seeks to exploit joint ventures and licensing arrangements to develop new products, materials and processing technologies that provide opportunities for growth while limiting its investment risk. The Company currently has joint ventures with E.I. du Pont de Nemours and Company, Siebe Fluid Systems and Menzolit Fibron and a licensing agreement with Empe Ernst Pelz GmbH & Co. KG and Empe Ernst Pelz Vetrebs GmbH.

 Expand Non-automotive Market Presence

  Consummation of the Eagle-Picher Acquisition will allow the Company to diversify its customer base beyond OEMs, thus further capitalizing upon the Company's core SMC manufacturing technologies and processes. Eagle-Picher manufactures non-automotive products, including jet-ski components for Polaris and Kawasaki, tractor panels for John Deere, residential door systems for Pease and Caradon Peachtree and outboard motor housings for Mercury Marine. This business is supported by a dedicated sales force, product design staff and manufacturing facility.

  Pro Forma for the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition, the Company generated non-automotive sales of approximately $22 million in 1996. Management believes that there exists significant opportunity to expand SMC sales to non-automotive customers as such customers better realize the product attributes of SMC.

EXISTING JOINT VENTURES AND LICENSING ARRANGEMENTS

  The Company has established several joint venture and alliances in the United States and in Europe to gain access to new materials, new processing technologies and to open new markets. The forming of these joint ventures provide considerable advantages to the Company over their traditional competitors.

  The DuPont joint venture is currently working to a high grade, low cost, fiber reinforced, recycled PET material, which will be used as an automotive interior material, when reinforced with nature fibers, or as an exterior material, when reinforced with glass fibers or as a structural material, when reinforced with carbon fibers. The Company believes that it will have a considerable competitive advantage, through the joint development of this multipurpose, recycled material. This program is partially funded by the United States Government under the NIST program.

  The Empe licensing agreement gives the Company exclusive rights in the NAFTA market to the patented Empeflex material. This material consists of a matrix of polypropylene and natural fibers which allows that an interior Door Panel or Package Shelf can be decorated during the compression molding cycle in a cost saving, one step system.

  The Company has developed the Siebe Fluid System quick connect/disconnect automotive fluid handling system. This system provides for a two part, self contained snap on design. This allows the automotive manufacturer to integrate their new fluid connect systems directly to the radiator, transmission or to the brake cylinders. At the same time it provides quick access to the system for repair mechanics. The system is currently being tested by all major U.S. auto manufacturers and the Company expects a job award from GM soon.

  The Menzolit Fibron joint venture was established to give the Company direct access to the European automakers. The Company believes that Menzolit Fibron is one of Europe's largest SMC supplier. The Company also has access to their material and processing technologies. This joint venture has resulted in the job award of a spoiler from BMW, and a trunk lid from Mercedes.

CUSTOMERS

  The Company has a diverse customer base, including Ford, GM, Chrysler, Honda, Mazda, Nissan, Volkswagen, Freightliner, Kenworth, Mack Truck and Volvo Heavy Truck. The Company has close ties to the automobile manufacturing community and has integral components in some of the industry's most popular vehicles. The Company currently has products in over 70 vehicles, including high-volume, long-lasting model cars sold in the United States such as the Ford Explorer, Ranger, Taurus and F-150 truck, the GM Suburban and Astro Mini-Van and the Honda Accord. The following chart highlights vehicles which use products produced by the Company:

         1996 VEHICLE NAMEPLATES--AND SELECTED NON-AUTOMOTIVE CUSTOMERS

COMPANY                                                   MODELS
-------                  ------------------------------------------------------------------------
AUTOMOBILE AND LIGHT
 TRUCK:
Auto Alliance(1)........ Mazda 626           Mazda MX6
Chrysler
 Automobiles............ Chrysler Concorde   Dodge Intrepid    Dodge Viper       Dodge Viper
                         Eagle Vision        Neon              Convertible       Coupe
 Light Trucks........... Dodge Caravan       Dodge Dakota      Dodge Ram Van*    Jeep Cherokee
                         Jeep Grand          Jeep Wrangler     Plymouth Voyager
                         Cherokee
Ford
 Automobiles............ Ford Crown          Ford Mustang      Ford Taurus       Ford
                         Victoria Lincoln    Lincoln Mark      Lincoln Town      Thunderbird**
                         Continental**       VIII              Car**             Mercury Cougar**
                         Mercury Grand
                         Marquis**
 Light Trucks........... Ford Aerostar Van   Ford Bronco       Ford Econoline    Ford Explorer
                         Ford F-Series       Ford Ranger       Ford Windstar     Mercury
                         Pickup                                                  Villager*
General Motors
 Automobiles............                     Buick LeSabre     Buick Park        Buick Regal
                                             Cadillac          Avenue            Cadillac Seville
                                             Eldorado          Cadillac          Chevrolet Lumina
                         Buick Riviera       Chevrolet Camero  Fleetwood         Oldsmobile
                         Cadillac Deville    Oldsmobile        Chevrolet         Intrigue Saturn
                         Chevrolet Barretta  Aurora Pontiac    Corvette          SL
                         Chevrolet Monte     Firebird          Oldsmobile
                         Carlo Pontiac                         Cutlass Saturn
                         Bonneville                            SC
 Light Trucks........... CK                  Chevrolet Astro   Chevrolet Blazer  Chevy Lumina APV
                         Pickup/Tahoe/Yukon  Chevrolet Tahoe   Oldsmobile        Oldsmobile
                         Chevrolet Suburban  Pontiac Trans     Bravada           Silhouette*
                         Opel Saturn         Sport
Honda................... Honda Accord        Acura
Nissan.................. Quest*
Volkswagen.............. Jetta               Golf
CAMI(2)................. GEO Tracker
Mazda................... Miata*              MPV*
Toyota.................. Micro Bus*          Sierra Minivan
Subaru.................. Legacy Wagon*       Legacy Sedan*
Isuzu................... Frontera*
Mitsubishi.............. Eclipse*            Eagle*
HEAVY TRUCKS:
                         Freightliner
                         GM
                         Ford
                         Volvo Heavy Truck
                         Mack Truck
                         Kenworth
NON-AUTOMOTIVE:
Caradon................. Residential door
                         skins*
Pease................... Residential door
                         skins*
Premedoor............... Residential door
                         skins*
AM General.............. Hummer*             Humvee*
John Deere.............. Tractors*           Combines*
Kawasaki................ Jet skis*
Ford New Holland........ Tractors*
U.S. Military........... Tank set*
Polaris................. Jet skis*
Hyster.................. Lift Trucks
Toyota.................. Lift Trucks*
Mercury Marine.......... Marine outboard
                         engines*
Kodak................... Toner bottles
Xerox................... Toner bottles
Purex................... Swimming pool
                         filters
Menasha.................

--------
 * Attributable solely to the Eagle-Picher Acquisition.
**Attributable solely to the Goodyear-Jackson Acquisition.
(1)Ford/Mazda joint venture.
(2)GM/Suzuki joint venture.

PRODUCTS

  The Company's principal products include the exterior, structural/functional, interior form and industrial parts listed below. The products manufactured by the Company are made from a variety of thermoset and thermoplastic materials. See "--Manufacturing Processes." The Company's product diversity, illustrated by the table below, positions the Company as a versatile source to the automotive and truck industry.

       EXTERIOR         STRUCTURAL AND FUNCTIONAL      INTERIOR         NON-AUTOMOTIVE
       --------         ------------------------- ------------------- -------------------
Hoods and hood assem-     Headlamp carriers       Steering column     Blow molded bottles
blies                     Engine                  bezels              Forklift body
Liftgates and doors       shields/covers          Glove box door and  panels*
Roof and roof moldings    Structural beams         assemblies         Swimming
Fenders                   Bumper beams            Instrument panel     poolfilters/heater
Bodyside                  Structural              trim  components     covers
moldings/rubstrips        component  carriers     Liftgate trim       Residential door
Windshield surrounds      Load floors             panels               systems*
Deck lids                 Fuel tank shields       Door trim panels    Personal watercraft
Hatches                   Seat pans/backs         Rear shelf panels    decks & covers*
Storage doors             Knee bolsters           Consoles            Military vehicle
Spoilers                  Fluid systems           Seat backs/bases    hoods,  engine
Fairings                  linkages                Shift knobs         covers &  seats*
Grill opening retain-     Rocker arm covers       Garnish molding     Tractor hoods,
ers**                     Fan shrouds              systems             shields/pans,
Grill opening panels**    Radiator support        Handles              consoles and
                          beams                   Rear shelves        seats*
                          Bearing cages           Electrical carriers Combine components*
                          Steering yokes          Cargo doors         Lift truck hoods*
                          Battery trays           Sunshades           Outboard engine
                          Gears                                        cowls*
                          Fuel valves
                          Plenums (firewalls)
                          Windshield cowls
                          Air spring
                          pistons**

--------
 * These parts are attributable solely to Eagle-Picher.
** These parts are attributable solely to Goodyear-Jackson.

MANUFACTURING PROCESSES

  The Company has a full range of equipment, including compression molding presses from 50 to 4,000 tons, injection molding presses from 28 to 2,500 tons, single and twin screw extrusion and co-extrusion machines and 7 to 90 ton blow-molding machines. These capabilities allow the various operating divisions of the Company extensive manufacturing flexibility. The Company is capable of processing both thermosets and thermoplastics. Thermosets are heated and pressurized plastics which undergo a chemical change and generally provide superior impact strength, dimensional stability and heat resistance as compared to other plastics. Thermoplastics are heated into a liquid state and then formed through injection, blow-molding, extrusion or compression processing techniques. Thermoplastics can be re-heated to be used again in conjunction with virgin materials.

  Through the GenCorp Acquisition, the Company has become the leading manufacturer of SMC, a material from which large exterior body panels are molded. SMC is one of the newest technologies in the automotive plastics industry and the Shelbyville, Indiana facility, acquired in connection with the GenCorp Acquisition, is one of the newer state of the art facilities producing parts from SMC. SMC is a type of fiber reinforced plastic, which, in 1995, was used for over 400 components on over 100 domestic and import passenger and truck lines produced by 16 manufacturers. The use of SMC has increased from approximately 147 million pounds in 1992 to 240 million pounds in 1996, a CAGR of approximately 13%. SMC is particularly well-suited for exterior and structural/functional parts because of its superior design flexibility, corrosion resistance, dent resistance and dimensional and structural stability. Management believes that it is the leading manufacturer of SMC automotive products in North America.

  Through the Eagle-Picher Acquisition, the Company acquired 48 additional compression molding presses ranging up to 4,400 tons and also acquired additional SMC production capacity. Further, the Eagle-Picher Acquisition added top coat paint producing lines, providing a capability to top coat paint automotive components to Class A standards which the company did not previously have.

  Eagle-Picher's automated paint systems have high volume capabilities. The conveyor lines have adjustable speeds and can handle parts in a variety of sizes (up to ten feet in length by five feet wide and three feet thick). Related systems include ovens (up to 500(degrees)F) with high discharge rates; multi-stage power washers; and numerous waterfall spray booths connected to ovens by conveyors.

  Through the Goodyear-Jackson Acquisition, the Company acquired 16 compression molding presses ranging from 250 to 3,000 tons and 10 injection molding presses ranging from 500 to 2,200 tons. The Goodyear-Jackson Acquisition also added additional SMC making production capacity.

  Quality throughout the manufacturing process is maintained through the implementation of statistical process control ("SPC") techniques. Typical characteristics measured and controlled through SPC methods include material properties such as viscosity, gel time, sheen or gloss color and other quantifiable physical and appearance properties for exterior and interior components. Characteristics for structural/functional parts including physical properties and dimensional stability at both the component and systems level are monitored. SPC data provide the production operator with trend information on the process which allows for proactive measures to be implemented to assure product specifications are maintained and to minimize variation.

RAW MATERIALS AND SUPPLIERS

  The Company's primary raw materials include engineered resins, glass-filled resins, mineral-filled resins, polyethylene, polypropylene, polyvinyl chloride and ABS resins. Additionally, the Company manufactures all of its own SMC. The Company's principal suppliers include General Electric Company (resins), Bayer (resins), Ashland Chemical (resins), Alpha Owens Corning (resins), Dow Chemical Company (resins), DuPont (resins), GenCorp, Inc. (adhesives and paint), Vetrotex Certainteed (glass fiber), Owens Corning (glass fiber), PPG (glass fiber and paint) and Sherwin Williams (paint). Historically, the vast majority of the Company's raw materials generally have been available, and no serious shortages or delivery delays have been encountered. Certain of the Company's suppliers must be pre-qualified by the Company's customers. Management believes that its relations with its principal suppliers are good. The Company has never experienced major disturbances in its flow of raw material or supplies. The Company attempts to work with suppliers to obtain longer-term buying agreements, share technologies and resources and build relationships.

ENGINEERING/RESEARCH AND DEVELOPMENT

  The Company has the ability to design and engineer its products to meet its customers' specific applications and needs. The Company has an engineering and research and development staff of professionals. The Company utilizes advanced quality planning techniques by coordinating manufacturing and engineering in development/launch teams. These teams work together to produce the most efficient, cost competitive design for the customer using advanced techniques including integrated CAD/CAM design systems. In addition, in 1996, the Company supplemented its design capabilities by opening an engineering and technical center in association with MascoTech, Inc., which further strengthens its full service design capabilities to the automotive industry.

COMPETITION

  The Company operates in a highly competitive environment. Recently, the automotive plastic parts industry has consolidated many small entities into fewer, much larger entities. The OEMs have adopted supplier management policies designed to rationalize their supply base. See "--Automobile and Light Truck Components

Industry--Consolidation of Supplier Base by OEMs." In the exterior and structural/functional market segments, the Company's major competitors include Budd Canada, Venture Holdings Trust and Rymac Investment Trust. The interior business is largely consolidated around such suppliers as Magna International, Textron Automotive Division, JCI, Inc., United Technologies Automotive Division and Lear Seating. Although the exterior and structural/functional market segments are still fragmented, the Company expects them to consolidate along the lines of the interior market segments.

  The Company competes on the basis of cost, product quality, timely delivery, design support, customer service, product mix and new product innovation. The Company competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. Once a supplier has been designated to supply parts to a new program, an OEM will usually continue to purchase those parts from the designated supplier for the life of the program, and generally the supplier has an advantage in obtaining replacement business.

PROPERTIES

  The Company's executive offices are located in approximately 24,000 square feet of owned space at 555 Horace Brown Drive, Madison Heights, Michigan. The Company has 19 operating facilities with a total of approximately 2.4 million square feet of space. Molding operations are located at all of its operating facilities other than Rushville, Indiana, which is an assembly and warehouse facility. The Company believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current and projected manufacturing and distribution needs through the 1997 model year. The following sets forth certain information concerning the Company's operating facilities:

LOCATION                                            SQUARE FOOTAGE  OWNED/LEASED
--------                                            --------------  ------------
Dearborn, MI (3 facilities)........................      87,000     Owned
Lapeer, MI.........................................     230,000     Owned
Woodstock, Ontario, Canada.........................      50,000     Leased
Canandaigua, NY (3 facilities).....................     280,000     Owned
Newton, NC.........................................      54,000     Owned
Lenoir, NC (3 facilities)..........................     160,000     Owned/Leased
Centralia, IL......................................     473,000     Owned
Shelbyville, IN....................................     366,000     Owned
Rushville, IN......................................      97,440     Leased
Madison Heights, MI (APX facility).................      90,000     Leased
Grabill, IN(1).....................................     225,000     Owned
Ashley, IN(1)......................................     130,000     Owned
Huntington, IN(1)..................................     174,000     Owned
Jackson, OH(2).....................................     220,400     Leased
Rio Clara, Brazil(3)...............................       7,480(4)  Leased
                                                      ---------
  Total............................................   2,636,840
                                                      =========

--------
(1) Eagle-Picher facilities.
(2) Goodyear-Jackson facility.

(3) Owens-Corning Brazil.

(4) Square meters.

  The Company also owns property and improvements in Vassar, Michigan, which is currently being used by the Company for storage, but which is expected to be leased (with an option to purchase) to a third party. The Company also owns property in Pittsford Township, New York, which is currently unoccupied.

EMPLOYEES

  As of September 30, 1997, the Company had approximately 4,590 employees of whom approximately 1,659 are union members. Approximately 3,819 are hourly employees and approximately 771 are salaried personnel. The Company is a party to collective bargaining agreements with respect to hourly employees at its Centralia, Lapeer, Woodstock and Dearborn facilities. The agreement with the UAW at the Centralia facility expires on October 1, 1998. With respect to this agreement, the Company and the UAW have begun preliminary discussions regarding benefits and other issues to minimize potential obstacles to reaching an acceptable agreement prior to expiration. The agreement with the UAW at Dearborn expires on September 30, 1999, and the agreement with the UAW at the Lapeer facility expires on February 1, 2000. The agreement with The Canadian Automobile Workers Union at the Woodstock facility expires on March 22, 1998, and the Company anticipates commencing preliminary negotiations with the UAW on this agreement in the fall of 1997. Each of the Company's agreements with the UAW contains a no-strike clause. The Company has successfully negotiated closing agreements with the International Union of Electrical Workers, Furniture Workers Division, Local No. 420 and the International Union, United Plant Guard Workers of America and its affiliated Local No. 40 in connection with the cessation of operations at Ionia. As of May 31, 1997, Eagle-Picher had 820 employees, none of whom were subject to collective bargaining agreements. As of March 31, 1997, Goodyear-Jackson had 451 employees, 393 of whom were members of the United Steel Workers of America, AFL-CIO/CLC Local No. 820-L and subject to a collective bargaining agreement which expires April 15, 2000.

  As of September 1, 1997, Owens Corning Brazil had 134 employees, 104 of whom are covered by a collective bargaining agreement between the Industry Syndicate of Glass, Flat and Hollow Crystal of the State of Sao Paulo and the Union of Workers in Glass, Crystal and Mirror Industries of the State of Sao Paulo. This industry wide agreement is negotiated each year with the current agreement expiring on November 30, 1997. There does not appear to be any significant issues which would prevent an adoption of a mutually acceptable agreement in November 1997.

  Management believes its relationship with its employees is generally good. The Company has not experienced significant work interruptions resulting from serious labor disputes with its employees.

  During the last two years, the only organizing activity within the Company's non-union facilities to come to the Company's attention was at the Canandaigua location. The organizing attempt was taken to a vote by employees on April 11, 1997, where the Company prevailed. The Company monitors this activity closely and is not aware of any current organizing activity at any of its non-union locations.

PATENTS

  The Company owns various patents which aid in maintaining its competitive position. These patents expire in the next ten years. The expiration of such patents are not expected to have a material adverse effect on the Company's operations.

ENVIRONMENTAL MATTERS

  Like similar companies, the Company's operations and properties are subject to extensive federal, state, local and foreign regulation under environmental laws and regulations concerning, among other things, emissions into the air, discharges into the water, the remediation of contaminated soil and groundwater, and the generation, handling, storage, transportation, treatment and disposal of waste and other materials (collectively, "Environmental Laws"). Inherent in manufacturing operations and the Company's real estate ownership and occupance activities is the risk of environmental liabilities as a result of both current and past operations, which liabilities cannot be predicted with certainty. The Company has incurred and will continue to incur costs associated with Environmental Laws in its business. As is the case with manufacturers in general, if a release of hazardous materials occurs on the Company's properties or at any off-site disposal location utilized by the Company or its predecessors, the Company may be held strictly, jointly and severally liable for response costs and natural resource damages under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and similar state and foreign laws (collectively, "Superfund"). While the Company devotes resources to ensuring that its operations are conducted in a manner which reduces such risks, the amount of such liability could be material.

  The soil and groundwater at the Company's Brickyard Road facility, located in Canandaigua, New York, contain hazardous materials in excess of applicable state cleanup standards. The Company currently estimates that the total cost to be incurred at this facility as a result of environmental conditions could range up to $0.6 million.

  The soil and groundwater at the Company's 111 North Street facility, located in Canandaigua, New York, contain hazardous materials in excess of applicable state cleanup standards. The Company is currently remediating the facility pursuant to a consent order entered into with the State of New York. The Company has spent approximately $0.25 million to date and currently estimates that remediation costs over the next four or five years should not exceed an additional $0.5 million.

  The soil and groundwater at a facility located on Linden Road in Rochester, New York, which is vacant, contain hazardous materials in excess of applicable state cleanup standards. The Company currently estimates that expenditures for remediation could reach $0.5 million.

  Each of these preliminary cost estimates is based upon currently available information. The actual cost of further investigation or remediation could differ materially from these projections.

  Under the terms of the Rockwell Plastics acquisition transaction, Rockwell has indemnified the Company for past environmental liabilities (the "Rockwell Environmental Indemnity"), subject to a maximum aggregate contribution by the Company of $0.6 million and to the survival period of Rockwell's environmental representations and warranties, which expire July 2004. Since the time of the Rockwell Plastics acquisition, Rockwell, pursuant to the Rockwell Environmental Indemnity, has performed additional investigation and analyses of the facilities acquired in that acquisition. These assessments verified some of the Company's findings but disagreed with others. Rockwell has subsequently remediated certain areas of the facilities and Rockwell and the Company are currently discussing the remaining unremediated areas. Notwithstanding the Rockwell Environmental Indemnity, the Company could be pursued in the first instance by governmental authorities or third parties with respect to such matters, subject to its right to seek indemnification from Rockwell. If Rockwell fails to honor its obligations under the Rockwell Environmental Indemnity, the Company would be required to bear the cost of bringing the former Rockwell facilities into substantial compliance in which event the Company's total exposure could be material. However, the Company has no reason to believe that Rockwell will not honor its remediation commitments.

  With respect to the facilities acquired in the GenCorp Acquisition, the Company identified a number of permitting, contamination, off-site liability, recordkeeping, reporting and hazardous waste regulation non-compliance issues. Since that acquisition, the Company believes it has brought the former GenCorp facilities into substantial compliance with applicable Environmental Laws. Under the terms of the transaction, the Company did not assume any liabilities arising from pre-existing violations of Environmental Laws, pre-existing contamination at GenCorp RPD facilities or off-site disposal of waste materials under Superfund. The Company is completely indemnified for these non-assumed liabilities (the "GenCorp Indemnity"). Notwithstanding the GenCorp Indemnity, the Company could be pursued in the first instance by governmental authorities or third parties with respect to such matters, subject to its right to seek indemnification from GenCorp, Inc. If GenCorp, Inc. fails to honor the GenCorp Indemnity, the Company's total exposure for environmental matters arising from the GenCorp Acquisition could be material. However, the Company has no reason to believe that GenCorp, Inc. will not honor the GenCorp Indemnity.

  With respect to the facilities acquired in the Eagle-Picher Acquisition, the Company identified a number of permitting, contamination, off-site liability, recordkeeping, reporting and hazardous waste regulation non-compliance issues. The Company intends to bring the Eagle-Picher facilities into substantial compliance with applicable Environmental Laws as soon as possible. Under the terms of the transaction, the Company did not assume any liabilities arising from off-site disposal of waste materials under Superfund, and the Company is completely indemnified for this potential Superfund liability by Eagle-Picher. In addition, the Company is indemnified by Eagle-Picher against any fines or penalties arising out of any pre-existing violations of Environmental Laws. Subject to a maximum indemnification limit of 53.25 million, the Company is also indemnified for any unidentified on-site contamination at, on, under or about the former Eagle-Picher facilities and unindemnified non-compliance issues, provided the Company asserts an indemnification claim within four years of the Eagle-Picher Acquisition. Finally, and in addition to its indemnity obligations, Eagle-Picher covenanted to remediate identified contamination as presently in place or as materially changed prior to 2003, (subject to certain financial limitations in the event of change in clean-up standards) at the former Eagle-Picher facilities pursuant to and in accordance with applicable state industrial standards. Notwithstanding these Eagle-Picher covenants and indemnification obligations, the Company could be pursued in the first instance by governmental authorities or third parties with respect to such matters, subject to its right to seek indemnification from Eagle-Picher. If Eagle-Picher fails to honor those indemnities or covenants provided to the Company, the

Company's total exposure for environmental matters arising from the Eagle-Picher Acquisition could be material. However the Company has no reason to believe that Eagle-Picher will not honor the covenants or indemnities provided to the Company under the Eagle-Picher Acquisition.

  With respect to the facility acquired in the Goodyear-Jackson Acquisition, the Company identified a number of contamination, off-site liability, recordkeeping, hazardous waste regulation, underground storage tank, wastewater discharge and permitting non-compliance issues. The Company intends to bring the Goodyear-Jackson facility into substantial compliance with Environmental Laws as soon as possible. Under the terms of the acquisition, the Company is indemnified for the costs associated with rectifying identified violations of Environmental Laws. The Company did not assume any liabilities arising from off-site disposal of waste materials under Superfund, and the Company is fully indemnified for any potential Superfund liability by Goodyear. In addition, the Company is indemnified by Goodyear, subject to a maximum indemnification limit of $2.5 million and after bearing the first $0.25 million of claims and a cost-sharing formula thereafter, against any unidentified pre-existing compliance issues under Environmental Laws and any unidentified on-site contamination at, on, under or about the former Goodyear-Jackson facility, provided the Company asserts an indemnification claim within three years of the Goodyear-Jackson Acquisition. In addition to its indemnity obligations, Goodyear covenanted to remediate identified contamination in excess of applicable regulatory limits and to make reasonable efforts to obtain a covenant not to sue under applicable state laws. Before remediating, Goodyear agreed to reimburse the Company, up to a maximum of $1.0 million, to investigate and repair the causes or sources of the identified contamination. Notwithstanding these Goodyear covenants and indemnification obligations, the Company could be pursued in the first instance by governmental authorities or third parties with respect to such matters, subject to its right to seek indemnification from Goodyear. If Goodyear refuses to honor the indemnities or covenants provided to the Company, the Company's total exposure for environmental matters arising from the Goodyear-Jackson Acquisition could be material. However, the Company has no reason to believe that Goodyear will not honor the covenants or indemnities provided to the Company in connection with the Goodyear-Jackson Acquisition.

  A number of the Company's facilities are likely to be required to comply with the provisions of the Federal Clean Air Act, including Titles III and V of the CAA. Title III of the CAA includes provisions requiring the implementation of Maximum Achievable Control Technology (MACT) to reduce emissions of certain hazardous air pollutants, including styrene, at certain manufacturing facilities emitting designated quantities of such pollutants. Air pollution controls to address styrene emissions could cost approximately $1.0 million per facility and, if MACT is ultimately required in connection with both the manufacture and use of this compound, may be required at three to five of the Company's facilities. It is possible that the cost of complying with the CAA could be material and the Company's failure to comply with the CAA in the future would likely have a material adverse effect on the Company.

  Based upon the Company's experience to date, as well as the existence of certain remediation and indemnification agreements obtained in connection with those acquisitions described above, the Company believes that the future cost of compliance with existing Environmental Laws and liability for identified environmental claims will not have a material adverse effect on the Company's business, results of operations or financial position. However, future events, such as new information, more vigorous enforcement policies of regulatory agencies, stricter or different interpretations of existing Environmental Laws, changes in existing Environmental Laws or their interpretation, or the failure of indemnitors to fulfill their contractual obligations, may give rise to additional costs or claims that could have a material adverse effect on the Company's business, results of operations or financial condition.

  The Company's accounting policy is to accrue for environmental claims which it considers probable and reasonably estimable and to disclose a range of reasonably possible claims. See Note 1 to the Company's consolidated financial statements contained elsewhere in this Prospectus.

LEGAL PROCEEDINGS

  From time to time the Company is engaged in routine litigation arising in the ordinary course of business; however, the Company is not party to any lawsuit or proceeding which, individually or in the aggregate, in the opinion of management, is likely to have a material adverse effect on the financial condition or results of operations of the Company.

  Eagle-Picher is a defendant in litigation commenced in May 1997 by Caradon Doors and Windows Inc. ("Caradon"), in the U.S. District Court, Northern District of Georgia. Caradon alleges that Eagle-Picher induced it to buy door skins from Eagle-Picher, causing Caradon to infringe upon a patent held by Therma-Tru Corporation, contrary to Eagle-Picher's representations. The complaint alleges claims for damages exceeding $10 million. Eagle-Picher intends to vigorously defend the claims in the complaint.

  On September 15, 1997, Therma-Tru Corporation filed an action against the Company and Pease Industries, Inc. alleging patent infringement under 35 U.S.C. (S) 271 and related claims, based upon substantially the same facts as in the Caradon case. Therma-Tru seeks an injunction against Cambridge and money damages of an unspecified amount.

  The proceedings are not sufficiently advanced in either the Caradon or the Therma-Tru case to allow an assessment of likely exposure for the claims, if any. Under the terms of the Eagle-Picher Acquisition, the Company believes that it will be fully indemnified by Eagle-Picher for any amounts ultimately owed to Caradon or Therma-Tru resulting from the litigation.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below are the names, ages as of August 5, 1997 and a brief account of the business experience of each person who will be a director, executive officer or other significant employee of the Company or Holdings.

          NAME           AGE                        POSITION
          ----           ---                        --------
Richard S. Crawford.....  50 Chairman of the Board and Chief Executive Officer
Kevin J. Alder..........  39 Chief Operating Officer and President
John M. Colaianne.......  41 Chief Financial Officer and Secretary
C. Keith Chulumovich....  36 Corporate Controller and Treasurer
Thomas N. Paisley.......  45 President--Structural/Functional Division
Richard H. Frank........  58 President--Specialty Vehicle/Commercial Truck Division
Patrick Pavelka.........  45 President--Interior Systems Division
Terry S. Werrell........  61 President--Industrial Products Division
Michael E. Kilpinen.....  51 Executive Vice President--R&D-Technical Services
Dale L. Freel...........  40 Vice President--Purchasing and Tooling
Alan M. Swiech..........  39 Vice President--Human Resources
David W. Marten.........  41 Vice President--Quality
Jerrold L. Glick........  53 Director
Ira J. Jaffe............  57 Director
Robert C. Gay...........  44 Director
Edward W. Conard........  40 Director
Ronald P. Mika..........  36 Director

  RICHARD S. CRAWFORD founded a predecessor of the Company in 1988. Mr. Crawford was President, Chief Executive Officer and director of the Company, Holdings and its predecessors from their inception to March, 1996 when he became Chairman of the Board of the Company and Holdings. Prior to founding the company which was to become the Company, Mr. Crawford founded a real estate, construction and marketing firm, the Lakeside Investment Company. He has also been active as a real estate developer, financial investor and merger and acquisition specialist.

  KEVIN J. ALDER joined the Company in November 1996. Mr. Alder possesses 17 years of industrial experience varying from Engineering to Operations Management. From 1993 until joining the Company, Mr. Alder was the Vice President Operations & Sales at Magna Interior Systems Group. In addition, he held the position of Vice President Operations at Textron, President and Chief Operating Officer at US Farathane Corporation and Vice President Operations (General Plants Manager) at Johnson Controls and Engineer/Quality Engineer at John Deere.

  JOHN M. COLAIANNE joined the Company in June 1996 and was appointed Executive Vice President Business Development in December 1996, and in April 1997 he was appointed Chief Financial Officer. Mr. Colaianne has 18 years financial experience with 12 years automotive related and six years aerospace and railway experience. From 1993 until joining the Company, Mr. Colaianne was Chief Financial Officer at RPI, Inc. and Butler Metal Products, American & Canadian subsidiaries of Oxford Investment Group. Prior to that he was Corporate Controller and Vice President of Freedom Forge Corporation (specializing in railway parts), Corporate Controller/Controller at American Technologies/Ferro Manufacturing (specializing in automotive and aerospace) and Auditor of automotive and property development industries with Touche Ross & Co.

  C. KEITH CHULUMOVICH joined the Company in 1993 as controller of the Dearborn facility. Prior to becoming corporate controller in early 1996, he was also controller of the Lapeer facility. Prior to joining the Company, Mr. Chulumovich was a manager with Deloitte & Touche llp in Detroit, serving clients for nine years in manufacturing, leasing and other industries.

  THOMAS N. PAISLEY joined the Company upon the consummation of the Company's acquisition of Rockwell Plastics. Mr. Paisley has over 27 years experience in manufacturing. Mr. Paisley joined the Company's Ontario facility of Butler Polymet in 1976 as Production Manager. In 1983 he moved to Lenoir as Manufacturing Manager. In 1990, after the acquisition of Butler Polymet by Rockwell Plastics, Mr. Paisley was promoted to Plant Manager of the Lenoir facility. In 1993, Mr. Paisley was promoted to Director of Structural/Functional and Energy Management Systems for Rockwell Plastics. In August 1994 Mr. Paisley became General Manager of Cambridge North Carolina operations and was promoted to President of Engineered Products Division in October 1994.

  RICHARD H. FRANK joined the Company in 1994 upon the consummation of the Company's acquisition of Rockwell Plastics, where he had been employed for 18 years. Prior to joining Rockwell, Mr. Frank was employed for 18 years in various positions by General Motors. Mr. Frank is a member of the Industrial Development Research Council, the Society of Plastic Engineers and the Project Management Institute.

  PATRICK PAVELKA joined the Company in 1988 and, prior to becoming the General Manager of the Lapeer facility, was General Manager of the Dearborn facility. Prior to joining the Company, Mr. Pavelka was a manufacturing and materials manager for Signet Industries. Mr. Pavelka has over 20 years of experience in the areas of manufacturing and materials management.

  TERRY S. WERRELL joined a predecessor of the Company in June 1992. Mr. Werrell has 42 years of manufacturing and engineering experience in the automotive industry, 20 years with General Motors in various management positions and 22 years in the supplier industry serving in general management positions. Prior to joining the Company he was a co-owner of a decorative zinc die casting company headquartered in Detroit.

  MICHAEL E. KILPINEN joined the Company in March 1996 upon the consummation of the GenCorp Acquisition where he had been employed since 1989. Prior to becoming Executive vice President Engineering and Technology, Mr. Kilpinen served in various engineering management positions with ASC, Ford Motor Company Body Engineering and American Motors Corporation.

  DALE L. FREEL joined the Company in December 1996 as Vice President of Purchasing and Tooling. From 1993 until joining the Company, Mr. Freel held various purchasing positions within the Lear Corporation. Prior to that he held various manufacturing and sales positions with General Motors, CPC Division, specializing in stampings, plastics and tooling.

  ALAN M. SWIECH joined the Company in August 1996. Prior to joining the Company Mr. Swiech served as Employee & Industrial Relations Manager at United Technologies Automotive since 1993. He was previously with Pratt & Whitney Aircraft (United Technologies Corporation), an aerospace manufacturer, from May 1982 until July 1993 where he held various management positions within the Human Resources Organization. Mr. Swiech has over 18 years experience in the area of labor relations and human resource management.

  DAVID W. MARTEN joined the Company in 1996 as Vice President of Quality and Continuous Improvement. Mr. Marten has over 22 years experience in automotive and heavy truck component manufacturing. From January 1995 until joining the Company, Mr. Marten was Director-Product & Process Improvement for Echlin Automotive, Preferred Technical Group. From April 1989 until joining Echlin Automotive, Mr. Marten was Manager-Product & Process Quality for TRW Inc., Vehicle Safety Systems.

  MR. GLICK was a director of the Company and Holdings from August 1, 1994 through November 17, 1995, and was re-elected as a director in March 1996. Mr. Glick is an investor in and manager of several commercial and mixed use real estate interests in Colorado. Mr. Glick has been the General Partner of the Columbia Group Limited, the entity responsible for managing the operations of Mr. Glick's various real estate interests, for more than five years preceding the date of this Prospectus. None of Mr. Glick's real estate interests are affiliated with the Company. Since May 1997, Mr. Glick has also been Chairman of American Medical Laboratories, Inc., a Virginia based health care service Company, which is not affiliated with the Company.

  IRA J. JAFFE has been a director of the Company and Holdings since February 27, 1996. Mr. Jaffe has been a member of the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation since 1968, which provides legal services to Holdings and the Company.

  ROBERT C. GAY became a director of the Company and Holdings on November 17, 1995. Mr. Gay has been a Managing Director of Bain Capital, Inc. since April 1993 and has been a general partner of Bain Venture Capital since 1989. Mr. Gay is a director of IHF Capital, Inc., parent of ICON Health and Fitness, Inc., Physio-Control International Corporation, GT Bicycles, Inc., GS Technologies Operating Co., Inc. and American Pad & Paper Company.

  EDWARD W. CONARD became a director of the Company and Holdings on November 17, 1995. Mr. Conard has been a Managing Director of Bain Capital, Inc. since April 1993. From 1990 to 1993, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Previously, he was a Vice President at Bain & Company, where he headed the firm's operations practice area. Mr. Conard is a director of Waters Corporation and Medical Specialties Group, Inc.

  RONALD P. MIKA became a director of the Company and Holdings in March 1996. Mr. Mika has been a Managing Director of Bain Capital, Inc. since January 1997 and, prior to that time, had been a principal of Bain Capital, Inc. since December 1992. Mr. Mika is a director of IHF Capital, Inc., parent of ICON Health and Fitness, Inc.

DIRECTORS' COMPENSATION POLICY

  The outside directors will be reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors, other than Mr. Glick, currently receive no other directors' compensation; Mr. Glick receives compensation of $2,500.00 per Board meeting.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table and notes set forth information concerning the compensation for 1996 for Mr. Crawford, the four other most highly compensated executive officers and the two most highly compensated executive officers of the Company or Holdings who were not executive officers as of the end of 1996.

                          SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION
                                                ------------------------------
                                                                  OTHER ANNUAL
                                                 SALARY           COMPENSATION
NAME AND PRINCIPAL POSITION*                       ($)   BONUS($)     ($)
----------------------------                    -------- -------  ------------
Richard S. Crawford, Director, CEO............. $462,500     -0-     $2,321
Kevin J. Alder, COO/President(1)...............   62,893 $50,000      1,667
Thomas N. Paisley, President-
 Structural/Functional Division................  199,701  15,000     66,851
Richard Frank, President-Specialty
 Vehicle/Commercial Vehicle....................  166,708  10,000      9,578
Patrick Pavelka, President-Interior System
 Division......................................  175,000  25,000     10,483
Richard E. Warnick, COO(2).....................  250,000     -0-      5,287

--------
(1) Reflects Mr. Alder's 1996 cash compensation from November 1996, the date he joined the Company. Mr. Alder is compensated at a current annual rate of $253,000.
(2) In connection with the 1995 Transaction, Holdings purchased Mr. Warnick's 20% interest in Holdings (actually held by R&C Warnick, L.L.C., a limited liability company owned by Mr. Warnick and his wife

   (the "Warnick LLC"), for $10 million, pursuant to a Stock Purchase Agreement dated as of November 17, 1995 in which the Warnick LLC and Mr. Warnick agreed to a five-year covenant not to compete. Simultaneously, Mr. Warnick and the Company entered into an Employment Agreement pursuant to which Mr. Warnick agreed to provide transitional assistance to the Company for a period of two years. Under the Employment Agreement, Mr. Warnick will receive an annual salary of $250,000.
 * Effective December 4, 1996, the employment of Donald Holton as President and a Director of the Company was terminated by mutual agreement of the Company and Mr. Holton. The Company and Mr. Holton have negotiated terms of an agreement, but a written agreement has not yet been concluded. The negotiated terms include: (i) the purchase by Mr. Holton of shares of Class A and Class L Common Stock of Holdings for an aggregate purchase price of $1 million to be paid by application of approximately $350,000 of salary and bonus earned by Mr. Holton during 1996, a promissory note from Mr. Holton in the amount of $500,000 and approximately $150,000 in cash; (ii) full vesting of 2,000 Tranche 1 option shares of Holdings previously granted to Mr. Holton; (iii) payments of severance benefits of approximately $42,000; (iv) continuation of Mr. Holton's non-competition agreement with the Company until no later than December 31, 1997; and (v) Mr. Holton's agreement not to sue Holdings and the Company. There can be no assurance that an agreement with Mr. Holton will be concluded or that if concluded, it will include these terms.

EMPLOYMENT AGREEMENTS

  In connection with the 1995 Transaction, Mr. Crawford entered into an employment agreement with the Company, pursuant to which Mr. Crawford receives an annual base salary in the amount of $475,000 and an annual performance based bonus for an amount not to exceed 50% of his base salary. In addition, Mr. Crawford was paid a $412,500 consulting fee in connection with the GenCorp Acquisition. Mr. Crawford's employment agreement also provides for a severance payment equal to three months of his base salary in the event his employment is terminated for any reason other than resignation. The employment agreement provides that Mr. Crawford will not directly or indirectly compete with the Company for two years following termination of his employment with the Company.

STOCK PURCHASE AND STOCK OPTION AGREEMENTS

  In October 1997, the Company distributed Stock Purchase and Stock Option Agreements to fourteen of its key employees. See "Management--Key Employee Stock and Options Table." Pursuant to those agreements, each employee will be given an opportunity to purchase shares of Class A Common Stock and Class L Common Stock (the "Purchased Shares"), at a per share price of $3.30 and $1,306.80, respectively, and some employees will be granted options (the "Options") to purchase additional shares of Class A Common Stock (the "Option Shares", and together with the Purchased Shares, the "Shares"). The Company anticipates that the agreements will be executed by December 31, 1997, with an effective date of December 1, 1997.

  The consideration for the Purchased Shares is to be paid as follows: (i) at least fifty percent in cash or pursuant to a short-term 8.5% full recourse promissory note, to be repaid out of the employee's bonuses for 1997 and 1998, with any remaining balance being due on May 1, 1999; and (ii) the balance in the form of a five-year 8.5% full recourse promissory note, with interest-only payments being required on an annual basis. Both notes will be secured by a pledge of the Purchased Shares.

  So long as the employee remains employed by the Company, the Purchased Shares will vest over a five year period, beginning on the later of November 17, 1995 or the date the employee first became employed by the Company.

  The Options also will vest over the same five year period, so long as the employee remains employed by the Company, although the occurrence of certain "acceleration events" may cause the Options to become fully vested.

  In order to exercise the Options, the employee must so notify the Company within thirty days after the earlier of the termination of the employee's employment with the Company or the end of the fifth year after the date the Option first became exercisable. Fifty percent of an employee's Options are exercisable at a price of

$3.30 per share, twenty-five percent are exercisable at a price of $642.13 per share, and the balance are exercisable at a price of $972.13 per share.

  The employee may not transfer any of the Shares, except to a charitable remainder trust or certain family members, or under other, limited circumstances.

  On termination of the employee's employment with the Company, the Company and its shareholders may purchase all or a portion of the Shares. The purchase price for vested Shares will be their fair market value, if the employee's employment was terminated for any reason other than cause. In all other circumstances, the repurchase price for the Shares, vested or unvested, will be the lower of fair market value or the original purchase price paid for the Shares. The Company must exercise the repurchase right within one year following termination of the employee's employment, unless the Company is legally or contractually prohibited from exercising such right during such period, in which case the Company shall be entitled to defer such purchase until all such restrictions have been removed.

  Each employee is subject to non-compete, non-solicitation and confidentiality provisions which are set forth in the agreements.

  Set forth below is a table identifying the executive officers who have been presented with Stock Purchase and Stock Option Agreements, and the number of Purchased Shares and Option Shares in respect of each such officer:

                     KEY EMPLOYEE STOCK AND OPTIONS TABLE

                                                  CLASS A CLASS L     TOTAL      SHORT-TERM   EMPLOYEE   CLASS A
     NAME & ADDRESS              TITLE            SHARES  SHARES  PURCHASE PRICE NOTE AMOUNT NOTE AMOUNT OPTIONS
     --------------     -----------------------   ------- ------- -------------- ----------- ----------- -------
 Kevin J. Alder              President and        757.58  189.39   $249,994.87   $124,997.44 $124,997.43  2,500
                            Chief Operating
                                Officer
 Thomas N. Paisley           President and        303.03   75.76   $100,003.17   $ 50,001.59 $ 50,001.58    450
                                  EPG
 Richard Frank                 President          303.03   75.76   $100,003.17   $ 50,001.59 $ 50,001.58    450
                                 SV&CT
 Patrick T. Pavelka            President          303.03   75.76   $100,003.17   $ 50,001.59 $ 50,001.58    450
                               Interiors
 John Colaianne         Chief Financial Officer   303.03   75.76   $100,003.17   $ 50,001.59 $ 50,001.58    450
 Michael E. Kilpinen           Executive          303.03   75.76   $100,003.17   $ 50,001.59 $ 50,001.58    450
                             Vice President
                                  Eng
 David W. Marten             Vice President       151.52   37.88   $ 50,001.60   $ 25,000.80 $ 25,000.80      0
                                Quality
 Alan M. Swiech              Vice President       151.52   37.88   $ 50,001.60   $ 25,000.80 $ 25,000.80      0
                            Human Resources
 Dale L. Freel               Vice President       151.52   37.88   $ 50,001.60   $ 25,000.80 $ 25,000.80      0
                               Purchasing
 Sandra Galloway                Director           30.30    7.58   $ 10,005.54   $  5,002.77 $  5,002.77      0
                            Customer Service
 Dennis R. Agusti               Director           30.30    7.58   $ 10,005.54   $  5,002.77 $  5,002.77      0
                                  MIS
 Charles K. Chulumovich        Controller          30.30    7.58   $ 10,005.54   $  5,002.77 $  5,002.77      0
 Terry Werrell                 President          151.52   37.88   $ 50,001.60   $ 25,000.80 $ 25,000.80      0
                                  SPG
 Peter C. Hermann           VP Market Sales       151.52   37.88   $ 50,001.60   $ 25,000.80 $ 25,000.80      0
                                 Europe

CHANGE IN CONTROL SEVERANCE AGREEMENTS

  Kevin J. Alder, John M. Colaianne, Thomas N. Paisley, Richard H. Frank, Patrick T. Pavelka and Terry S. Werrell each have been presented with a Change In Control Severance Agreement, pursuant to which the Company will pay the employee up to one year's salary and will provide the employee up to one year's benefits as severance pay, in the event there is a "change in control" of the Company or substantially all of the Company's assets are sold (a "Change In Control Event"), and the employee's employment with the successor is terminated without cause or the employee terminates such employment with good reason. Under those same circumstances, the employee will have the option of causing the Company to purchase all or any portion of the Shares, at their fair market value. The period of time during which the Company must make such severance payments and provide such severance benefits will be reduced by the amount of time during which the employee was employed by the Company's successor after the Change In Control Event. The Company anticipates that the agreements will be executed by December 31, 1997, with an effective date of December 1, 1997.

                              SECURITY OWNERSHIP

  The Company is a wholly owned subsidiary of Holdings. The capital stock of Holdings consists of preference stock, par value $.01 per share ("Preference Stock"), Class A common stock, par value $0.01 per share ("Class A Common"), Class L common stock, par value $0.01 per share ("Class L Common"), and Class P common stock, par value $0.01 per share ("Class P Common" and collectively with the Class A Common and Class L Common, "Common Stock"). The Preference Stock is senior in right of payment to the Common Stock; the Class L Common is senior in right of payment to the Class A Common and Class P Common; and the Class P Common is senior in right of payment to the Class A Common. All of the issued and outstanding shares of Preference Stock are owned by Crawford Investment Group L.L.C. ("Crawford LLC"). Holders of Preference Stock have no voting rights except as required by law. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Holdings, including the election of directors. The Bain Funds and Crawford LLC, own 55% and 42%, respectively, of the voting stock and are parties to a stockholder agreement regarding the ownership (including the voting) of such stock. By virtue of such stock ownership and agreement, the Bain Funds and Crawford LLC will have the power to control all matters submitted to a vote of stockholders, including election of directors of Holdings and, indirectly, to elect all directors of the Company.

  The following tables set forth certain information as of the date of the Initial Offering regarding the beneficial ownership of (i) voting common stock by each person (other than directors and executive officers of the Company) known to the Company to own more than 5% of the outstanding voting common stock of Holdings and (ii) voting and non-voting common stock by each director of the Company, each named executive officer and all of the Company's directors and executive officers as a group. To the knowledge of the Company, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted.

                             NUMBER AND       NUMBER AND     NUMBER AND     NUMBER AND      NUMBER AND
                           PERCENTAGE OF    PERCENTAGE OF   PERCENTAGE OF PERCENTAGE OF   PERCENTAGE OF
                            OUTSTANDING      OUTSTANDING     OUTSTANDING   OUTSTANDING     OUTSTANDING
                             SHARES OF        SHARES OF       SHARES OF     SHARES OF       SHARES OF
                              CLASS A          CLASS L         CLASS P      PREFERENCE        VOTING
                             COMMON(1)        COMMON(1)       COMMON(1)       STOCK       SECURITIES(1)
                          ---------------- ---------------- ---------------------------- ----------------
Bain Funds(2)...........  61,333.28  91.3% 15,333.32  57.4%   -0-      0%   -0-       0%  76,804.10 55.3%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
Richard S. Crawford(3)..   2,640.84   3.9% 11,250.00  42.1%  45,000  100%   1,000   100%  58,890.84 42.4%
 Cambridge Industries,
 Inc.
 555 Horace Brown Drive
 Madison Heights, MI
 48071
Robert C. Gay(2)........  61,333.28  91.3% 15,333.32  57.4%   -0-      0%   -0-       0%  76,804.10 55.3%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
Edward Conard(2)........  61,333.28  91.3% 15,333.32  57.4%   -0-      0%   -0-       0%  76,804.10 55.3%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
Ronald P. Mika(2).......  61,333.28  91.3% 15,333.32  57.4%   -0-      0%   -0-       0%  76,804.10 55.3%
 c/o Bain Capital, Inc.
 Two Copley Place
 Boston, MA 02116
All Directors and
 Executive Officers as a
 Group
 (12 persons)(1)(2).....  63,974.12 95.21% 26,720.82 100.0%  45,000  100%   1,000   100% 135,694.94 97.7%

--------
(1) Includes a total of 12,195.63 shares of Class A Common and a total of 1,720.82 shares of Class L Common, respectively, issuable upon exercise of warrants and options exercisable currently or within 60 days from the date hereof. Does not include shares which may be issued to Donald Holton, a former officer and director of the Company. See "Business--Compensation of Executive Officers".
(2) Amounts shown represent the aggregate number of shares of Class A Common (including warrants to obtain Class A Common) and Class L Common (including warrants to obtain Class L Common) held by Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates, BCIP Trust Associates, L.P. and Bain Capital V Mezzanine Fund, L.P. (collectively, the "Bain Funds"). Messrs. Gay, Conard and Mika are directors of the Company and Holdings and are managing directors of Bain Capital Investors, Inc. ("BCI") and Bain Capital Investors V, Inc. ("BCI-V"). BCI is the general partner of Bain Capital Partners IV ("BCP-IV"), BCI-V is the general partner of Bain Capital Partners V ("BCP-V") and Bain Capital V Mezzanine Partners, L.P. ("BCMP-V"). Messrs. Gay and Conard are also limited partners of BCP-IV and BCP-V and Mr. Mika is a limited partner of BCP-V. BCP-IV is the general partner of Bain Capital Fund IV, L.P. and Bain Capital Fund IV-B, L.P. BCP-V is the general partner of Bain Capital Fund V, L.P. and Bain Capital Fund V-B, L.P. BCMP-V is the general partner of Bain Capital V Mezzanine Fund, L.P. Messrs. Gay, Conard and Mika are general partners of BCIP Associates and BCIP Trust Associates, L.P. Accordingly, Messrs. Gay, Conard and Mika may be deemed to beneficially own shares owned by the Bain Funds; although Messrs. Gay, Conard and Mika disclaim beneficial ownership of any such shares.
(3) Includes 45,000 shares of Class P Common and 11,250 shares of Class L Common and 1,000 shares of Preferred Stock beneficially owned by Richard
    S. Crawford through Crawford Investment Group LLC, formerly known as 22708-12 Harper L.L.C., owned 45% by Mr. Crawford, 45% by the 1994 Richard Crawford Qualified Annuity Trust u/a/d December 22, 1994, 5% by Elizabeth
    T. Crawford, his wife, and 5% by the 1994 Elizabeth T. Crawford Qualified Annuity Trust u/a/d December 23, 1994.

                             CERTAIN TRANSACTIONS

THE 1995 TRANSACTION

  In November 1995, Holdings was recapitalized in the 1995 Transaction which included: (i) the purchase of Holdings' common stock for approximately $18 million by the Bain Funds; (ii) the repurchase by Holdings of shares of its common stock (the "Redeemed Shares") (a) from Crawford LLC for $23.25 million,
(b) from an affiliate of Richard E. Warnick for $10.0 million, (c) from an affiliate of John D. Craft, an officer and former director of the Company and a former principal stockholder of Holdings, for $16 million and (d) from DLJ Merchant Banking, Inc. for $21.3 million; and (iii) the exchange of shares of Holdings' common stock (the "Exchanged Shares") held by Crawford LLC for newly issued shares of Holdings' capital stock. The Exchanged Shares and the Redeemed Shares represented all of the outstanding stock of Holdings prior to the 1995 Transaction. As a result, the newly issued capital stock of Holdings referred to above represents all of the capital stock of Holdings. See "Security Ownership."

  Simultaneously with the 1995 Transaction, the Company replaced a credit facility with the Previous Credit Agreement which at that time provided term and revolver facilities in the aggregate principal amount of $185 million. As of March 1, 1996, the Previous Credit Agreement was amended and restated to increase the indebtedness incurred under the various facilities to $215 million in the aggregate, in part to finance the GenCorp Acquisition.

STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT

  Pursuant to a stockholders agreement (the "Stockholders Agreement"), Holdings, Crawford LLC, the Bain Funds and certain other investors have agreed that until certain designated events occur, such parties will vote for three of Bain's nominees and three of Crawford LLC's nominees to the Company's and Holdings' boards of directors. The Stockholders Agreement also contains restrictions (with certain exceptions) on the transfer of the common stock by a party thereto, including rights of first offer of Holdings and other stockholders of Holdings and establishes drag-along and preemptive rights in certain events. The parties to the Stockholders Agreement have also entered into a registration rights agreement providing certain registration rights relating to their shares of Common Stock.

STOCK OPTION AGREEMENT

  At the time of the 1995 Transaction, Holdings entered into a stock option agreement with Mr. Crawford (the "Stock Option Agreement") which grants him options to acquire 15,845.08 shares of Class A Common in the following tranches: (i) a three year straight-line vested option to purchase up to 7,922.54 shares of Class A Common for $3.30 per share; and (ii) options to purchase up to 3,961.27 shares of Class A Common at an exercise price of $312.13 per share and up to 3,961.27 shares of Class A Common at $642.13 per share, exercisable after the Company has achieved earnings before interest and taxes of at least $32 million. All three tranches expire on the earlier of the November 17, 2005, the termination of Mr. Crawford's employment by the Company or Holdings or the occurrence of certain transactions resulting in Holdings becoming a public company or otherwise undergoing a change of control. The Stock Option Agreement also includes restrictions on transfer and the right of Holdings to repurchase the options or shares upon termination of Mr. Crawford's employment with Holdings and the Company. Holdings may in the future enter into additional stock option agreements with other members of management.

MANAGEMENT SERVICES AGREEMENT

  The Company is party to a five year management services agreement with Bain Capital, Inc. ("Bain"), dated as of November 17, 1995 and amended as of March 1, 1996, pursuant to which the Company paid Bain a fee of $2.25 million in connection with the 1995 Transaction and a fee of $412,500 in connection with the GenCorp Acquisition and will pay Bain (i) at the closing of each acquisition of an additional business an amount equal to 1% of the transaction value of such acquisition and (ii) an annual fee of $950,000 per year, plus out-of-pocket expenses; provided that such annual fee payment will be reduced by the amount of any payment of any closing fee described in clause (ii) above for up to four consecutive fiscal quarters following the consummation of any such acquisition. Pursuant to the management services agreement, during 1996 the Company paid Bain fees of approximately $937,000 and, in 1997, paid Bain $3.8 million in connection with the Initial Offering, the Credit Agreement, the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition.

HOLDINGS SERVICES AGREEMENT

  The Company and Holdings have entered into a ten year services agreement dated as of July 1, 1997, pursuant to which Holdings provides the Company with management services and personnel necessary to perform such services. Under such agreement, the Company must reimburse Holdings for: (i) reasonable out-of-pocket expenses actually paid to unaffiliated third parties in connection with such services; and (ii) other expenses of Holdings of up to $500,000 per year incurred in connection with such services.

LEGAL SERVICES

  Ira J. Jaffe, a director of the Company, practices law with, and is a shareholder of, the law firm of Jaffe, Raitt, Heuer & Weiss, Professional Corporation ("JRH&W"). JRH&W has served as general counsel to Holdings and the Company since their inceptions and has represented them in a variety of legal matters, including the 1995 Transaction, the GenCorp Acquisition, the APX Acquisition, the Eagle-Picher Acquisition and the Goodyear Acquisition. During 1996 Holdings and the Company paid JRH&W legal fees of approximately $1.6 million.

SUBORDINATED NOTES AND WARRANT AGREEMENTS

  In connection with the 1995 Transaction, the Company obtained a bridge loan in the aggregate principal amount of $11.9 million from Bankers Trust. On December 14, 1995, the notes evidencing this bridge loan were repurchased from Bankers Trust by the Company using, inter alia, the proceeds received from issuance of the Company's Senior Subordinated Notes to two of the Bain Funds, Bain Capital V Mezzanine Fund, L.P. and BCIP Trust Associates, L.P. (collectively the "Bain MezFunds"). The Company's Senior Subordinated Notes issued to the Bain MezFunds bear interest at 12% and mature in November 2005. Interest is due semi-annually, beginning on April 30, 1996. Voluntary prepayment or mandatory prepayment in the case of a Change in Control (as defined therein) bears a prepayment premium beginning at 12% and declining annually. Prepayments are required to the extent permitted by the Credit Agreement, upon the occurrence of an Asset Sale. Casualty Event (each as defined therein) or Change in Control. To the extent the Bain MezFunds receive any prepayments, they are obligated to use such prepayments to purchase Holdings' Senior Subordinated Notes. See "Business--GenCorp RPD." The Company's Senior Subordinated Notes are subordinated to the Company's Senior Debt, including indebtedness under the Credit Agreement. The credit agreement related to the Company's Senior Subordinated Notes contains covenants similar to, but less onerous than, those in the Credit Agreement.

  In connection with the issuance of the Company's Senior Subordinated Notes, Holdings entered into a warrant agreement with the Bain MezFunds pursuant to which the Bain MezFunds purchased warrants exercisable for an aggregate of 4,723.01 shares of Class A Common at an exercise price of $3.30 per share and 1,180.75 shares of Class L Common at an exercise price of $1,306.80 per share. The warrants are exercisable immediately, provide for anti-dilution rights upon the occurrence of certain events and are entitled to all dividends distributed by Holdings on an as if exercised basis.

  In connection with the GenCorp Acquisition, Holdings issued the Holdings' Junior Subordinated Notes in the aggregate principal amount of $5.1 million to the Bain MezFunds and Crawford LLC. Crawford LLC subsequently sold its notes to the Bain MezFunds. The terms of these notes are substantially similar to the terms of those issued under the Company's Senior Subordinated Notes, but they are subordinated to indebtedness under the Credit Agreement, Holdings' Senior Subordinated Notes and the Company's Senior Subordinated Notes.

  In connection with the issuance of Holdings' Junior Subordinated Notes, Holdings entered into a warrant agreement with the Bain MezFunds and Crawford LLC pursuant to which the Bain MezFunds and Crawford LLC purchased warrants exercisable for an aggregate of 2,160.27 shares of Class A Common at an exercise price of $3.30 per share and 540.07 shares of Class L Common at an exercise price of $1,306.80 per share. The warrants are exercisable immediately, provide for anti-dilution rights upon the occurrence of certain events and are entitled to all dividends distributed by Holdings on an as if exercised basis. Crawford LLC subsequently sold its warrants to the Bain MezFunds in connection with the sale of its Holdings' Junior Subordinated Notes to the Bain MezFunds.

                        DESCRIPTION OF CREDIT AGREEMENT

  Upon consummation of the Initial Offering, the Previous Credit Agreement was replaced by a Credit Agreement (the "Credit Agreement") with Bankers Trust Company as agent (the "Agent") and other institutions party thereto (the "Banks"), which provides loans up to $280.0 million. Loans under the Credit Agreement consist of $70.0 million in aggregate principal amount of A Term Loans and $135.0 million in aggregate principal amount of B Term Loans (the "A Term Loans" and the "B Term Loans" are referred to collectively as the "Term Loans") and a $75.0 million revolving credit facility (the "Revolving Credit Facility"), which permits the Company to borrow to finance working capital, letters of credit and other general corporate needs. The Company used the Term Loans to repay term loans under the Previous Credit Agreement which provided a portion of the funds necessary to consummate the 1995 Transaction and the GenCorp Acquisition. This information relating to the Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Credit Agreement.

  Indebtedness of the Company under the Credit Agreement is guaranteed by Holdings and any existing and future domestic subsidiaries of the Company and is secured by: (i) a first priority security interest in all of the receivables, contracts, contract rights, securities, equipment (other than certain equipment secured by purchase money security interests), intellectual property, inventory and real estate owned by Holdings, the Company and any existing and future domestic subsidiaries; (ii) a first priority perfected pledge of all capital stock and intercompany notes of the Company and any existing and future domestic subsidiaries and 65% of the capital stock of any existing and future first tier foreign subsidiaries; and (iii) a first priority perfected pledge of intercompany notes of Holdings' or the Company's foreign subsidiaries owed to the Company or Holdings.

  Indebtedness under the Credit Agreement bears interest at a floating rate. Indebtedness under the Revolving Credit Facility (the "Revolving Loans") and the Term Loans bear interest at a rate based (at the Company's option) upon (i) the Base Rate (defined as the higher of (x) the applicable prime rate of Bankers Trust Company and (y) the Federal Reserve reported certificate of deposit rate (as adjusted pursuant to the Credit Agreement) plus 1/2 of 1%), in each case plus 1.50% in respect of the A Term Loans and the Revolving Loans and 2.00% in respect of the B Term Loans or (ii) the Eurodollar Rate (as defined in the Credit Agreement) for one, two, three or six months, in each case plus 2.50% in respect of the A Term Loans and Revolving Loans and 3.00% in respect of the B Term Loans. The foregoing interest rates may be reduced in increments of 0.25% up to a maximum of 1.00% if the Company attains specified Leverage Ratios, as defined below, for quarterly periods ending after September 30, 1997.

  The A Term Loans and the Revolving Loans mature 5 years following the date of initial borrowing; the B Term Loans mature 8 years following the date of initial borrowing. The Credit Agreement provides for mandatory repayments, subject to certain exceptions, of the Term Loans (and after all Term Loans have been repaid, certain commitment reductions under the Revolving Credit Facility) based on certain net proceeds from asset sales outside the ordinary course of business of Holdings and its subsidiaries, the net proceeds of certain debt and equity issuances, and 75% of Excess Cash Flow (as defined therein) per annum.

  The Revolving Loans may be repaid and reborrowed. The Company is required to pay to the lenders under the Credit Agreement a commitment fee equal to 1/2 of 1% per annum of the daily unutilized total commitment thereunder, payable on a quarterly basis. The Company is also required to pay to the lenders participating in the Revolving Credit Facility letter of credit fees equal to 2.50% plus 1/4 of 1% per annum on the daily stated amount of each letter of credit outstanding (but not less than $500) payable annually.

  The Credit Agreement requires the Company and its Subsidiaries to maintain minimum levels of consolidated EBITDA, certain minimum interest coverage ratios, certain maximum leverage ratios and restricts capital expenditures.

  Consolidated EBITDA is defined generally as net income before interest expense and interest income and provision for taxes, adjusted by adding back depreciation and amortization expenses deducted in determining net income, and is tested for each Test Period and on a cumulative basis as of the end of each fiscal quarter of the Company. "Test Period" means (i) prior to June 30, 1998, the period from July 1, 1997 to the last day of the fiscal quarter of the Company then ended, and (ii) thereafter, the trailing four fiscal quarters of the Company. Required levels of consolidated EBITDA are:

                                                       TEST PERIOD
                                                         MINIMUM     CUMULATIVE
                                                       CONSOLIDATED CONSOLIDATED
      FOR PERIOD ENDING                                   EBITDA       EBITDA
      -----------------                                ------------ ------------
      September 30, 1997.............................. $10,000,000  $ 10,000,000
      December 31, 1997............................... $20,000,000  $ 20,000,000
      March 31, 1998.................................. $35,000,000  $ 35,000,000
      June 30, 1998................................... $42,500,000  $ 42,500,000
      September 30, 1998.............................. $45,000,000  $ 60,000,000
      December 31, 1998............................... $48,200,000  $ 75,100,000
      March 31, 1999.................................. $51,000,000  $ 92,600,000
      June 30, 1999................................... $54,000,000  $110,200,000
      September 30, 1999.............................. $55,000,000  $127,700,000
      December 31, 1999............................... $57,000,000  $145,300,000
      March 31, 2000.................................. $60,000,000  $165,000,000
      June 30, 2000................................... $63,000,000  $184,700,000
      September 30, 2000.............................. $65,500,000  $204,400,000
      December 31, 2000............................... $69,000,000  $224,100,000
      March 31, 2001.................................. $70,300,000  $244,500,000
      June 30, 2001................................... $70,300,000  $265,000,000
      September 30, 2001.............................. $70,300,000  $285,400,000
      December 31, 2001............................... $71,600,000  $305,900,000
      March 31, 2002.................................. $73,400,000  $327,400,000
      June 30, 2002................................... $73,400,000  $348,800,000
      September 30, 2002.............................. $73,400,000  $370,300,000
      December 31, 2002............................... $75,100,000  $391,700,000
      March 31, 2003.................................. $76,900,000  $414,200,000
      June 30, 2003................................... $76,900,000  $436,700,000
      September 30, 2003.............................. $76,900,000  $459,200,000
      December 31, 2003............................... $78,700,000  $481,700,000
      March 31, 2004.................................. $80,600,000  $505,200,000
      June 30, 2004................................... $80,600,000  $528,800,000
      September 30, 2004.............................. $80,600,000  $552,400,000
      December 31, 2004............................... $82,500,000  $576,000,000
      March 31, 2005.................................. $82,500,000  $600,000,000
      June 30, 2005................................... $82,500,000  $624,000,000

  Interest coverage ratio is the ratio of consolidated EBITDA to consolidated interest expense of the Company and its Subsidiaries. Interest coverage ratio during any fiscal quarter may not be less than the following:

      FISCAL QUARTER ENDING                                               RATIO
      ---------------------                                              -------
      September 30, 1997................................................ 1.7:1.0
      December 31, 1997................................................. 1.7:1.0
      March 31, 1998.................................................... 1.7:1.0
      June 30, 1998..................................................... 1.7:1.0
      September 30, 1998................................................ 1.7:1.0
      December 31, 1998................................................. 1.7:1.0
      March 31, 1999.................................................... 1.8:1.0
      June 30, 1999..................................................... 1.9:1.0
      September 30, 1999................................................ 1.9:1.0
      December 31, 1999................................................. 2.0:1.0
      March 31, 2000.................................................... 2.1:1.0
      June 30, 2000..................................................... 2.3:1.0
      September 30, 2000................................................ 2.4:1.0
      December 31, 2000................................................. 2.5:1.0
      March 31, 2001.................................................... 2.8:1.0
      June 30, 2001..................................................... 2.9:1.0
      September 30, 2001................................................ 3.0:1.0
      December 31, 2001................................................. 3.0:1.0
      March 31, 2002.................................................... 3.1:1.0
      June 30, 2002..................................................... 3.3:1.0
      September 30, 2002................................................ 3.3:1.0
      December 31, 2002................................................. 3.5:1.0
      March 31, 2003.................................................... 3.7:1.0
      June 30, 2003..................................................... 4.0:1.0
      September 30, 2003................................................ 4.1:1.0
      December 31, 2003 and each fiscal quarter ending thereafter....... 4.2:1.0

  Leverage ratio is the ratio of Consolidated Debt of the Company and its Subsidiaries (defined generally as all indebtedness of the Company and its subsidiaries, including for borrowed money, deferred purchase price, letters of credit, capitalized leases, guaranties, interest rate protection agreements and other contingent obligations) to consolidated EBITDA and is tested for each Test Period; provided however, that for the Test Period ended September 30, 1997, Consolidated EBITDA for the period is multiplied by 4, for the Test Period Ending December 31, 1997, Consolidated EBITDA for the period is multiplied by 2, and for the Test Period ending March 31, 1998, Consolidated EBITDA for the period is multiplied by 4/3. Leverage Ratio during any fiscal quarter may not exceed the following:

      FISCAL QUARTER ENDING                                              RATIO
      ---------------------                                             -------
      September 30, 1997..............................................  6.0:1.0
      December 31, 1997...............................................  6.0:1.0
      March 31, 1998..................................................  6.0:1.0
      June 30, 1998...................................................  6.0:1.0
      September 30, 1998..............................................  6.0:1.0
      December 31, 1998...............................................  6.0:1.0
      March 31, 1999..................................................  5.7:1.0
      June 30, 1999...................................................  5.4:1.0
      September 30, 1999..............................................  5.1:1.0
      December 31, 1999...............................................  4.9:1.0
      March 31, 2000..................................................  4.6:1.0
      June 30, 2000...................................................  4.4:1.0
      September 30, 2000..............................................  4.0:1.0
      December 31, 2000...............................................  3.9:1.0
      March 31, 2001..................................................  3.6:1.0
      June 30, 2001...................................................  3.5:1.0
      September 30, 2001..............................................  3.1:1.0
      December 31, 2001...............................................  3.2:1.0
      March 31, 2002..................................................  3.1:1.0
      June 30, 2002...................................................  3.0:1.0
      September 30, 2002..............................................  2.8:1.0
      December 31, 2002...............................................  2.6:1.0
      March 31, 2003..................................................  2.4:1.0
      June 30, 2003...................................................  2.3:1.0
      September 30, 2003..............................................  2.2:1.0
      December 31, 2003 and the last day of each fiscal quarter ending thereafter.....................................................  2.0:1.0

  The Company and its Subsidiaries may make capital expenditures in the fiscal year ending December 31, 1997 in an aggregate amount not to exceed $15,000,000; thereafter aggregate capital expenditures may not exceed $25,000,000 in any fiscal year. The unused portion of permitted capital expenditures may be carried forward, but the expenditures in any year may not exceed 150% of the annual permitted amount. Allowable capital expenditures may increase up to $35,000,000 annually if certain Consolidated EBITDA levels are met and joint venture investments do not exceed certain levels. Capital expenditures made from insurance proceeds or from net proceeds of asset sales not required to be applied as mandatory prepayments, or in connection with a permitted acquisition are excluded for purposes of capital expenditure limitation amounts.

  The Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances, capital expenditures and other matters customarily restricted in such agreements.

  The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA, judgment defaults, failure of any guaranty or security agreement supporting the Credit Agreement to be in full force and effect and change of control of Holdings or the Company.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on July 10, 1997 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and a limited number of institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act. As a condition of the Purchase Agreement, the Company entered into the Registration Rights Agreement with the Initial Purchaser pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts to
(i) within 60 days after the original issue date (the "Issue Date"), file the Exchange Offer Registration Statement with the Commission; (ii) within 120 days after the Issue Date, use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act; and
(iii) within 150 days after the Issue Date, use its best efforts to consummate the Exchange Offer. Upon the Exchange Offer Registration Statement being declared effective, the Company and the Guarantors will offer the New Notes in exchange for surrender of the Notes. The Company and the Guarantors will keep the New Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder will receive a New Note having a principal amount equal to that of the surrendered Note. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the Issue Date. Such interest will be paid with the first interest payment on the New Notes to the persons who are registered holders of the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes will, in general, be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate' (as defined in the Securities Act) of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage in distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participating in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

  In the event that applicable interpretations of the staff of the Commission do not permit the Company and the Guarantors to effect such an Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 150 days after the Issue Date, the Company and the Guarantors will, at their own expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), (b) use their best efforts to cause the Shelf Registration Statement to be declared effective under the Act and (c) use their best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable Notes have been sold thereunder. The Company will, in the event such a Shelf Registration Statement is required, provide to each holder of the Old Notes copies of the prospectus which is a part of such a Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

  If the Company fails to comply with the above provisions or if such registration statements fail to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable with respect to the Old Notes as follows:

    (i) if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 60 days following the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days commencing on the 61st day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

    (ii) if an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective within 120 days following the Issue Date, then, commencing on the 121st day after the Issue Date, Additional Interest shall be accrued on the Notes over and above the stated interest at a rate of 0.50% per annum for the first 90 days immediately following the 120th day after the Issue Date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

    (iii) if either (A) the Company and the Guarantors have not exchanged the Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 150 days after the Issue Date or (B) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (C) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date, then Additional Interest shall accrue on the Notes (over and above any interest otherwise payable on the Notes) at a rate of 0.50% per annum on (x) the 151st day after such effective date, in the case of clause (A) above, or (y) the date the Exchange Offer Registration Statement ceases to be effective, in the case of clause (B) above, or (z) the day the Shelf Registration Statement ceases to be effective, in the case of clause (C) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided that the Additional Interest rate on the Notes may not exceed 1.0% per annum in the aggregate; provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all Notes tendered (in the case of clause (iii)(A) above) or upon the effectiveness of the Exchange Offer Registration Statement which has ceased to remain effective (in the case of clause (iii)(B) above), or upon the effectiveness of the Shelf Registration Statement which has ceased to remain effective (in the case of clause (iii)(C) above), Additional Interest on the Notes as a result of such clause (i), (ii) or (iii) above (or the relevant subclause thereof), as the case may be, shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on scheduled interest payment dates for the Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months) and the denominator of which is 360.

  The Registration Statement of which this Prospectus is a part was not declared effective by November 7, 1997, as required by the provisions summarized above. As a result, Additional Interest of approximately $1,390 per day will be assessed from November 8, 1997 until the date of this Prospectus. Likewise, the Exchange Offer will not be consummated by December 7, 1997, as required under the provisions summarized above. Consequently, Additional Interest of approximately $1,390 per day will be assessed from December 8, 1997 until the Exchange Offer is consummated, in addition to any Additional Interest assessed as a result of this Prospectus not being declared effective by November 8, 1997.

  Holders of the Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Additional Interest set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes will be issued in a transaction that has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on November 10, 1997 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture in connection with the Exchange Offer. The Company intends to conduct the

Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange fees and expenses.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on December , 1997, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practical by oral or written notice thereof to the registered holders.

INTEREST ON THE NEW NOTES

  Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the Issue Date. Such interest will be paid with the first interest payment on the New Notes to the persons who are registered holders of the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  Interest on the New Notes is payable semi-annually on each January 15 and July 15, commencing on January 15, 1998.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or an Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and
(iii) that the Company may enforce such agreement against such participant.

  By executing the Letter of Transmittal or Agent's Message, each holder will make to the Company the representations set forth above in the third paragraph under the heading "Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDERS. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent, in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution,

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company, Holdings or any of their subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  State Street Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of

Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                     State Street Bank & Trust
                     Company
                     Attention: Steve Cimalore 777
                     Maine Street, 11th Floor
                     Hartford, Connecticut 06115

  Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule l44A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule l44A under the Securities Act in a transaction meeting the requirements of Rule l44A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

  With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives the New Notes, whether or not such person is the holder (other than a person that is a "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is a "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives a New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                             DESCRIPTION OF NOTES

  The New Notes will be issued under the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been issued in a transaction that has been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Registration Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. A copy of the Indenture may be obtained from the Company or the Initial Purchaser. The definitions of certain capitalized terms used in the following summary are set forth below under "Certain Definitions." For purposes of this section, references to the "Company" include only Cambridge Industries, Inc. and not its subsidiaries.

  The Notes are and will be general unsecured obligations of the Company, ranking subordinate in right of payment to all existing and future Senior Debt of the Company.

  The Notes are and will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to Holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest, if any, may be paid at the Trustee's corporate trust office or by wire transfer or check mailed to the registered address of Holders.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $130,000,000, of which $100,000,000 were issued in the Initial Offering, are the subject of the Exchange Offer and will mature on July 15, 2007. Additional amounts may be issued in one or more series from time to time, subject to the limitations set forth under "Certain Covenants--Limitation on Additional Indebtedness and Issuance of Preferred Stock." Interest on the Notes accrues at the rate of 10 1/4% per annum and are payable semiannually in arrears on each January 15 and July 15, commencing on January 15, 1998, to the persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Notes may increase if the Company fails to fulfill its obligations under the Registration Rights Agreement (as defined). See "The Exchange Offer."

  The Notes are not entitled to the benefit of any mandatory sinking fund.

REDEMPTION

  Optional Redemption. The Notes are redeemable at the Company's option, in whole at any time or in part from time to time, on and after July 15, 2002 at the following redemption prices (expressed as a percentage of principal amount), if redeemed during the twelve-month period commencing on July 15 of each year set forth below, plus, in each case, accrued interest thereon to the date of redemption:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2002............................................................  105.125%
     2003............................................................  103.417%
     2004............................................................  101.708%
     2005 and thereafter.............................................  100.000%

  Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to July 15, 2000, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem (the "Equity Proceeds Offer") up to 35% of the aggregate principal amount of Notes originally issued at a redemption price of 110.25% of the aggregate principal amount of Notes to be redeemed, plus accrued and unpaid interest, to such redemption date; provided that at least $65.0 million in aggregate principal amount of Notes remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 90 days after the consummation of any such Equity Offering (the "Equity Proceeds Purchase Date").

  Within 30 days following the date upon which the Equity Offering is consummated, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Equity Proceeds Offer. Such notice will state, among other things, the Equity Proceeds Purchase Date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law, and the procedure which the Holder must follow to exercise such right. The Equity Proceeds Offer is required to remain open for at least 20 Business Days and until the close of business on the Equity Offer Purchase Date.

  As used in the preceding paragraph, "Equity Offering" means an underwritten public offering of Qualified Capital Stock of Holdings or the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company) or a private placement of Capital Stock of the Company or Holdings; provided that, in the event of an Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the preceding paragraph.

SELECTION AND NOTICE OF REDEMPTION

  In case of a partial redemption, selection of the Notes or portions thereof for redemption shall be made by the Trustee by lot, pro rata or in such manner as it shall deem appropriate and fair and in such manner as complies with any applicable legal requirements; provided, however, that if a partial redemption is made with the proceeds of a Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to each Holder whose Notes are to be redeemed at the last address for such Holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or parts thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

SUBORDINATION

  The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Debt, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise (except that Holders of Notes may receive securities of the Company that are unsecured and subordinated at least to the same extent as the Notes to Senior Debt as provided in the Indenture, do not have a maturity any shorter than the security which it is replacing and will not cause the Notes to be treated in any case or proceeding as part of the same class of claims as the Senior Debt or any class of claims pari passu with, or senior to, the Senior Debt for any payment or distribution). If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of or regularly accruing fees with respect to any Senior Debt, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

  In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Debt, as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt, permitting the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the Holders of the Notes, may recover less, ratably, than holders of Senior Debt.

  On a pro forma basis, after giving effect to the Initial Offering and the Credit Agreement and the application of the proceeds therefrom, as if they occurred on June 30, 1997, the Company would have had approximately $205.1 million of Senior Debt.

GUARANTEES

  Each Guarantor unconditionally guarantees, on a senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Guarantees will be subordinated to Senior Debt of each Guarantor on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants--Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "Certain Covenants--Limitation on Asset Sales," the Guarantor's Guarantee will be released.

  Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis. As a result, management has determined that separate financial statements of the Guarantor would not be material to investors in the Notes.

CHANGE OF CONTROL

  The Indenture provides that upon a Change of Control the Company will be required to make an offer to repurchase the Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full and terminate all commitments under indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender that has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the immediately preceding paragraph and the next paragraph shall constitute an Event of Default described in clause (iii) and not in clause (ii) under "Events of Default" below.

  Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Payment Date. Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Company would have sufficient funds to pay the repurchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event that the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  The Company will comply with the requirements of Rules 14e-1 and 13e-4 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

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

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The Indenture provides that the Company's obligations to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

  The Credit Agreement prohibits the Company from purchasing any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Additional Indebtedness and Issuance of Preferred Stock. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable contingently or otherwise, with respect to, or otherwise become responsible for payment of any Indebtedness, (other than Permitted Indebtedness), and the Company will not permit any of its Subsidiaries to issue any shares of Preferred Stock other than Permitted Subsidiary Preferred Stock; provided, however, that if no Default or Event of Default shall have occurred or be continuing at the time of or as a consequence of the incurrence of such Indebtedness or issuance of Preferred Stock, the Company or any of its Restricted Subsidiaries that are Guarantors may incur Indebtedness and Restricted Subsidiaries that are Guarantors may issue shares of Preferred Stock if on the date of the incurrence of such Indebtedness or issuance of such Preferred Stock, after giving effect to the incurrence or issuance thereof, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period would have been greater than 2.0 to 1.0 for Indebtedness incurred or Preferred Stock issued on or prior to July 15, 2000 and 2.25 to 1.0 thereafter.

  Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Equity Interests, (b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, (c) purchase, redeem or otherwise acquire or retire for value any Indebtedness (other than the Notes) that is subordinated to the Notes, except at final maturity, (d) make any Investments (other than Permitted Investments) (all such payments and other actions set forth in clauses (a) through (d) above being referred to as "Restricted Payments"), if, at the time of or immediately after giving effect to such Restricted Payment, (i) a Default or Event of Default has occurred and is continuing or would result therefrom; (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Additional Indebtedness and Issuance of Preferred Stock" covenant; (iii) the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by the next succeeding paragraph other than pursuant to clauses (ii), (iii),
(iv), (vii), (ix) or (x) or (vi) (to the extent "key-man" life insurance policies are used to make such redemptions or repurchases in respect thereof), shall exceed the sum of (1) $5,000,000, plus (2) the sum of (x) 50% of the Consolidated Net Income of the Company (or, if such Consolidated Net Income for such period is a loss, minus 100% of such loss) earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus
(y) 100% of the aggregate net proceeds received by the Company (including the fair market value of property other than cash) from the issue or sale subsequent to the Issue Date of Qualified Capital Stock of the Company or of Disqualified Capital Stock or debt securities of the Company that have been converted into, or exchanged for, such Qualified Capital Stock (other than Qualified Capital Stock sold or issued to a Subsidiary of the Company), plus
(3) 100% of the aggregate proceeds (including the fair value of property other than cash) received by the Company as capital contributions to the Company after the date on which the Notes are originally issued, plus (4) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from (A) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Wholly Owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries and to the extent not included in Consolidated Net Income, (B) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash and to the extent such proceeds are not included in Consolidated Net Income, the after-tax cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (C) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments not to exceed in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

  Notwithstanding the foregoing, these provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) or out of the proceeds of a substantially concurrent cash capital contribution received by the Company; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Refinancing Indebtedness; (iv) the making of Restricted Payments to Holdings to be used by Holdings to pay its reasonable out-of-pocket operating and administrative expenses, including directors' fees, legal and audit expenses, Commission compliance expenses and corporate franchise and other taxes; provided that no such payments may be made to any Affiliate of Holdings; (v) the making of Investments in joint ventures that are engaged in a Permitted Business in an aggregate amount not to exceed $10,000,000; (vi) the making of Restricted Payments to Holdings of up to $2,000,000 per year or $5,000,000 in the aggregate (which amount shall be increased by the aggregate amount of (x) net cash proceeds from sales of Capital Stock of Holdings to management employees subsequent to the date of the Indenture to the extent contributed to the Company and not otherwise applied to any calculation under clause (y) of the immediately preceding paragraph to make a Restricted Payment and (y) any "key-man" insurance policies that are used to make such redemptions or repurchases), net of the cash proceeds received by the Company from subsequent reissuances of such Equity Interests to new members of management, to be used by Holdings to redeem, repurchase or retire for value any Equity Interests of Holdings held by one or more employees of Holdings or the Company or any of its Subsidiaries in connection with the termination of such employee's or employees' employment with such employer for any reason; provided that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted

Subsidiaries in connection with a repurchase of Capital Stock of Holdings will not be deemed to constitute a Restricted Payment under the Indenture; (vii) the making of Restricted Payments to or for the benefit of Holdings pursuant to the Tax Sharing Agreement or the Holdings Service Agreement in each case as in effect on the Issue Date; (viii) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; (ix) so long as no Default or Event of Default shall have occurred and be continuing, payments to Holdings not to exceed $100,000 in the aggregate, to enable Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock; and (x) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof.

  Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless: (i) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors, the approval shall be evidenced by a Board Resolution); (ii) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided, further, that the 75% limitation referred to in this clause (ii) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation; and
(iii) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either (A) to prepay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, (B) to invest in another business, capital expenditures or other long-term tangible assets, in each case, in the same or a similar line of business as the Company or any Subsidiary was engaged in on the date of the Indenture ("Replacement Assets") or (C) a combination of payment and investment permitted by clauses (A) and (B) above. On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (iii)(A), (iii)(B) or (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (iii)(A), (iii)(B) and (iii)(C) of the next preceding sentence (each, a "Net Proceeds Offer Amount") shall be applied by the Company or such Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. A transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary will not be deemed to be an Asset Sale.

  Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least

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

75% of the consideration for such Asset Sale constitutes Replacement Assets, cash, Cash Equivalents and/or marketable securities (i.e., such securities which would be converted into cash within 180 days of the acquisition thereof) and (ii) such Asset Sale is for fair market value (as determined in good faith by the Company's Board of Directors); provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

  Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10,000,000, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10,000,000, at which time the Company or such Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10,000,000 or more shall be deemed to be a "Net Proceeds Offer Trigger Date"). To the extent the aggregate amount of the Notes tendered pursuant to the Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such deficiency for general corporate purposes. Upon completion of such offer to purchase, the Net Proceeds Offer Amount shall be reset at zero.

  Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders not less than 30 days nor more than 60 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof. The agreements governing certain outstanding Senior Debt of the Company will require that the Company and its Subsidiaries apply all proceeds from asset sales to repay in full outstanding obligations under such Senior Debt prior to the application of such proceeds to repurchase outstanding notes.

  Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company's assets, whether as an entirety or substantially as an entirety to any Person unless (i) either (A) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or (B) the surviving person to which such sale, assignment, transfer, lease, conveyance or other disposition (x) shall have been made is a corporation, partnership or trust and validly existing under the laws of the United States, any state thereof or the District of Columbia and (y) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made and shall expressly assume, by supplemental indenture, in a form reasonably satisfactory to the Trustee all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement; (ii) immediately after such transaction no Default or Event of Default exists; and
(iii) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction) as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "--Limitation on Additional Indebtedness and Issuance of Preferred Stock" covenant. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

  Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (iii) of the first paragraph of this covenant. Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with the following sentence of this covenant. The Company or the surviving entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

  Limitation on Transactions with Affiliates. (a) The Company will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions with or for the benefit of any of their Affiliates involving aggregate consideration in excess of $1.0 million (each an "Affiliate Transaction") other than (x) Affiliate Transactions permitted under paragraph
(b) below and (y) Affiliate Transactions on terms that are not materially less favorable to the Company than those that could have been obtained in a comparable transaction on an arm's-length basis from a Person not an Affiliate of the Company. With respect to all Affiliate Transactions involving aggregate payments equal to or in excess of $5,000,000 and less than $10,000,000, the Company or such Restricted Subsidiary, as the case may be, shall have delivered a resolution of the Board of Directors set forth in an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (y) above. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10,000,000, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view from an investment bank of national standing with an expertise in underwriting non-investment grade debt securities and file the same with the Trustee.

  (b) The restrictions set forth in clause (a) shall not apply to: (i) any employment agreement or stock option agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (ii) transactions between or among the Company and its Restricted Subsidiaries;
(iii) transactions permitted by
the provisions of the Indenture described above under "--Limitation on Restricted Payments;" (iv) the payment of reasonable fees to directors of the Company or its Restricted Subsidiaries; (v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business and approved by the Board of Directors; (vi) transactions exclusively between or among the Company and/or its Wholly Owned Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture, transactions exclusively between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment in connection with a Qualified Receivable Transaction; (vii) any agreements as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; (viii) reasonable fees and related expenses paid to the Principals and their Affiliates for management, consulting and advisory services as determined in good faith by the Company's Board of Directors or senior management; (ix) payments by the Company or any of its Restricted Subsidiaries to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement as in effect as of the Issue Date or any amendment thereto, or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;
(x) payments or loans to employees or consultants which are approved by the Board of Directors of the Company in good faith; (xi) transactions permitted by, and complying with, the provisions of the covenant described under "-- Merger, Consolidation and Sale of Assets"; and (xii) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

  Guarantee of the Notes. The Company will not permit any Restricted Subsidiary to Guarantee any Indebtedness (other than (A) Indebtedness and other obligations under the Credit Agreement, (B) Permitted Indebtedness of a Restricted Subsidiary, (C) Indebtedness under any Currency Agreements or Commodity Agreements in reliance on clause (vi) of the definition of Permitted Indebtedness, (D) Hedging Obligations incurred in reliance on clause (iv) of the definition of Permitted Indebtedness, or (E) Indebtedness incurred in reliance on clause (x) of the definition of Permitted Indebtedness), unless such Restricted Subsidiary enters into or has entered into a Guarantee of the Notes in accordance with the terms of the Indenture (except if such Guarantee is a Guarantee by a Foreign Subsidiary solely of the Indebtedness of another Foreign Subsidiary).

  Any such Guarantee of the Notes by a Restricted Subsidiary will be subordinated to all Senior Debt of such Subsidiary, including any guarantee by such Restricted Subsidiary of the Company's obligations under the Credit Agreement, on substantially the same terms as the Notes are subordinated to Senior Debt of the Company. Any such Guarantee by a Restricted Subsidiary will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon: (i) release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph (including any deemed release upon payment in full of all obligations under such Indebtedness); or (ii) sale or other disposition of a Restricted Subsidiary that is a Guarantor (other than to the Company or an Affiliate of the Company) permitted by the Indenture, provided that the proceeds of such sale or disposition are applied in accordance with the provisions described under "--Limitation on Asset Sales."

  In addition, subject to the next paragraph, no Guarantor may (except in a transaction pursuant to which its Guarantee is released pursuant to clause
(ii) of the prior sentence) consolidate or merge with or into (whether or not such Guarantor is the surviving entity) another Person unless: (i) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor and if such Guarantor is not a Foreign Subsidiary) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Notes and the Indenture, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; and (iii) immediately after such transaction, no Default or Event of Default exists.

  Except as set forth in the provisions entitled "Certain Covenants" and "-- Merger, Consolidation and Sale of Assets," nothing contained in the Indenture shall prevent any consolidation or merger of a Guarantor with or into the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens of any kind against or upon any of its property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom unless (i) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the Issue Date and any extensions, renewals or replacements thereof; (B) Liens securing Senior Debt; (C) Liens securing the Notes and the guarantees; (D) Liens of the Company or a Wholly Owned Restricted Subsidiary on assets of any Restricted Subsidiary of the Company; (E) Liens securing Indebtedness which is incurred to refinance Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced; and (F) Permitted Liens.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, (b) pay any indebtedness owed to the Company or any of its Subsidiaries, (c) make loans or advances or pay any indebtedness owed to the Company or any of its Subsidiaries or (d) transfer any of its property or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness as in effect on the date of the Indenture, (2) the Indenture, the Notes and the Guarantees, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (5) customary nonassignment provisions in contracts entered into in the ordinary course of business, (6) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (7) any restriction or encumbrance contained in contracts for sale of assets permitted by the Indenture in respect of the assets being sold pursuant to such contracts, (8) Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary, (9) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien, (10) Refinancing Indebtedness; provided, however, that the provisions relating to such restrictions contained in such Refinancing Indebtedness

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

are not less favorable to the Company in any material respect as determined by the Board of Directors of the Company than the provisions relating to such restrictions contained in the agreements referred to in clause (a), (b), (c) or (d) above.

  Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Guarantor's Guarantee and subordinate in right of payment to any Senior Debt of the Company or Guarantees by such Guarantor.

  Limitation on Issuances and Sales of Capital Stock of Wholly Owned Restricted Subsidiaries. Other than in connection with the issuance of Preferred Stock issued in accordance with the Fixed Charge Coverage Ratio under the "--Limitation on Additional Indebtedness and Issuance of Preferred Stock" covenant and Permitted Subsidiary Preferred Stock, the Company (i) will not, and will not cause or permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) unless (a) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the "--Limitation on Asset Sales" covenant, and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.

  Limitation on Conduct of Business. The Company and its Subsidiaries will not engage in any businesses which are not the same, similar or related to or a reasonable extension, development or expansion of, the businesses in which the Company and its Subsidiaries are engaged on the Issue Date.

  Reports to Holders. The Indenture will provide that the Company will deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. The Indenture will further provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files the Exchange Offer Registration Statement with the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. The Company will also comply with the other provisions of TIA (S)314(a).

EVENTS OF DEFAULT

  The following events are defined in the Indenture as "Events of Default":

    (i) the failure to pay interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

    (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or Net Proceeds Offer) (whether or not such payment shall be prohibited by the provisions of the Indenture);

    (iii) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at

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

  least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

    (iv) one or more judgments in an aggregate amount in excess of $10,000,000 (to the extent not covered by third-party insurance as to which the insurance company has acknowledged coverage) shall have been rendered against the Company or any of its Significant Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

    (v) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Restricted Subsidiaries;

    (vi) (a) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary)), whether such Indebtedness now exists or is created after the Issue Date, which default either (x) is caused by a failure to pay any such Indebtedness at its stated final maturity and such failure continues for a period of 20 days or more or (y) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, in each case with respect to which the default continues for a period of 20 days, aggregates $10,000,000 or more at any one time outstanding; and

    (vii) any Guarantee by a Significant Restricted Subsidiary being held in any judicial proceeding to be unenforceable or invalid or failure of any Guarantee by a Significant Restricted Subsidiary to be in full force and effect other than as permitted by the Indenture or the denial or disaffirmance by any Guarantor that is a Significant Restricted Subsidiary of its obligations under its Guarantee.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as the Credit Agreement shall be in effect, if an Event of Default shall have occurred and be continuing (other than an Event of Default specified in clause (v) above with respect to the Company), any such acceleration shall not be effective until the earlier of (x) five business days following delivery of a notice of acceleration specifying the respective Event of Default and stating that it is a "notice of acceleration" to the Agent Bank under the Credit Agreement (but only if such Event of Default is then continuing) and
(y) the acceleration of any Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest, if any, that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest, if any, and overdue principal that has become due

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

otherwise than by such declaration of acceleration has been paid, (iv) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an Event of Default of the type described in clause
(iv), (v) and (vii) in the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

  The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the aggregate principal amount of or interest, if any, on any Notes.

  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

  Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for: (i) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due; (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments; (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance: (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amount as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had

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

not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness all or a portion of which will be used to defease the Notes concurrently with such incurrence) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holder of Senior Debt, including, without limitation, those arising under the Indenture and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain other customary conditions precedent are satisfied.

SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

  From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may: (i) reduce the amount of Notes whose Holders must consent to an amendment; (ii) reduce the rate of or change or have the effect of changing the time for payment of interest, if any, including defaulted interest, on any Notes; (iii) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money

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

other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal and interest, if any, on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; (vi) amend, change or modify in any material respect the obligation of the Company to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto; (vii) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner that adversely affects the Holders; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

  Without the consent of at least 80% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the caption "Change of Control" if such change would adversely affect the rights of any Holder of Notes. Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA.

GOVERNING LAW

  The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

  State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with respect to the Notes.

  The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

  The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" of any Person means Indebtedness of another Person and any of its Subsidiaries existing at the time such other Person becomes a Subsidiary of the referent Person or at the time it merges or consolidates with the referent Person or any of the referent Person's Subsidiaries or assumed by the referent Person or any Subsidiary of the referent Person in connection with the acquisition of assets from such other Person and in each case not incurred by the referent Person or any Subsidiary of the referent Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of the referent Person or such acquisition, merger or consolidation.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control. Notwithstanding the foregoing, no Person (other than the Company or any Restricted Subsidiary of the Company) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Restricted Subsidiaries solely by reason of such Investment.

  "Agent Bank" means: Bankers Trust Company or any successor as agent under the Credit Agreement.

  "all or substantially all" shall have the meaning given such phrase in the Revised Model Business Corporation Act.

  "Asset Sale" means: (i) the sale, lease (other than pursuant to operating leases of real or personal property entered into in the ordinary course of business), conveyance or other disposition (collectively, "dispositions") of any assets (including by way of a Sale/Leaseback Transaction) other than dispositions of inventory in the ordinary course of business; (ii) the issuance by any Restricted Subsidiary of Equity Interests of such Restricted Subsidiary; and (iii) the disposition by the Company, in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) for net proceeds in excess of $1,000,000. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a disposition of assets by the Company or a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; (ii) an issuance of (a) Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary, (b) Preferred Stock issued in accordance with the Fixed Charge Coverage Ratio under the "Limitation on Additional Indebtedness and Issuance of Preferred Stock" covenant or (c) Permitted Subsidiary Preferred Stock; (iii) a disposition consisting of a Permitted Investment or Restricted Payment permitted by the covenant described above under the caption "Restricted Payments;" (iv) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole permitted by the covenant described above under the caption "--Merger, Consolidation or Sale of Assets;" (v) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (vi) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; (vii) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP; (viii) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and (ix) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof. For the purposes of clause (viii), notes received in exchange for the transfer of accounts receivable and related assets shall be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction.

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP or, in the event that such rate of interest is not reasonably determinable, discounted at the rate of interest borne by the Notes) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Bain" means Bain Capital, Inc., a Delaware corporation.

  "Bain Funds" means Bain Capital Fund V, L.P., Bain Capital Fund V-B, L.P., Bain Capital V Mezzanine Fund, L.P., Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates, and BCIP Trust Associates, L.P.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Borrowing Base" means the sum of (i) 85% of the net book value (after allowance for doubtful accounts) of accounts receivable of the Company and the Guarantors arising in the ordinary course of business from the sale of products sold by the Company and the Guarantors or the provision of services by the Company and the Guarantors and (ii) 65% of the net book value (after appropriate write-downs of obsolescence, quality problems and the like) of inventories of the Company and the Guarantors held in the ordinary course of business, in each case on a consolidated basis with Restricted Subsidiaries in accordance with generally accepted accounting principles.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partner-ship or other equity interests of such Person.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;
(ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $100,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v).

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Company to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals or their Related Parties; (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company; (iii) any Person or group (as defined above), other than the Principals or their Related Parties, is or becomes the "beneficial owner" (as defined in Rules 13d-2 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the Voting Stock of the Company, including by way of merger, consolidation or otherwise; provided that the Principals or their Related Parties "beneficially own" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other Person (for the purposes of this clause; (iii) any Person shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation"), if such Person "beneficially owns" (with respect to any Person or group other than the Principals or their Related Parties, as defined in clause (iii) above or, with respect to the Principals or their Related Parties, as defined in the provision to clause (iii) above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent corporation); and (iv) the first day on which a majority of the members of the Board of Directors of Holdings or the Company are not Continuing Directors.

  "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any Subsidiary designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Company and its Subsidiaries.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period, to the extent such amount was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of such Person and its Restricted Subsidiaries for such period (including: (i) amortization of original issue discount and non-cash interest payments and accruals; (ii) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method; and (iii) the interest component of any payments associated with Capitalized Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to such period, but excluding (x) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing and (y) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person) determined in accordance with GAAP. Consolidated Interest Expense of the Company shall not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent such amounts are incurred as a result of the prepayment on the date of the Indenture of any Indebtedness of the Company with the proceeds of the Notes.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or cash distributions paid to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor or Foreign Subsidiary or both; (ii) the Net Income of any Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary that is a Guarantor or Foreign Subsidiary or both) shall be included only to the extent of the amount of cash dividends or cash distributions paid to the referent Person or a Wholly Owned Restricted Subsidiary thereof that is a Guarantor; (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (iv) all extraordinary gains and extraordinary losses and any unusual or non-recurring charges recorded or accrued in connection with the issuance of the Notes (including without limitation the amounts described in the last sentence of the definition of Consolidated Interest Expense) shall be excluded; (v) the cumulative effect of a change in accounting principles shall be excluded; and (vi) gains from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP shall be excluded.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company, who: (i) was a member of such Board of Directors on the date of the Indenture; (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (iii) was nominated for election or elected to such Board of Directors by one or more of the Principals.

  "Credit Agreement" means that certain Credit Agreement dated as of July 10, 1997, among the Company, the lenders party thereto from time to time in their capacities as lenders thereunder and Bankers Trust Company, as agent (and any successor agent thereunder), together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, refunding or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any of its Restricted Subsidiaries in the ordinary course of business against fluctuation in the values of the currencies of the countries (other than the United States) in which the Company or its Restricted Subsidiaries conduct business.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Senior Debt" means (a) with respect to the Company, (i) the Obligations of the Company with respect to the Senior Bank Debt and (ii) any other Senior Debt of the Company permitted under the Indenture the principal amount of which at original issuance is $25.0 million or more and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company and (b) with respect to any Guarantor,
(i) the Obligations of such Guarantor with respect to the Senior Bank Debt and
(ii) any other Senior Debt of such Guarantor permitted under the Indenture the principal amount of which at original issuance is $25.0 million or more and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof (other than as a result of a Change of Control), in whole or in part, on or prior to July 15, 2007.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than the Senior Bank Debt) in existence on the date of the Indenture, until such amounts are repaid.

  "Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or if the Company or any of its Subsidiaries issues or redeems any preferred stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions (including all mergers and consolidations), dispositions and discontinuance of operations that have been made by the Company or any of its Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Transaction Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions and discontinuance of operations had occurred on the first day of the four-quarter reference period; provided, however, that Fixed Charges shall be reduced by amounts attributable to operations that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Company's Fixed Charges subsequent to the Transaction Date.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing, (c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or secured by a Lien on assets of such Person, and (d) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Subsidiary of such Person) on any series of preferred stock of such Person or any Subsidiary of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

  "Foreign Subsidiary" means any subsidiary organized and incorporated in a jurisdiction outside of the United States.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees, and expenses incurred in connection with the Eagle-Picher Acquisition, the Goodyear-Jackson Acquisition and related financings or any other permitted incurrence of Indebtedness or Refinancing Indebtedness and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory, fixed assets and in-process research and development, in each case arising in connection with the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition) and 17 (including non-cash charges relating to intangibles and goodwill arising in connection with the Eagle-Picher Acquisition and the Goodyear-Jackson Acquisition).

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means: (i) CE Automotive Trim Systems, Inc.; and (ii) each of the Company's Restricted Subsidiaries located in the U.S. that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Holder" means the Person in whose name a Note is registered on the Registrar's books.

  "Holdings" means Cambridge Industries Holdings, Inc., a Delaware corporation.

  "Holdings Services Agreement" means the Services Agreement between Holdings and the Company as in effect on the Issue Date.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such person (and "incurrence," "incurred," "incurable," and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

  "Indebtedness" means with respect to any Person, without duplication: (i) all Obligations of such Person for borrowed money; (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Capitalized Lease Obligations of such Person, (iv) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business); (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (vi) all Guarantees of such Person;
(vii) Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; (viii) all Indebtedness of others secured by any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien; and (ix) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

  "Industrial Revenue Obligations" means any debt obligation issued by a state or local government or governmental authority to finance plants, equipment or facilities that are made subject to a lease, or other transaction which provides the credit support for such debt obligation, with the Company or any Wholly Owned Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary or both.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel, salary and other advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenant described above under "Restricted Payment," (i) "Investment" in a Subsidiary shall include the portion (proportionate to the Company's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Issue Date" means the date of original issuance of the Notes.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements) and (c) appropriate amounts to be provided by the Company as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and the repayment of Indebtedness secured by a Lien on the asset or assets subject to the Asset Sale.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (b) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss, (c) any one time charges relating to the GenCorp Acquisition including, without limitation, any one-time charges relating to integration costs and adjustments resulting in the write-up of inventory above cost, and (d) any write-off of deferred financing fees or the incurrence of prepayment penalties or premiums relating to the GenCorp Acquisition.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the Indenture.

  "Permitted Business" means a business in which the Company and its Subsidiaries was engaged on the date of the Indenture or a business that is directly related or incidental thereto, including, without limitation, the automotive component manufacturing business.

  "Permitted Indebtedness" means without duplication each of the following:

    (i) Existing Indebtedness (including Indebtedness of the Company and its Restricted Subsidiaries under the Notes issued in connection with the Offering) outstanding on the date of the Indenture;

    (ii) Indebtedness of the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $280.0 million or (b) the Borrowing Base at such time; provided, however that the aggregate principal amount of Indebtedness under clauses (a) and (b) shall be reduced dollar for dollar for any Indebtedness outstanding under clause (viii) below and to the extent Net Cash Proceeds relating to an Asset Sale is used to prepay Indebtedness under this clause (ii) in accordance with the provisions described under "Limitation on Asset Sales"; provided, further that the aggregate principal amount of Indebtedness under clause (b) shall be reduced dollar for dollar for any Indebtedness outstanding under clause
  (viii) below only to the extent that the receivables transferred by the Company or any of its Restricted Subsidiaries pursuant to the Qualified Receivables Transaction giving rise to the Indebtedness incurred under clause (viii) below are included in the Borrowing Base;

    (iii) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

    (iv) Hedging Obligations that are incurred by the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding;

    (v) Intercompany Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both, in each case subject to no Lien (other than Liens securing the Credit Agreement) held by a Person other than the Company or a Restricted Subsidiary or a Guarantor or a Foreign Subsidiary or the holders of Senior Debt; provided that if as of any date any Person other than the Company or a Restricted Subsidiary or a Guarantor or a Foreign Subsidiary or the holders of Senior Debt owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness.

    (vi) Indebtedness of the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both attributable to any Currency Agreement or Commodity Agreement; provided, however, that such agreements are entered into to protect the Company from fluctuations in the prices of currency exchange rates and commodities, respectively;

    (vii) Acquired Indebtedness incurred pursuant to this clause (vii) by the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both, which does not exceed $15,000,000 at any time outstanding;

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

    (viii) The incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the Company or to any Restricted Subsidiary of the Company or their assets (other than such Receivables Subsidiary and its assets), and is not guaranteed by any such Person; provided that any outstanding Indebtedness incurred under this clause (viii) shall reduce the aggregate amount permitted to be incurred under clause (ii) above to the extent set forth therein;

    (ix) Guarantees by the Company's Restricted Subsidiaries of Indebtedness permitted to be incurred under the Indenture; provided that such Restricted Subsidiary complies with the "Guarantee of the Notes" covenant;

    (x) Additional Indebtedness of the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both incurred pursuant to this clause (x), which together with the aggregate liquidation value of outstanding Permitted Subsidiary Preferred Stock, does not exceed $20,000,000 at any time outstanding (which amount may be, but need not be, incurred in whole or in part under the Credit Agreement); and

    (xi) The incurrence by the Company or any of its Restricted Subsidiaries that are Guarantors or Foreign Subsidiaries or both of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness permitted to be incurred or remain outstanding under the Indenture in whole or in part; provided, however, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded; (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes or any Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Company or a Guarantor, the Refinancing Indebtedness shall be incurred by the Company or a Guarantor (any such extension, refinancing, renewal, replacement, defeasance or refunding being referred to as "Refinancing Indebtedness"); provided, further, that the foregoing clauses (1), (2) and (3) shall not apply with respect to Indebtedness under clause (ii) above or, to the extent incurred under the Credit Agreement, Indebtedness under clauses (vii) and (x) above so long as the aggregate principal amount of such Refinancing Indebtedness does not exceed the amount of Indebtedness permitted under such clauses (ii), (vii) and (x);

    (xii) Indebtedness (including Capitalized Lease Obligations, Industrial Revenue Obligations or Purchase Money Obligations) incurred by the Company or any of its Restricted Subsidiaries or Permitted Subsidiary Preferred Stock to finance the purchase, lease or improvement of property (real or personal) or a business or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets or any Indebtedness or Permitted Subsidiary Preferred Stock issued to a seller to finance the purchase of property, a business or equipment in connection therewith) in an aggregate principal amount not to exceed the greater of $10,000,000 at any one time outstanding or 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Credit Agreement); and

    (xiii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition.

  "Permitted Investments" means: (a) any Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such
Investment: (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or (ii) such Person is consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor; (d) Investments existing on the date of the Indenture; (e) Investments in any Foreign Subsidiary in an aggregate amount not to exceed $10,000,000 at any time outstanding; (f) any Investment in Voplex Canada Inc. in an amount not to exceed $1,000,000; (g) any Investment by the Company or a Wholly Owned Restricted Subsidiary of the Company in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided that the foregoing Investment is in the form of a note that the Receivables Subsidiary or other Person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction;
(h) loans and advances to employees and officers of the Company and its Restricted Subsidiaries not in excess of $3,000,000 at any one time outstanding; (i) accounts receivable created or acquired in the ordinary course of business; (j) Hedging Obligations, Currency Agreements and Commodity Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture; (k) Investments in Unrestricted Subsidiaries in an amount at any one time outstanding not to exceed $5,000,000; (l) Guarantees (A) by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Company under the Indenture or (B) permitted by the "Guarantee of the Notes" covenant; (m) Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided in the case of an Asset Sale, such Asset Sale is effected in compliance with the "Asset Sale" covenant; (n) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (o) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and (p) Investments the payment for which consists exclusively of Qualified Capital Stock of the Company.

  "Permitted Liens" means: (a) Liens in favor of the Company; (b) Liens securing Senior Debt of the Company or of any Guarantor that was permitted to be incurred pursuant to the Indenture; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (d) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date of the Indenture;
(g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor; (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Company or impair the use of such property in the operation of the Company's business; (j) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; and (k) Liens to secure the payment of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of the Indenture, provided that (i) such property or assets are used in the same or similar line of business as the Company was engaged in on the date of the Indenture, (ii) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (iii) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such property within 180 days of the purchase or construction thereof and (iv) any Indebtedness secured by such Lien shall have been permitted to be incurred under the "Limitation on Additional Indebtedness and Issuance of Preferred Stock" covenant; (l) Liens of land-lords or of mortgagees of landlords arising by operation of law; provided that the rentals payments secured thereby are not yet due and payable; (m) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (n) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (o) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (q) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business; (r) any interest or title of a lessor in property subject to any capital lease obligation or operating lease; (s) any interest or title of a lessor in property subject to any capital lease obligation or operating lease, (t) Liens on assets of a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; (u) Liens securing Indebtedness under Currency Agreements; (v) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; (w) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; and (y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods.

  "Permitted Subsidiary Preferred Stock" means any series of Preferred Stock of a domestic or foreign Restricted Subsidiary of the Company or Wholly Owned Restricted Subsidiary that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which is issued pursuant to clauses (x) and (xii) of the definition of Permitted Indebtedness.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

  "Post-Petition Interest" means any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Principals" means Bain, the Bain Funds and Richard S. Crawford.

  "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the Indenture, a calculation in accordance with
Article 11 of Regulation S-X under the Securities Act as interpreted by the Company's Board of Directors in consultation with its independent certified public accountants.

  "Purchase Money Obligations" of any Person means any obligations of such Person or any of its subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such person or any of its subsidiaries within 180 days of such incurrence or assumption.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

  "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Company that engages in no activities other than in connection with the financing of accounts receivable and that is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such Restricted Subsidiary's financial condition or cause such Restricted Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Related Party" with respect to any Principal means (i) any controlling stockholder, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or
(ii) (a) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding 80% or more of the Voting Stock of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i) or (b) any partnership the sole general partner of which is a Principal or one of the Persons referred in clause (i).

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the revolving credit portion of the Credit Agreement.

  "Senior Bank Debt" means all Obligations arising under the Credit Agreement.

  "Senior Debt" means (a) with respect to the Company: (i) Senior Bank Debt of the Company (including, without limitation, Post-Petition Interest with respect thereto); (ii) Obligations of the Company with respect to Commodity Agreements; (iii) Obligations of the Company with respect to Currency Agreements; (iv) Hedging Obligations of the Company (including, without limitation, Post-Petition Interest with respect thereto); and (v) any other Indebtedness, including, without limitation, Post-Petition Interest with respect thereto, incurred by the Company unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes, and (b) with respect to any
Guarantor: (i) Senior Bank Debt of such Guarantor; (ii) Obligations of such Guarantor with respect to Commodity Agreements; (iii) Obligations of such Guarantor with respect to Currency Agreements, (iv) Hedging Obligations of such Guarantor (including, without limitation, Post-Petition Interest with respect thereto); (v) any Guarantee by such Guarantor of any Senior Debt of the Company; and (vi) any other Indebtedness, including, without limitation, Post-Petition Interest with respect thereto, incurred by such Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (v) any obligation of the Company or any Guarantor to, in respect of or imposed by any environmental, landfill, waste management or other regulatory governmental agency, statute, law or court order, (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (x) any Indebtedness of the Company or any Guarantor to any of the Company's Subsidiaries or other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture on or before the date of the Indenture (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (z) if the holder(s) of such obligation or their representative and the Trustee shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit Indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture).

  "Senior Representative" means the Agent Bank or any other representative designated in writing to the Trustee or the holders of any class or issue of Designated Senior Debt; provided that, in the absence of a representative of the type described above, any holder or holders of a majority of the principal amount outstanding of any class or issue of Designated Senior Debt may collectively act as the Senior Representative for such class or issue.

  "Significant Restricted Subsidiary" means any Restricted Subsidiary of the Company constituting a Significant Subsidiary.

  "Significant Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

  "Tax Sharing Agreement" means the tax sharing agreement, dated November 17, 1995, between Holdings and the Company.

  "Total Assets" means total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

  "Unrestricted Subsidiary" means (A) any Wholly Owned Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board resolution set forth in an Officers' Certificate and delivered to the Trustee (i) that, at the time of designation,
(x) has total assets not exceeding $1,000 or (y) whose designation as such would be permitted in accordance with the covenant entitled "Certain Covenants--Restricted Payments," (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which is (a) guaranteed by the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, (b) is recourse to or obligates the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company in any way or (c) subjects any property or asset of the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (iii) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or under-standing other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company and (iv) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any obligation (a) to subscribe for additional shares of Capital Stock or other Equity Interests therein or (b) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results and (B) any Subsidiary of an Unrestricted Subsidiary.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of any Person (irrespective of whether or not, at the time, Capital Stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the out-standing Capital Stock or other ownership interests of which (other than directors qualifying shares, Permitted Subsidiary Preferred Stock or Preferred Stock issued in accordance with the Fixed Charge Coverage Ratio under the "Limitation on Additional Indebtedness and issuance of Preferred Stock" covenant) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

                         BOOK ENTRY; DELIVERY AND FORM

  Except as described in the next paragraph, the Notes are and will be represented by one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). The Global Notes will be deposited on the date of the consummation of the Exchange Offer with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC. The Global Note will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Transfer Restrictions" herein.

  Notes (i) originally purchased by or transferred to "foreign purchasers" (as defined in "Transfer Restrictions") or (ii) held by QIBs or Accredited Investors who are not QIBs who elect to take physical delivery of their certificates instead of holding their interests through a Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Security"). Upon the transfer to a QIB of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note. For a description of the restrictions on the transfer of Certificated Securities and any interest in Global Notes, see "Transfer Restrictions."

  The Global Notes. The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the Initial Purchaser and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. QIBs and Accredited Investors may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

  So long as DTC, or its nominee, is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

  Payments of the principal of, premium (if any) and interest (including Additional Interest) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell Notes to persons in states that require physical delivery of the Notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities that it will distribute to its participants.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Securities will be issued in exchange for the Global Notes.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for New Notes, including the applicability and effect of any state, local or foreign tax laws.

  The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale (provided that the Company receives notice from any Participating Broker-Dealer of its status as a Participating Broker-Dealer within 30 days after the Expiration Date). In
addition, until    , 199     (90 days after the commencement of the Exchange
Offer), all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly, upon request and in no event more than five business days after such request, send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that has provided the Company with notice of its status as a Participating Broker-Dealer within 30 days of the Expiration Date.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance of the New Notes will be passed upon for the Company by its counsel, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

PREVIOUS INDEPENDENT ACCOUNTANTS

  On October 16, 1997, the Company dismissed Deloitte & Touche LLP as its independent accountants. The reports of Deloitte & Touche LLP on the Company's financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audits for the two most recent fiscal years and through October 16, 1997, there have been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the financial statements for such years.

  During the two most recent fiscal years and through October 16, 1997, there have been no reportable events (as defined in Regulations S-K Item 304(a)(l)(v)).

NEW INDEPENDENT ACCOUNTANTS

  The Company engaged Price Waterhouse LLP as its new independent accountants as of October 17, 1997. During the two most recent fiscal years and through October 17, 1997, the Company has not consulted with Price Waterhouse LLP regarding either (i) the application of accounting principles to a specific transaction either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Price Waterhouse LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(l)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(l)(v) of Regulation S-K.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the statement of sales less costs and expenses of the Centralia Plant and Butler Polymet, Inc., for the ten month period ended July 31, 1994 included in this Prospectus and related financial statement schedule of the Company included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of GenCorp RPD as of November 30, 1995, and for the years ended November 30, 1995 and 1994, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of The Goodyear Tire & Rubber Company--Jackson Plant as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited condensed consolidated financial information of Cambridge Industries, Inc. and subsidiaries for the nine-month periods ended September 30, 1997 and 1996, included in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 25, 1997 appearing herein, states that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included herein. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Securities Act of 1933.

                             AVAILABLE INFORMATION

  As a result of the Exchange Offer Registration Statement being declared effective by the Commission, the Company will become subject to the informational requirements of the Exchange Act, and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company has agreed, pursuant to the Indenture, to deliver to the Trustee within 15 days after the filing of the same with the Commission, copies of the quarterly and annual reports and of the information, documents and other reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will also provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files the Exchange Offer Registration Statement with the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. The Company will also comply with the other provisions of TIA (S) 314(a).

  The Company, a corporation organized under Delaware law, has its principal executive offices at 555 Horace Brown Drive, Madison Heights, Michigan 48071; its telephone number is (248) 616-0500.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Cambridge Industries, Inc. and Subsidiaries Consolidated Financial
 Statements...............................................................  F-2
  Review Report of Independent Accountants................................  F-3
  Condensed Consolidated Balance Sheets--September 30, 1997 (unaudited)
   and December 31, 1996..................................................  F-4
  Unaudited Condensed Consolidated Statements of Operations--Nine Months
   Ended September 30, 1997 and 1996 .....................................  F-5
  Unaudited Condensed Consolidated Statements of Cash Flows--Nine Months
   Ended September 30, 1997 and 1996......................................  F-6
  Notes to Unaudited Condensed Consolidated Financial Statements..........  F-7
  Independent Auditors' Report............................................ F-17
  Consolidated Balance Sheets--December 31, 1996 and 1995................. F-18
  Consolidated Statements of Operations--Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-19
  Consolidated Statements of Cash Flows--Years Ended December 31, 1996,
   1995 and 1994.......................................................... F-20
  Notes to Financial Statements........................................... F-21
GenCorp Inc. Reinforced Plastics Division Financial Statements............ F-43
  Report of Independent Accountants....................................... F-44
  Balance Sheets as of February 29, 1996 (unaudited) and November 30,
   1995................................................................... F-45
  Statements of Operations--Three Months Ended February 29, 1996
   (unaudited) and February 28, 1995 (unaudited) and the years ended
   November 30, 1995 and 1994............................................. F-46
  Statements of Cash Flows--Three Months Ended February 29, 1996
   (unaudited) and February 28, 1995 (unaudited) and the years ended
   November 30, 1995 and 1994............................................. F-47
  Notes to Financial Statements........................................... F-48
Centralia Plant and Butler Polymet, Inc. Financial Statements............. F-57
  Independent Auditors' Report............................................ F-58
  Statement of Sales Less Costs and Expenses--Ten Months Ended July 31,
   1994................................................................... F-59
  Statement of Cash Flows--Ten Months Ended July 31, 1994................. F-60
  Notes to Financial Statements........................................... F-61
The Goodyear Tire & Rubber Company--Jackson Plant Financial Statements.... F-65
  Report of Independent Accountants....................................... F-66
  Balance Sheets as of June 30, 1997 (Unaudited) and December 31, 1996 and
   1995................................................................... F-67
  Statements of Operations--Six Months Ended June 30, 1997 and 1996
   (Unaudited) and Each of the Three Years in the Period Ended December
   31, 1996............................................................... F-68
  Statements of Cash Flows--Six Months Ended June 30, 1997 and 1996
   (Unaudited) and Each of the Three Years in the Period Ended December
   31, 1996............................................................... F-69
  Notes to Financial Statements........................................... F-70

               CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND REVIEW REPORT OF
                         INDEPENDENT ACCOUNTANTS

                 REVIEW REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

 of Cambridge Industries, Inc.

  We have reviewed the accompanying condensed consolidated balance sheet of Cambridge Industries, Inc. and subsidiaries as of September 30, 1997, and the related statements of operations and of cash flows for the nine month periods ended September 30, 1997 and 1996. The financial information is the responsibility of the Company's management.

  We conducted our review of the financial information in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, we are not aware of any material modifications that should be made to the accompanying financial information for it to be in conformity with generally accepted accounting principles.

  The December 31, 1996 balance sheet information has been derived from the Company's consolidated financial statements which were audited by other independent accountants, whose report dated March 28, 1997 expressed an unqualified opinion thereon.

Price Waterhouse LLP

Detroit, Michigan

November 25, 1997

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED BALANCE SHEETS

                          (DOLLARS IN THOUSANDS)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash..............................................   $  3,541      $ 11,942
  Receivables.......................................     76,136        48,985
  Inventories (Note 2)..............................     26,210        21,297
  Reimbursable tooling costs........................     32,530        17,674
  Income tax refundable.............................      3,270         3,270
  Deferred income taxes and other...................      2,375         6,571
                                                       --------      --------
Total current assets................................    144,062       109,739
Property, plant and equipment, net..................    199,037       133,324
Other assets........................................     31,792        19,167
                                                       --------      --------
Total assets........................................   $374,891      $262,230
                                                       ========      ========
Liabilities and stockholder's equity (deficit)
Current liabilities:
  Current portion of long-term debt.................   $  5,513      $  9,080
  Accounts payable..................................     48,957        38,028
  Accrued liabilities...............................     33,579        25,102
                                                       --------      --------
Total current liabilities...........................     88,049        72,210
Noncurrent liabilities:
  Long-term debt (including related party amounts of
   $16,480 at December 31, 1996)....................    318,987       224,112
  Workers' compensation.............................        968           968
  Postretirement health care benefits...............     21,779        15,164
  Accrued commitments under acquired contracts......                    2,244
  Deferred income taxes.............................     16,375         9,673
                                                       --------      --------
Total liabilities...................................    446,158       324,371
                                                       --------      --------
Commitments and contingencies (Note 3)
Stockholder's deficit:
  Common stock, $.01 par value, 3,000 shares
   authorized, 1,000 shares issued and outstanding..          1             1
  Paid-in capital...................................     17,538        17,538
  Unrealized foreign currency translation...........       (297)          (87)
  Accumulated deficit...............................    (88,509)      (79,593)
                                                       --------      --------
Total stockholder's deficit.........................    (71,267)      (62,141)
                                                       --------      --------
Total liabilities and stockholder's deficit.........   $374,891      $262,230
                                                       ========      ========

      See accompanying Notes to Unaudited Condensed Consolidated Financial
                                Statements.

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          (DOLLARS IN THOUSANDS)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
Sales....................................................... $296,396  $264,086
Cost of sales...............................................  255,107   223,280
                                                             --------  --------
Gross profit................................................   41,289    40,806
Selling, general and administrative expenses................   20,955    17,654
                                                             --------  --------
Income from operations......................................   20,334    23,152
Other expense (income):
 Interest expense...........................................   19,796    16,942
 Other, net.................................................      145       145
                                                             --------  --------
Income before income tax and extraordinary item.............      393     6,065
Income tax expense..........................................      157     2,025
                                                             --------  --------
Income before extraordinary item............................      236     4,040
Extraordinary item, net of tax benefit......................   (9,152)      --
                                                             --------  --------
Net income (loss)........................................... $ (8,916) $  4,040
                                                             ========  ========

      See accompanying Notes to Unaudited Condensed Consolidated Financial
                                Statements.

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

         UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                          (DOLLARS IN THOUSANDS)

                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1997       1996
                                                           ---------  --------
Cash flows from operating activities:
Income before extraordinary item.........................  $     236  $  4,040
Adjustments to reconcile income before extraordinary item
 to net cash provided by operating activities:
  Depreciation and amortization..........................     18,129    15,773
  Postretirement benefit expenses, net of cash payments..      1,900     1,516
  Deferred income tax provision..........................      4,369     2,838
  Changes in assets and liabilities, excluding the effect
   of acquisitions:
    Receivables..........................................    (17,825)  (18,162)
    Inventories..........................................      2,321    (1,192)
    Reimbursable tooling.................................     (5,573)   (3,196)
    Accounts payable and accrued liabilities.............      1,719     2,870
    Other................................................     (2,694)   (8,143)
                                                           ---------  --------
Net cash provided by (used in) operating activities......      2,582    (3,656)
                                                           ---------  --------
Cash flows from investing activities:
  Acquisitions, net of cash acquired.....................    (72,161)  (18,160)
  Purchase of property, plant and equipment..............    (14,396)   (6,958)
                                                           ---------  --------
Net cash used in investing activities....................    (86,557)  (25,118)
                                                           ---------  --------
Cash flows from financing activities:
  Net borrowings from revolving debt.....................     10,500    15,000
  Proceeds from issuance of long-term debt...............    305,000    29,998
  Repayment of long-term debt............................   (225,812)   (2,428)
  Cost of debt and equity financing......................    (13,904)   (2,907)
                                                           ---------  --------
Net cash provided by financing activities................     75,784    39,663
                                                           ---------  --------
Effect of foreign currency rate fluctuations on cash.....       (210)       39
                                                           ---------  --------
Net increase (decrease) in cash..........................     (8,401)   10,928
Cash at beginning of period..............................     11,942     8,662
                                                           ---------  --------
Cash at end of period....................................  $   3,541  $ 19,590
                                                           =========  ========

      See accompanying Notes to Condensed Unaudited Consolidated Financial
                                Statements.

               CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

      NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                          (DOLLARS IN THOUSANDS)

1. FINANCIAL STATEMENTS

  The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Cambridge Industries, Inc. and its subsidiaries (the "Company") as of September 30, 1997 and the results of their operations and their cash flows for the nine month periods ended September 30, 1997 and 1996.

  The unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

2. INVENTORIES

  At September 30, 1997 and December 31, 1996, inventories consist of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
      Finished goods...............................     $7,239       $6,023
      Work-in-process..............................      7,486        4,724
      Raw materials................................     10,886        8,299
      Supplies.....................................      1,610        3,401
                                                       -------      -------
        Total......................................     27,221       22,447
      Less allowance for obsolescence and lower of
       cost or market..............................     (1,011)      (1,150)
                                                       -------      -------
        Net........................................    $26,210      $21,297
                                                       =======      =======

3. COMMITMENT AND CONTINGENCIES

  The Company has letters of credit outstanding of $3,900 September 30, 1997.

  Subsequent to the closing of the acquisition of the reinforced plastics division ("GenCorp RPD") of GenCorp, Inc. ("GenCorp") in March 1996, the Company has been unable to reach an agreement with GenCorp on the related purchase price adjustment. GenCorp filed suit against the Company in June 1996, in an effort to prevent the Company from submitting the dispute to arbitration. Although the Company's right to seek arbitration was upheld, this matter is still subject to negotiation by the parties. The outcome of this matter is uncertain. However, the Company does not believe that the outcome of this uncertainty will have a material adverse effect on the consolidated financial position or results of operations of the Company.

  The Company is also party to other lawsuits and claims pending or asserted with respect to matters in the ordinary course of business. The Company does not believe the outcome of these uncertainties will have a material impact on its financial position or results of operations.

4. ACQUISITIONS

  Effective July 1, 1997, the Company acquired certain net assets of the engineered composite business ("Goodyear-Jackson") of The Goodyear Tire & Rubber Company, and of the plastics division ("Eagle-Picher") of Eagle-Picher Industries, Inc., for approximately $37,600 and $32,200, respectively, plus acquisition costs. On August 31, 1997, the Company acquired certain assets of the molded plastics and pultrusion operations of Owens Corning Fiberglass A.S. LTDA ("OC-Brazil"), a Brazilian subsidiary of Owens-Corning, for approximately $5,500. The Company accounted for these acquisitions under the purchase method. The Company's operating results include Goodyear-Jackson and Eagle-Picher from July 1, 1997. The operating results and acquired assets of OC-Brazil are not material.

  A summary of the Company's preliminary purchase price allocation for the Eagle-Picher and Goodyear-Jackson acquisitions follows.

                                                            GOODYEAR- EAGLE-
                                                             JACKSON  PICHER
                                                            --------- -------
      Receivables..........................................  $    75  $ 9,027
      Inventories..........................................    2,326    4,328
      Reimbursable tooling costs...........................    8,487      110
      Deferred income taxes and other......................    2,577    4,155
      Property, plant and equipment........................   35,183   33,445
      Other assets.........................................    3,823    1,865
      Accounts payable and accrued liabilities.............   (6,879) (15,948)
      Postretirement health care and other employee
       benefits............................................   (4,420)
      Deferred income taxes................................   (2,560)  (4,155)
                                                             -------  -------
        Net assets acquired................................  $38,612  $32,827
                                                             =======  =======

  The preliminary purchase price allocation is subject to change after completion of fixed assets appraisals, valuations of certain other acquired assets, liabilities and assumed employee benefit obligations, and management's evaluations of such information. Management is currently finalizing its plan for closure of certain acquired operations and refining its estimates of related costs. Adjustments to such estimates will be reflected in the final purchase price allocations.

  The following pro forma information presents certain operating data calculated to give pro forma effect to the acquisitions of Goodyear-Jackson, Eagle-Picher and OC-Brazil as if such acquisitions had taken place at the beginning of such periods.

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                          ------------------ ---
                                                            1997      1996
                                                          --------  --------
      Sales.............................................. $371,429  $367,424
      Income before extraordinary item...................      539     6,121
      Net income (loss)..................................   (8,613)    6,121

  Such pro forma data do not purport to represent what actual operating results would have been, if the acquisitions had been consummated on the dates indicated or what such results will be for any future period.

5. REFINANCING

  On July 10, 1997, the Company retired all previously outstanding debt with the proceeds of issuance of $100,000 in senior subordinated notes (the "Notes") and $207,500 of term loans and a revolving line of credit under a new Credit Agreement.

  The Notes bear interest at 10.25% and mature in 2007. The new Credit Agreement provides for maximum borrowings of $280,000, consisting of $205,000 in term loans and $75,000 under a revolving credit facility. The term loans mature on the fifth and eighth anniversaries of the Credit Agreement and the revolving credit facility matures on the fifth anniversary of the Credit Agreement. The interest rate on the term loans is based on the Eurodollar rate plus the applicable Eurodollar margin, and the interest rate on the revolving credit facility is based on the Base rate plus the applicable Base rate margin.

  Indebtedness under the Credit Agreement is collateralized by substantially all assets of the Company, a pledge of intercompany notes and a pledge of certain stock of the Company's subsidiaries. The Notes are guaranteed by the Company's parent and the Company's domestic subsidiaries. (See Note 6.) The Notes are subordinated to the Company's obligations under the Credit Agreement.

  The Credit Agreement includes covenants requiring the Company to maintain
(i) minimum levels of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization), (ii) minimum interest coverage ratios and
(iii) maximum leverage ratios. The Credit Agreement also contains covenants limiting capital expenditures, additional indebtedness, dividends, transactions with affiliates, acquisitions and asset sales, prepayments of indebtedness and liens.

  As a result of the refinancing, the Company recorded an extraordinary item of $9,152 (net of tax), reflecting the write-off of deferred financing costs, unamortized discount and other costs upon early extinguishment of debt.

6. CONDENSED CONSOLIDATING INFORMATION

  The Notes are guaranteed by CE Automotive Trim Systems, Inc. ("CE"), a wholly-owned consolidated subsidiary of the Company, but are not guaranteed by the Company's other consolidated subsidiaries, Voplex Canada and its Brazilian subsidiary. The guarantee of the Notes by CE is full and unconditional. The following condensed consolidating financial information presents the financial position, results of operations and cash flows of (i) the Company, as parent, as if it accounted for its subsidiaries on the equity method; (ii) CE, the guarantor subsidiary, and (iii) Voplex, Canada and the Brazilian subsidiary, as non-guarantor subsidiaries. Separate financial statements of CE are not presented herein as management does not believe that such statements would be material. CE had no revenues or operations during the periods presented. The financial position and operating results of the non-guarantor subsidiaries do not include any allocation of overhead or other similar charges.

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                            SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT   SUBSIDIARIES  SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash..................  $  2,503     $1,038        $--       $    --      $   3,541
  Receivables (net).....    74,399      5,116                    (3,379)       76,136
  Inventories...........    25,497        713                                  26,210
  Reimbursable tooling
   costs................    32,347        183                                  32,530
  Income tax
   refundable...........     3,270                                              3,270
  Deferred income taxes
   and other............     2,299         76                                   2,375
                          --------     ------        ----      --------     ---------
Total current assets....   140,315      7,126                    (3,379)      144,062
Property, plant and
 equipment (net)........   198,716        321                                 199,037
Other long-term assets..    31,792                                             31,792
Investment in
 consolidated
 subsidiaries...........     6,242                               (6,242)          --
                          --------     ------        ----      --------     ---------
Total assets............  $377,065     $7,447        $--       $ (9,621)    $ 374,891
                          ========     ======        ====      ========     =========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt.......  $  5,513     $  --         $--       $    --      $   5,513
  Accounts payable......    51,456        880                    (3,379)       48,957
  Accrued liabilities...    32,957        622                                  33,579
                          --------     ------        ----      --------     ---------
Total current
 liabilities............    89,926      1,502                    (3,379)       88,049
Noncurrent liabilities:
  Long-term debt........   318,987                                            318,987
  Workers compensation..       968                                                968
  Postretirement health
   care benefits........    21,779                                             21,779
  Deferred income
   taxes................    16,375                                             16,375
                          --------     ------        ----      --------     ---------
Total liabilities.......   448,035      1,502                    (3,379)      446,158
                          --------     ------        ----      --------     ---------
Stockholder's equity
 (deficit):
  Common stock..........         1                                                  1
  Paid-in capital.......    17,538      5,057                    (5,057)       17,538
  Unrealized foreign
   currency
   translation..........       --        (297)                                   (297)
  Retained earnings
   (accumulated
   deficit).............   (88,509)     1,185                    (1,185)      (88,509)
                          --------     ------        ----      --------     ---------
Total stockholder's
 equity (deficit).......   (70,970)     5,945                    (6,242)      (71,267)
                          --------     ------        ----      --------     ---------
Total liabilities and
 stockholder's equity
 (deficit)..............  $377,065     $7,447        $--       $ (9,621)     $374,891
                          ========     ======        ====      ========     =========

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                               DECEMBER 31, 1996

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash..................  $  7,795     $4,147        $--           $--       $ 11,942
  Receivables (net).....    47,854      1,131                                  48,985
  Inventories...........    20,716        581                                  21,297
  Reimbursable tooling
   costs................    17,606         68                                  17,674
  Income tax
   refundable...........     3,270                                              3,270
  Deferred income taxes
   and other............     6,571                                              6,571
                          --------     ------        ----       -------      --------
Total current assets....   103,812      5,927                                 109,739
Property, plant and
 equipment (net)........   132,769        555                                 133,324
Other long-term assets..    19,167                                             19,167
Investment in
 consolidated
 subsidiary.............     5,326                               (5,326)          --
                          --------     ------        ----       -------      --------
Total assets............  $261,074     $6,482        $  0       $(5,326)     $262,230
                          ========     ======        ====       =======      ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt.......  $  9,080                                           $  9,080
  Accounts payable......    37,281     $  747                                  38,028
  Accrued liabilities...    24,606        496                                  25,102
                          --------     ------        ----       -------      --------
Total current
 liabilities............    70,967      1,243                                  72,210
Noncurrent liabilities:
  Long-term debt........   224,112                                            224,112
  Workers compensation..       968                                                968
  Postretirement health
   care benefits........    15,164                                             15,164
  Acquired commitments
   under acquired
   contracts............     2,244                                              2,244
  Deferred income
   taxes................     9,673                                              9,673
                          --------     ------        ----       -------      --------
Total liabilities.......   323,128      1,243                                 324,371
                          --------     ------        ----       -------      --------
Stockholder's equity
 (deficit):
  Common stock..........
  Paid-in capital.......    17,539      5,057                    (5,057)       17,539
  Unrealized foreign
   currency
   translation..........                  (87)                                    (87)
  Retained earnings
   (accumulated
   deficit).............   (79,593)       269                      (269)      (79,593)
                          --------     ------        ----       -------      --------
Total stockholder's
 equity (deficit).......   (62,054)     5,239                    (5,326)      (62,141)
                          --------     ------        ----       -------      --------
Total liabilities and
 stockholder's equity
 (deficit)..............  $261,074     $6,482        $  0       $(5,326)     $262,230
                          ========     ======        ====       =======      ========

                   CONDENSED CONSOLIDATING INCOME STATEMENTS

                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT   SUBSIDIARIES  SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $289,947     $6,449        $--         $ --        $296,396
Cost of sales...........   250,622      4,485                                 255,107
                          --------     ------        ----        -----       --------
Gross profit............    39,325      1,964         --           --          41,289
Selling, general and
 administrative
 expenses...............    20,774        503                     (322)        20,955
                          --------     ------        ----        -----       --------
Income from operations..    18,551      1,461         --           322         20,334
Other expense (income):
  Interest expense......    19,796                                             19,796
  Other, net............      (111)       (66)                     322            145
                          --------     ------        ----        -----       --------
Income before income
 tax, equity in income
 of consolidated
 subsidiaries and
 extraordinary item.....    (1,134)     1,527         --           --             393
Income tax expense......      (454)       611                                     157
                          --------     ------        ----        -----       --------
Income before equity in
 income of consolidated
 subsidiaries and
 extraordinary item.....      (680)       916         --           --             236
Equity in income of
 consolidated
 subsidiaries...........       916                                (916)           --
                          --------     ------        ----        -----       --------
Income (loss) before
 extraordinary item.....       236        916                     (916)           236
Extraordinary item, net
 of tax benefit.........     9,152                                              9,152
                          --------     ------        ----        -----       --------
Net income..............  $ (8,916)    $  916        $--         $(916)      $ (8,916)
                          ========     ======        ====        =====       ========

                   CONDENSED CONSOLIDATING INCOME STATEMENTS

                   NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $256,746     $7,340        $--         $ --       $ 264,086
Cost of sales...........   217,768      5,512                                 223,280
                          --------     ------        ----        -----      ---------
Gross profit............    38,978      1,828                                  40,806
Selling, general and
 administrative
 expenses...............    17,373        648                     (367)        17,654
                          --------     ------        ----        -----      ---------
Income from operations..    21,605      1,180                      367         23,152
Other expense (income):
  Interest expense......    16,942                                             16,942
  Other, net............       (57)      (165)                     367            145
                          --------     ------        ----        -----      ---------
Income before income tax
 and equity in income of
 consolidated
 subsidiary.............     4,720      1,345                                   6,065
Income tax expense......     1,581        444                                   2,025
                          --------     ------        ----        -----      ---------
Income before equity in
 income of consolidated
 subsidiary.............     3,139        901                                   4,040
Equity in income of
 consolidated
 subsidiary.............       901                                (901)           --
                          --------     ------        ----        -----      ---------
Net income..............  $  4,040     $  901        $--         $(901)     $   4,040
                          ========     ======        ====        =====      =========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                   NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                          NON GUARANTOR GUARANTOR
                                PARENT    SUBSIDIARIES  SUBSIDIARY CONSOLIDATED
                               ---------  ------------- ---------- ------------
                                           (DOLLARS IN THOUSANDS)
Net cash provided by (used                                 $--
 in) operating activities:...  $   5,600     $(3,018)               $   2,582
                               ---------     -------       ----     ---------
Cash flows from investing
 activities:
  Acquisition, net of cash
   acquired..................    (72,161)                             (72,161)
  Purchase of property, plant
   and equipment.............    (14,515)        119                  (14,396)
                               ---------     -------       ----     ---------
Net cash used in investing
 activities..................    (86,676)        119        --        (86,557)
                               ---------     -------       ----     ---------
Cash flows from financing
 activities:
  Net borrowings from
   revolving debt............     10,500                               10,500
  Proceeds from issuance of
   long-term debt............    305,000                              305,000
  Repayment of long-term
   debt......................   (225,812)                            (225,812)
  Cost of debt and equity
   financing.................    (12,213)                             (12,213)
  Contribution by
   stockholder...............        --
                               ---------     -------       ----     ---------
Net cash provided by
 financing activities........     75,784         --         --         75,784
                               ---------     -------       ----     ---------
Effect of foreign currency
 rate fluctuations on cash...        --         (210)                    (210)
                               ---------     -------       ----     ---------
Net decrease in cash.........     (5,292)     (3,109)       --         (8,401)
Cash at beginning of period..      7,795       4,147                   11,942
                               ---------     -------       ----     ---------
Cash at end of period........  $   2,503     $ 1,038       $--      $   3,541
                               =========     =======       ====     =========

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                   NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                          NON GUARANTOR GUARANTOR
                                 PARENT    SUBSIDIARY   SUBSIDIARY CONSOLIDATED
                                --------  ------------- ---------- ------------
                                            (DOLLARS IN THOUSANDS)
Net cash provided by operating
 activities:..................  $ (5,141)    $1,485       $ --       $ (3,656)
                                --------     ------       -----      --------
Cash flows from investing
 activities:
  Acquisition, net of cash
   acquired...................   (18,160)                             (18,160)
  Purchase of property, plant
   and equipment..............    (6,946)       (12)                   (6,958)
                                --------     ------       -----      --------
Net cash used in investing
 activities...................   (25,106)       (12)                  (25,118)
                                --------     ------       -----      --------
Cash flows from financing
 activities:
  Net borrowings from
   revolving debt.............    15,000                               15,000
  Proceeds from issuance of
   long-term debt.............    29,998                               29,998
  Repayment of long-term
   debt.......................    (2,428)                              (2,428)
  Cost of debt and equity
   financing..................    (2,907)                              (2,907)
  Contribution by
   stockholder................       --
                                --------     ------       -----      --------
Net cash provided by financing
 activities...................    39,663        --          --         39,663
                                --------     ------       -----      --------
Effect of foreign currency
 rate fluctuations on cash....       --          39                        39
                                --------     ------       -----      --------
Net increase in cash..........     9,416      1,512         --         10,928
Cash at beginning of period...     6,095      2,567                     8,662
                                --------     ------       -----      --------
Cash at end of period.........  $ 15,511     $4,079       $ --       $ 19,590
                                ========     ======       =====      ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                  CONSOLIDATED FINANCIAL STATEMENTS AS OF

                        DECEMBER 31, 1996 AND 1995

     FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996

                     AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

Cambridge Industries, Inc.:

  We have audited the accompanying consolidated balance sheets of Cambridge Industries, Inc. and subsidiaries (the "Company"), as of December 31, 1996 and 1995, and the related statements of operations and of cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cambridge Industries, Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Detroit, Michigan

March 28, 1997 (August 31, 1997 as to Note 17)

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        DECEMBER 31, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1995
                                                            --------  --------
ASSETS
Current assets:
  Cash..................................................... $ 11,942  $  8,662
  Receivables (Note 4).....................................   48,985    32,035
  Inventories (Notes 5 and 17).............................   21,297    15,458
  Reimbursable tooling costs...............................   17,674    13,026
  Income tax refundable (Note 12)..........................    3,270       537
  Deferred income taxes and other..........................    6,571     2,415
                                                            --------  --------
Total current assets.......................................  109,739    72,133
Property, plant and equipment, net (Note 6)................  133,324    84,858
Other assets (Note 7)......................................   19,167    18,124
                                                            --------  --------
Total assets (Note 9)...................................... $262,230  $175,115
                                                            ========  ========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt (Note 9)............... $  9,080  $  4,494
  Accounts payable.........................................   38,028    29,654
  Accrued liabilities (Note 8).............................   25,102    12,441
                                                            --------  --------
Total current liabilities..................................   72,210    46,589
Noncurrent liabilities:
  Long-term debt (including related party amounts of
   $16,480 and $54,952 at December 31, 1996 and 1995,
   respectively) (Notes 9 and 15)..........................  224,112   177,133
  Workers' compensation....................................      968     1,045
  Postretirement health care benefits (Note 11)............   15,164    10,353
  Accrued commitments under acquired contracts.............    2,244
  Deferred income taxes (Note 12)..........................    9,673     3,834
                                                            --------  --------
Total liabilities..........................................  324,371   238,954
Commitments and contingencies (Note 16)
Stockholder's equity (deficit) (Note 13):
  Common stock, $.01 par value, 3,000 shares authorized,
   1,000 shares issued and outstanding.....................
  Paid-in capital..........................................   17,539    17,264
  Unrealized foreign currency translation..................      (87)     (124)
  Minimum pension liability adjustment (Note 10)...........               (277)
  Accumulated deficit......................................  (79,593)  (80,702)
                                                            --------  --------
Total stockholder's deficit................................  (62,141)  (63,839)
                                                            --------  --------
Total liabilities and stockholder's equity (deficit)....... $262,230  $175,115
                                                            ========  ========

                See notes to consolidated financial statements.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1996     1995      1994
                                                   -------- --------  --------
Sales (Note 1)...................................  $346,026 $297,746  $190,944
Cost of sales....................................   294,742  253,893   159,455
                                                   -------- --------  --------
Gross profit.....................................    51,284   43,853    31,489
Selling, general and administrative expenses.....    26,240   17,678    15,312
                                                   -------- --------  --------
Income from operations...........................    25,044   26,175    16,177
Other expense (income):
  Interest expense...............................    23,190   12,388     6,161
  Other, net.....................................       180     (746)     (657)
                                                   -------- --------  --------
Income before income tax and extraordinary item..     1,674   14,533    10,673
Income tax expense (benefit) (Note 12)...........       565    5,410    (1,450)
                                                   -------- --------  --------
Income before extraordinary item.................     1,109    9,123    12,123
Extraordinary loss (Net of income tax benefit of
 $2,712) (Note 9)................................              4,426
                                                   -------- --------  --------
Net income.......................................  $  1,109 $  4,697  $ 12,123
                                                   ======== ========  ========
Pro forma (Note 12):
  Income tax provision...........................                     $  4,100
                                                                      ========
  Net income.....................................                     $  6,573
                                                                      ========



                See notes to consolidated financial statements.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                             (DOLLARS IN THOUSANDS)

                                           YEAR ENDED DECEMBER 31,
                                          ----------------------------
                                            1996      1995      1994
                                          --------  --------  --------
Cash flows from operating activities:
Income before extraordinary item........  $  1,109  $  9,123  $ 12,123
Adjustments to reconcile income before
 extraordinary item to net cash provided
 by operating activities:
  Depreciation and amortization.........    21,319    16,715     8,952
  Postretirement benefit expenses, net
   of cash payments.....................     2,211       960       660
  Deferred income tax provision
   (benefit)............................     1,015    (1,100)   (4,000)
  Changes in assets and liabilities,
   excluding the effect of acquisitions:
    Receivables.........................   (16,950)   20,604   (27,512)
    Inventories.........................    (1,744)    1,065    (1,893)
    Reimbursable tooling................     2,710     3,352    (2,123)
    Accounts payable and accrued
     liabilities........................   (12,121)  (17,213)   23,612
    Other...............................    (1,699)      282      (307)
                                          --------  --------  --------
Net cash provided by (used in) operating
 activities.............................    (4,150)   33,788     9,512
                                          --------  --------  --------
Cash flows from investing activities:
  Acquisitions, net of cash acquired....   (18,160)            (75,217)
  Purchase of property, plant and
   equipment............................    (9,630)  (10,646)   (3,972)
                                          --------  --------  --------
Net cash used in investing activities...   (27,790)  (10,646)  (79,189)
                                          --------  --------  --------
Cash flows from financing activities:
  Net borrowings (repayments) from
   revolving debt.......................    13,000     5,000    (2,316)
  Proceeds from issuance of long-term
   debt.................................    73,178   176,620   123,000
  Repayment of long-term debt...........   (48,363) (130,450)  (18,369)
  Cost of debt and equity financing.....    (2,907)  (14,573)   (4,171)
  Distribution to stockholder...........             (70,339)  (29,817)
  Contribution by stockholder...........       275    18,200     1,000
                                          --------  --------  --------
Net cash provided by (used in) financing
 activities.............................    35,183   (15,542)   69,327
                                          --------  --------  --------
Effect of foreign currency rate
 fluctuations on cash...................        37       (58)      (76)
                                          --------  --------  --------
Net increase (decrease) in cash.........     3,280     7,542      (426)
Cash at beginning of period.............     8,662     1,120     1,546
                                          --------  --------  --------
Cash at end of period...................  $ 11,942  $  8,662  $  1,120
                                          ========  ========  ========

                See notes to consolidated financial statements.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SIGNIFICANT ACCOUNTING POLICIES

  General--Cambridge Industries, Inc. and its subsidiaries (the "Company") are engaged primarily in the manufacture of plastic molded systems and subassemblies for the North American transportation industry. The Company operates facilities in the United States and Canada. The Company is wholly-owned by Cambridge Industries Holdings, Inc. ("Holdings"), which has no significant assets other than its investment in the Company.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting policies requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Consolidation--The accompanying consolidated financial statements include the accounts and balances of Cambridge Industries, Inc. and its wholly owned subsidiaries, CE Automotive Trim Systems, Inc. and Voplex of Canada, Inc. All significant intercompany balances and transactions have been eliminated.

  Revenue Recognition--Sales, net of estimated returns and allowances, and cost of sales are recorded upon shipment of product to customers and transfer of title under standard commercial terms.

  Cash and Cash Equivalents include bank deposits and short-term, highly liquid investments with original maturities of 90 days or less when purchased.

  Inventories are stated at the lower of cost or market, as determined under the first-in, first-out method.

  Reimbursable Tooling Costs are stated at amounts which management expects to recover under customer agreements. Unrecoverable tooling costs are charged to cost of sales when aggregate estimated total costs exceed the amounts deemed collectible. Excess reimbursements on tooling projects are recognized when the tooling project is substantially complete.

  Property and Equipment--Property is stated at cost, and is depreciated under the straight-line method over the estimated useful lives of such assets. Estimated service lives are as follows:

                                                                           YEARS
                                                                           -----
   Leasehold improvements................................................. 5-13
   Buildings.............................................................. 5-40
   Machinery and equipment................................................ 3-11
   Corporate-owned tooling................................................  3-5
   Furniture and fixtures................................................. 2-11

Significant renewals and betterments are capitalized, while maintenance and repair expenditures are charged against operations.

  Goodwill is amortized on a straight-line basis over 15-25 years.

  Impairment--Property, equipment and goodwill are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. In performing the review for recoverability, the Company estimates the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. Any impairment loss recognized is measured based on the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of December 31, 1996 and 1995, no significant impairment exists.

  Accrued Commitments under Loss Contracts are recorded based on management's estimate of the future profitability of contracts. The Company evaluates the profitability of its sales contracts on a vehicle platform basis, which is consistent with the measures utilized by management in monitoring the Company's operations. A vehicle platform represents one or more vehicles produced by one manufacturer utilizing common basic

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES engineering and design features and common components. The Company records a reserve for loss contracts when management's estimate of expected costs exceeds the related estimated revenues.

  Workers' Compensation costs included in the consolidated financial statements represent the estimated accrued cost, not reimbursable under insurance contracts, of settling such claims. Accruals for certain workers' compensation claims for which the Company is self-insured are determined from the historical claims incurred experience using actuarial computations of the estimated ultimate settlement cost, including claims incurred but not yet reported.

  Income Taxes--Prior to August 1994, the Company was a Subchapter S Corporation, such that the income of the Company was included in the shareholders' personal income tax returns, and no provision was recognized by the Company. Beginning in August 1994, the Company changed to a Subchapter C status, and a corporate provision has been determined under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The income tax benefit related to the Company's change in tax status was $1.5 million in 1994.

  Financial Instruments included in the consolidated balance sheets are recorded at cost and such amounts approximate fair value. All of the receivables of the Company are due from a limited number of automotive and truck manufacturers; consistent with practice in the industry, such receivables are uncollateralized.

  Segment Information--The Company operates in a single segment. Three of the customers of the Company each accounted for over 10% of sales in 1996, 1995 and 1994. Sales to these customers as a group totaled approximately 68%, 73% and 73% in 1996, 1995 and 1994, respectively. Sales to these customers individually ranged from 10% to 32% during these periods.

  Environmental Claims--The Company periodically evaluates the existence of contingent obligations related to environmental claims and clean-up costs, including claims related to Superfund sites where it may be identified as a potentially responsible party. Accruals are established whenever such obligations are considered probable, which would normally occur when a specific claim is asserted and a preliminary investigation is performed. At December 31, 1996, the Company's accrual for environmental claims totaled approximately $235,000; the additional environmental claims considered reasonably possible by the Company totaled approximately $1.0 million at December 31, 1996.

  Stock Compensation--In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," which defines a fair value method of accounting for stock options and other equity instruments. As permitted by SFAS No. 123, the Company continues to calculate compensation expense using the intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees." In determining the fair value of stock options issued, the Company uses a risk free rate which approximates the rate on U.S. Treasury Bills with a similar duration and expected lives based on the provisions of the option agreements. As the Company's stock currently does not include a dividend, dividend payments are not included in fair value determinations.

  Capitalization of Software Costs--The Company capitalizes external direct costs of materials and services and payroll and payroll-related costs for employees who are directly associated with software obtained or developed for internal use. Capitalized costs totaled $200,000 in 1996 and, upon project completion, will be amortized over a 3 year useful life.

  Other--Income taxes paid totaled $1,032,000 and $5,546,000 in 1996 and 1995, respectively. Interest payments totaled $20,828,000, $13,119,000 and $3,658,000 in 1996, 1995 and 1994, respectively.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the classifications used in 1996.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

2. CORPORATE REORGANIZATION

  Effective August 1, 1994, the stockholders of Wolf Engineering Company ("Wolf"), Voplex Company ("Voplex") and Voplex of Canada, Inc. ("Voplex Canada") formed the Company and contributed the shares of such businesses or merged such businesses into a wholly owned subsidiary of Cambridge Industries Holdings, Inc. This transaction constituted the combining of interests under common control and, consequently, was accounted for in a manner similar to a pooling of interests; accordingly, separate company financial statements have been presented herein as if they have been part of the Company since their acquisition by the stockholders.

  The revenues and net income of the previously separate companies for the seven months ended July 31, 1994 are as follows (in thousands):

                                                                          NET
                                                              REVENUES  INCOME
                                                              --------  -------
   Wolf...................................................... $13,287   $ 3,697
   Voplex....................................................  40,309     7,449
   Voplex Canada.............................................   4,843       481
   Consolidating and other adjustments.......................  (1,951)      (80)
                                                              -------   -------
     Total................................................... $56,488   $11,547
                                                              =======   =======

3. ACQUISITIONS

  Effective March 1, 1996, the Company acquired certain assets and assumed certain liabilities of the Reinforced Plastics Division of GenCorp, Inc. ("GenCorp RPD"). The transaction was accounted for as a purchase. The total purchase price was $33.5 million, which consisted of $18.2 million of cash, a note payable of $13.7 million and acquisition costs of $1.6 million. An adjustment to the purchase price is currently the subject of ongoing negotiation (Note 16); future adjustments to the estimated settlement of the matter will be included as a component of operations in the period in which such adjustments are determinable. The Company's results of operations include GenCorp RPD from March 1, 1996.

  The purchase price as allocated to the assets acquired and liabilities assumed is presented below (in thousands):

   Inventories........................................................ $  4,095
   Reimbursable tooling costs.........................................    7,358
   Property, plant and equipment......................................   59,952
   Accounts payable...................................................   (5,128)
   Accrued commitments under acquired contracts.......................  (25,191)
   Accrued compensation and other liabilities.........................   (5,004)
   Other postretirement benefits......................................   (2,600)
                                                                       --------
   Net assets acquired................................................ $ 33,482
                                                                       ========

  Contemporaneously with the acquisition, the Company terminated certain former employees of GenCorp RPD and, in accordance with Emerging Issues Task Force Issue 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination," accrued approximately $1,780,000 in termination costs, substantially all of which were disbursed in 1996.

  Unaudited pro forma sales and net loss for the Company, assuming the acquisition of GenCorp RPD occurred on January 1, 1995, were approximately $361,769,000 and ($541,000), respectively, for 1996 and approximately $418,517,000 and ($11,375,000), respectively, for 1995.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  Effective August 1, 1994, the Company acquired substantially all the net assets of the Plastic Products Business of Rockwell International Corporation (the "Rockwell Business") including the stock of Butler Polymet, Inc. The transaction was accounted for as a purchase. The total purchase price was $76.5 million, which consisted of cash of $67.8 million, a note payable of $5.0 million and acquisition costs of $3.7 million. The Company's results of operations include the Rockwell Business from August 1, 1994.

  The purchase price was allocated, as adjusted, to the assets acquired and liabilities assumed, as follows (in thousands):

   Receivables........................................................ $ 12,789
   Inventories........................................................    8,809
   Reimbursable tooling costs.........................................   17,915
   Property, plant and equipment......................................   70,435
   Goodwill...........................................................      960
   Accounts payable...................................................  (17,356)
   Accrued compensation and other liabilities.........................   (7,577)
   Deferred income taxes..............................................   (6,150)
   Other postretirement benefits......................................   (3,371)
                                                                       --------
   Net assets acquired................................................ $ 76,454
                                                                       ========

  Unaudited pro forma sales and net income for the Company, assuming the acquisition occurred at January 1, 1994 were approximately $319,447,000 and $16,223,000, respectively, for the year ended December 31, 1994.

4. RECEIVABLES

  Receivables at December 31 are summarized as follows (in thousands):

                                                                1996     1995
                                                               -------  -------
   Trade accounts............................................. $51,777  $32,984
   Other......................................................   1,129      530
                                                               -------  -------
     Total....................................................  52,906   33,514
   Less allowance for doubtful accounts.......................  (3,921)  (1,479)
                                                               -------  -------
   Receivables, net........................................... $48,985  $32,035
                                                               =======  =======

5. INVENTORIES

  Inventories at December 31 are summarized as follows (in thousands):

                                                              1996     1995
                                                             -------  -------
   Finished goods........................................... $ 6,023  $ 4,593
   Work-in-process..........................................   4,724    3,048
   Raw materials............................................   8,299    6,922
   Supplies.................................................   3,401    1,505
                                                             -------  -------
     Total..................................................  22,447   16,068
   Less allowances for obsolescence and lower of cost or
    market reserve..........................................  (1,150)    (610)
                                                             -------  -------
   Inventories, net......................................... $21,297  $15,458
                                                             =======  =======

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

6. PROPERTY, PLANT AND EQUIPMENT, NET

  Property, plant and equipment at December 31 is summarized as follows (in thousands):

                                                               1996      1995
                                                             --------  --------
   Land and leasehold improvements.......................... $  3,837  $  2,442
   Buildings................................................   36,489    27,225
   Machinery, equipment and tooling.........................  130,061    75,679
   Furniture and fixtures...................................    4,597     2,215
   Construction in progress.................................    2,572     2,303
                                                             --------  --------
     Total..................................................  177,556   109,864
   Less accumulated depreciation............................  (44,232)  (25,006)
                                                             --------  --------
   Property, plant and equipment, net....................... $133,324  $ 84,858
                                                             ========  ========

7. OTHER ASSETS

  Other assets at December 31 are summarized as follows (in thousands):

                                                                1996    1995
                                                               ------- -------
   Deferred financing costs (less accumulated amortization of
    $2,434 and $253).........................................  $13,899 $13,173
   Goodwill (less accumulated amortization of $749 and
    $546)....................................................    3,883   4,086
   Intangible pension asset..................................              351
   Prepaid pension costs.....................................      600
   Reimbursable tooling costs and other......................      785     514
                                                               ------- -------
   Other assets..............................................  $19,167 $18,124
                                                               ======= =======

8. ACCRUED LIABILITIES

  Accrued liabilities at December 31 are summarized as follows (in thousands):

                                                                 1996    1995
                                                                ------- -------
   Payroll and employee benefit related........................ $ 8,760 $ 4,889
   Accrued commitments under acquired contracts................   8,910
   Accrued interest............................................   2,280   2,099
   Accrued pension costs.......................................             733
   Workers' compensation.......................................   1,674   1,374
   Other.......................................................   3,478   3,346
                                                                ------- -------
   Other accrued liabilities................................... $25,102 $12,441
                                                                ======= =======

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

9. LONG-TERM DEBT

  Long-term debt at December 31 consisted of the following (in thousands):

                                                              1996      1995
                                                            --------  --------
   Revolving lines of credit..............................  $ 28,000  $ 15,000
   Term loans.............................................   174,962   111,675
   Notes payable..........................................              43,325
   Senior subordinated note payable.......................    13,750
   Subordinated notes payable, net of unamortized discount
    of $520 and $273......................................    16,480    11,627
                                                            --------  --------
     Total................................................   233,192   181,627
   Less current portion...................................    (9,080)   (4,494)
                                                            --------  --------
     Long-term debt.......................................  $224,112  $177,133
                                                            ========  ========

  The revolving line of credit at December 31, 1996 and 1995 consists of borrowings on a $35 million line of credit (which bears interest at a variable interest rate of 9.4% and 10.3% at December 31, 1996 and 1995) and expires in November 2000. Borrowings under the line are secured by substantially all the assets of the Company. The revolving line of credit includes a commitment fee of 1/2 of 1% of the average unused balance of the commitment.

  The term loans are divided into four separate commitments ("A," "B," "C" and "D") and are secured by all assets of the Company. Substantially all of the term loans bear interest at a Eurodollar-based lending rate (5.63% at December 31, 1996) plus 2.75%, 3.25%, 3.75% and 4.00% for the A, B, C and D commitments, respectively. Prior to February 1996, such term loans bore interest at a prime-based lending rate (8.5% at December 31, 1995) plus 1.75%, 2.25%, 2.75% and 3.00%, respectively. Principal payments on such loans commenced in March 1996, with initial payments ranging from $50,000 to $860,000 per quarter. Such amounts escalate to quarterly payments of $4.6 million, $11.1 million, $8.2 million and $10.7 million for each of the respective commitments, through final maturities which range from November 2000 through May 2004. Additional principal payments are required under the term loan agreement if the Company has proceeds from asset sales or a stock offering which exceeds $1,000,000, or if the Company generates excess cash flows as defined by the loan agreement. Amounts outstanding under the term loans at December 31 are as follows (in thousands):

                                                                 1996     1995
                                                               -------- --------
   Term Loan A................................................ $ 54,140 $  6,675
   Term Loan B................................................   46,052   40,000
   Term Loan C................................................   51,794   45,000
   Term Loan D................................................   22,976   20,000
                                                               -------- --------
     Total.................................................... $174,962 $111,675
                                                               ======== ========

  The senior subordinated note payable represents amounts due from Holdings to the former owner of GenCorp RPD. This note is due in full in March 2006 and bears interest at 8% annually. The note requires mandatory repayment under certain conditions, including an initial public offering or recapitalization, certain changes in control, and significant sales of assets.

  The subordinated notes payable represent amounts due from Holdings or the Company to certain shareholders. These notes are due in full in November 2005 and bear interest at 12% annually.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  The notes payable of $43.325 million, due from Holdings to certain current and former shareholders of Holdings, were repaid in January 1996.

  The annual maturities of long-term debt at December 31, 1996 are as follows (in thousands):

   Year ending December 31:
     1997.............................................................. $  9,080
     1998..............................................................   13,312
     1999..............................................................   17,152
     2000..............................................................   47,476
     2001..............................................................   22,852
     Thereafter........................................................  123,320
                                                                        --------
       Total........................................................... $233,192
                                                                        ========

  The Company is also subject to certain debt covenants, which, among others, prohibit the issuance of certain additional debt and the declaration of dividends, limit capital expenditures to $22 million in 1996 and $16 million annually thereafter, require increasing minimum earnings before interest, taxes, depreciation and amortization, require an interest coverage and current ratio (as defined) of at least 1.5:1.0 and 1.0:1.0, respectively, and which require that the ratio of consolidated debt to consolidated earnings before interest, taxes, and depreciation not exceed 5.7:1.0 for the quarter ended December 31, 1996. Such covenants become more stringent through June 2004. Management believes it is in compliance with these covenants at December 31, 1996.

  As part of a refinancing that occurred in 1995, a prepayment penalty of $3.7 million was incurred, and approximately $3.4 million in deferred financing costs were charged against operations. Such amounts were recorded as an extraordinary loss, net of certain tax benefits of $2.7 million.

10. PENSION BENEFITS

  The Company sponsors certain contributory and noncontributory 401(k) retirement plans for substantially all of its employees, which allow employees to contribute up to a specified percentage of compensation into tax deferred accounts. Pension expense recognized by the Company, relating to amounts contributed to these plans was $303,000, $213,000 and $177,000 during 1996, 1995 and 1994, respectively.

  The Company has a noncontributory defined benefit pension plan covering eligible employees of the Centralia, Illinois plant. Pension plan benefits are based on participants' years of credited service. The Company's policy is to fund the minimum actuarially computed annual contribution required under the Employee Retirement Income Security Act of 1974. Plan assets generally consist of mutual funds. The components of net periodic pension cost relating to the defined benefit pension plan are summarized as follows (in thousands):

                                                              1996   1995  1994
                                                              -----  ----  ----
   Service cost on benefits earned during the year........... $ 830  $414  $173
   Interest cost on projected benefit obligation.............    85    46   --
   Actual gain on plan assets................................  (153)  (12)  --
   Net amortization and deferral.............................   111    47   --
                                                              -----  ----  ----
   Net periodic pension cost................................. $ 873  $495  $173
                                                              =====  ====  ====

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  The actuarial present value of benefit obligations and funded status for the defined benefit pension plan is summarized as follows (in thousands):

                                                                 1996   1995
                                                                ------ ------
   Actuarial present value of benefit obligations:
     Vested benefit obligation................................. $1,454 $1,296
     Nonvested benefit obligation..............................    472    151
                                                                ------ ------
   Accumulated and projected benefit obligation................  1,926  1,447
   Plan assets at fair value...................................  2,299    714
                                                                ------ ------
   Plan assets greater than (less than) projected benefit
    obligation.................................................    373   (733)
   Unrecognized prior service cost.............................     10    351
   Unrecognized net loss.......................................    217    420
   Additional minimum liability................................          (771)
                                                                ------ ------
   Accrued pension asset (obligation).......................... $  600 $ (733)
                                                                ====== ======

  The discount rates used in developing the projected benefit obligations were 7.25% and 6.75% at December 31, 1996 and 1995, respectively. The expected long-term rate of return on plan assets was assumed to be 10% and 8.5% as of December 31, 1996 and 1995, respectively.

11. POSTRETIREMENT HEALTH CARE BENEFITS

  The Company provides postretirement health care and prescription drug coverage benefits to a limited number of current retirees; certain active hourly employees and their covered dependents may become eligible for these benefits, although the Company does not necessarily have a legal obligation to provide benefits to all such participants. The Company accounts for the accrual of the postretirement benefit costs under the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Postretirement benefits provided by the Company are unfunded.

  The following table reconciles the status at December 31 of the accrued postretirement benefit obligation (in thousands):

                                                                1996    1995
                                                               ------- -------
   Retirees................................................... $ 5,942 $ 2,246
   Fully eligible active plan participants....................   1,398   1,000
   Other active plan participants.............................  12,740  10,543
                                                               ------- -------
   Accumulated postretirement benefit obligation..............  20,080  13,789
   Unamortized net loss.......................................   4,916   3,436
                                                               ------- -------
   Postretirement obligation included on the consolidated
    balance sheet............................................. $15,164 $10,353
                                                               ======= =======

  The net periodic postretirement benefit cost for the year consisted of the following (in thousands):

                                                              1996   1995  1994
                                                             ------ ------ ----
   Service cost............................................. $1,132 $  518 $346
   Interest cost............................................  1,288    638  454
   Amortization of unrecognized net loss....................    190
                                                             ------ ------ ----
   Net periodic postretirement benefit cost................. $2,610 $1,156 $800
                                                             ====== ====== ====

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  For measurement purposes, the weighted average annual rate of increase assumed in the per capita cost of covered health care benefits was 10.6% in 1996. The rate was assumed to decrease to 4.5% in 2004, and remain at that level thereafter. The discount rate used to value the obligation was 7.25% and 6.75% at December 31, 1996 and 1995, respectively. A one percentage point increase each year in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation at December 31, 1996 by 16% and the service and interest cost components of net periodic postretirement benefit cost for 1996 by 13%.

12. INCOME TAXES

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." In August 1994, the Company changed its tax status from Subchapter S to Subchapter C; prior to this date, the Company's earnings were included in the taxable income of the Company's stockholders. If the Company had operated as a Subchapter C Corporation during all of 1994, the pro forma income tax provision would be approximately $4,100,000.

  The income tax provision (benefit) for 1996, 1995 and 1994 (subsequent to the Subchapter C election date), consists of the following components:

                                                       1996    1995     1994
                                                      ------  -------  -------
   Current provision (benefit)....................... $ (450) $ 6,510  $ 2,550
   Deferred provision (benefit)......................  1,015   (1,100)  (2,500)
   Effect of change in taxable status................                   (1,500)
                                                      ------  -------  -------
   Income tax expense (benefit)...................... $  565  $ 5,410  $(1,450)
                                                      ======  =======  =======

  A reconciliation of the Company's statutory and effective income tax rates is as follows:

                                                                1996  1995  1994
                                                                ----  ----  ----
   Applicable statutory rate...................................  34%   34%   34%
   State income taxes..........................................   3     5     3
   Effect of income earned prior to change in tax status.......             (36)
   Effect of change in taxable status..........................              14
   Net operating loss utilization in foreign jurisdiction......        (2)   (2)
   Other.......................................................  (3)          1
                                                                ---   ---   ---
   Effective tax rate..........................................  34%   37%   14%
                                                                ===   ===   ===

  The tax effect of the components of the Company's future taxable and future deductible temporary differences at December 31 are as follows:

                                           1996                  1995
                                   --------------------- ---------------------
                                    DEFERRED   DEFERRED   DEFERRED   DEFERRED
                                   INCOME TAX INCOME TAX INCOME TAX INCOME TAX
                                     ASSET    LIABILITY    ASSET    LIABILITY
                                   ---------- ---------- ---------- ----------
   Property, plant and equipment,
    net...........................             $16,656                $6,018
   Accrued liabilities............  $ 7,079                $2,219
   Postretirement health care
    benefits......................    3,783                 2,532
   Alternative minimum tax credit
    carryforward..................    2,162
   Other..........................       71        845        522        355
                                    -------    -------     ------     ------
     Total........................  $13,095    $17,501     $5,273     $6,373
                                    =======    =======     ======     ======

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  A deferred tax liability has not been established for the Company's Canadian subsidiary because management does not anticipate the repatriation of such earnings in the foreseeable future. The unrecognized deferred income tax liability related to such subsidiary was approximately $850,000 and $700,000 at December 31, 1996 and 1995, respectively.

13. STOCKHOLDER'S EQUITY (DEFICIT)

  The components of changes in the Company's stockholder's equity (deficit) accounts are as follows (in thousands):

                          COMMON           UNREALIZED    MINIMUM     RETAINED
                          STOCK              FOREIGN     PENSION     EARNINGS
                         $.01 PAR PAID-IN   CURRENCY    LIABILITY  (ACCUMULATED
                          VALUE   CAPITAL  TRANSLATION ADJUSTMENTS   DEFICIT)    TOTAL
                         -------- -------  ----------- ----------- ------------ --------
January 1, 1994.........          $   600     $ (58)                 $  1,245   $  1,787
  Contribution by
   stockholder relating
   to issuance of
   warrants.............            1,000                                          1,000
  Net income............                                               12,123     12,123
  Translation
   adjustments..........                        154                                  154
  Distributions to
   stockholders.........                                              (29,817)   (29,817)
                          ------  -------     -----       -----      --------   --------
December 31, 1994.......            1,600        96                   (16,449)   (14,753)
  Contribution by
   stockholder relating
   to issuance of stock
   and warrants.........           17,264                                         17,264
  Net income............                                                4,697      4,697
  Translation
   adjustments..........                       (220)                                (220)
  Minimum pension
   liability
   adjustments..........                                  $(277)                    (277)
  Distribution to
   stockholder..........           (1,600)                            (68,950)   (70,550)
                          ------  -------     -----       -----      --------   --------
December 31, 1995.......           17,264      (124)       (277)      (80,702)   (63,839)
  Contribution by
   stockholder relating
   to issuance of
   warrants.............              275                                            275
  Net income............                                                1,109      1,109
  Translation
   adjustments..........                         37                                   37
  Minimum pension
   liability
   adjustments..........                                    277                      277
                          ------  -------     -----       -----      --------   --------
December 31, 1996.......          $17,539     $ (87)      $          $(79,593)  $(62,141)
                          ======  =======     =====       =====      ========   ========

  Each of the 1,000 shares of common stock outstanding of the Company is owned by Holdings. The following summarizes the rights of the various classes of the Holdings' preference and common stock:

  Preference stock, which is non-voting, contains a liquidation premium equal to $18,150 per share, plus a yield equal to 9.1% per year of such liquidation amount, measured from December 1995. Such liquidation amount is payable upon liquidation, sale of the Company, or upon the completion of an initial public offering of Holdings' common stock.

  Class P common stock is voting stock, which includes a liquidation preference equal to $250 per share, if the Company's net sales exceed $505 million for any previous year, or $125 per share, if the Company's net sales exceed $405 million for any previous year. Class P common stock has no liquidation preference if neither of these conditions is achieved.

  Class L common stock is voting stock, which includes a liquidation preference equal to $1,307 per share, plus a 10% yield per year on such liquidation amount measured from December 1995.

  Class A common stock is voting stock, but contains no liquidation preference.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  The rights and obligations of the holders of these classes of stock are governed by a stockholders' agreement, which provides for the election of directors and officers, a right of first refusal in the sale of shares, and other provisions which allow particular groups of shareholders to require a sale of the Company after March 31, 1998.

  In 1996, warrants were issued to certain shareholders and lenders to acquire 2,160 shares of Holdings' Class A common stock at $3.30 per share, and 540 shares of Holdings' Class L common stock at $1,307 per share. Such warrants can be exercised through November 2005. The fair value of the warrants was recorded as an increase to additional paid in capital during the year.

  In 1995, warrants were issued to certain lenders to acquire 2,672 shares of Holdings' Class A common stock at par value, 4,723 shares of Holdings' Class A common stock for $3.30 per share, and 1,181 shares of Holdings' Class L common stock for $1,307 per share. Such warrants can be exercised through November 2005. The fair value of the warrants was recorded as an increase to additional paid in capital during the year.

  In 1994, the Company issued warrants to a creditor to acquire up to 2,500,000 shares of Holdings' common stock at $4 per share in connection with financing provided in conjunction with the acquisition of the Rockwell Business; the warrants were exercisable at any time through August 2004. The estimated fair value of the warrants of approximately $1 million was recorded as an increase to additional paid in capital. Such warrants were repurchased by the Company in 1995 subsequent to the acquisition and integration of the Rockwell Business for a cash price of approximately $21.3 million. The repurchase was charged to shareholder's deficit in conjunction with the recapitalization of the Company in 1995.

14. STOCK-BASED COMPENSATION

  The Company has stock option agreements with executive officers to purchase Holdings' Class A common stock. Options granted and the related exercise prices under the agreements are as follows:

                                                                        AVERAGE
                                                                OPTIONS EXERCISE
                                                                GRANTED  PRICES
                                                                ------- --------
   Balance at December 31, 1994................................    --
     Granted................................................... 15,845    $240
                                                                ------
   Balance at December 31, 1995................................ 15,845     240
     Granted................................................... 70,257      74
                                                                ------
   Balance at December 31, 1996................................ 86,102     104
                                                                ======

  In 1996, 63,557 options were granted with an exercise price of $3.30 per share, 1,250 options were granted with an exercise price of $447 per share, and 5,450 options were granted with exercise prices ranging from $807 to $972 per share. Of the total options issued, 8,750 of the options vest over a three year period and the remaining options vest over a five year period; the options can be exercised through October 2006. The weighted average grant-date fair value of options granted during the year was $.84 per share. The weighted average exercise price and weighted average fair value of options with an exercise price equal to the market value of Holdings' common stock as of the grant date was $3.30 and $0.93 per share, respectively. The weighted average exercise price and weighted average fair value of options with an exercise price in excess of the market value of Holdings' common stock as of the grant date was $747 and $0 per share, respectively. No options were issued with an exercise price less than the market value of Holdings' common stock as of the date of grant.

  If the Company were to apply the fair value based method of accounting for stock-based compensation, its pro forma net income would not be materially different from the net income reported in 1996 and 1995. The primary assumptions used in the fair value of the options granted include the following:

  Dividend Yield--As the Company's stock currently does not include a dividend, dividend payments were not included in fair value determination.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  Risk Free Rate--The rate applicable to Treasury Bills with a duration similar to options granted was used to determine the risk free rate, which was approximately 6% at each of the respective grant dates.

  Expected Life--The expected life of the options was approximately 5 years, based on the provisions of the option agreements.

  At December 31, 1996, exercise prices on outstanding options ranged from $3.30 to $972, the weighted average exercise price was $105 and the average remaining contractual life was 5.6 years. At December 31, 1996, the number of options outstanding with an exercise price equal to the market value of Holdings' common stock as of the grant date was 71,479, such options have a weighted average exercise price of $3.30 per share and a weighted average remaining contractual life of 5.6 years. Of such options, 66,198 are currently exercisable with an weighted-average exercise price of $3.30. At December 31, 1996, the number of options outstanding with an exercise price in excess of the market value of Holdings' common stock as of the grant date was 14,623, such options have a weighted average exercise price of $601 per share and a weighted average remaining contractual life of 8.9 years. Of such options, 6,700 are currently exercisable with an weighted-average exercise price of $747. There was no compensation cost for stock-based compensation recognized in income during 1996 or 1995.

15. RELATED PARTY TRANSACTIONS

  In 1996, a $412,500 fee was paid to a shareholder and officer in connection with the GenCorp Acquisition.

  Certain management and advisory services are provided by an affiliate of certain shareholders of Holdings, under an agreement, which requires an annual fee of $950,000, plus certain other contingent fees. Total fees charged to the Company by such affiliate during 1996 and 1995 were approximately $1,349,500 and $3,105,000, respectively.

  During 1996, certain legal services were provided by an affiliate of a director of the Company. Total fees charged to the Company by such affiliate were approximately $1.6 million.

  Prior to August 1994, the Company's sales force and certain management services were provided by a company affiliated through common ownership which charged a monthly sales commission and fees, which totaled $2,053,000 in 1994.

  As discussed in Note 9, notes payable are due to certain current and former shareholders of Holdings at December 31, 1996 and 1995.

16. COMMITMENTS AND CONTINGENCIES

  The Company leases certain equipment and plant facilities under noncancelable operating leases. Rental expense for the Company totaled approximately $2,385,000, $1,568,000 and $1,349,000 during 1996, 1995 and
1994, respectively.

  Total lease commitments at December 31, 1996 are summarized below based on the expected year in which such commitments are due (in thousands):

   Year ending December 31:
     1997................................................................ $1,795
     1998................................................................  1,387
     1999................................................................  1,311
     2000................................................................    768
     2001................................................................    241
                                                                          ------
       Total............................................................. $5,502
                                                                          ======

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  The Company has letters of credit outstanding of $1,000,000 at December 31, 1996.

  Subsequent to the closing of the acquisition of GenCorp RPD, the Company has been unable to reach an agreement with the seller on the related purchase price adjustment. The seller filed suit against the Company in June 1996, in an effort to prevent the Company from submitting the dispute to arbitration. Although the Company's right to seek arbitration was upheld, this matter is still subject to negotiation by the parties. The outcome of this matter is uncertain, however, the Company does not believe that the outcome of this uncertainty will have a material adverse effect on the consolidated financial position or results of operations of the Company.

  The Company is also subject to other lawsuits and claims pending or asserted with respect to matters in the ordinary course of business. The Company does not believe that the outcome of these uncertainties will have a material adverse effect on the consolidated financial position or results of operations of the Company.

17. SUBSEQUENT EVENTS

  On February 1, 1997, the Company acquired the Production Molded Companies Division of APX International, for a total purchase price of approximately $2.4 million.

  Effective July 1, 1997, the Company acquired certain net assets of the engineered composite business of The Goodyear Tire & Rubber Company and the plastics division of Eagle-Picher Industries, Inc. for approximately $37.6 and $32.2 million, respectively. In addition, the Company retired all outstanding debt with the proceeds of the issuance of $100 million in Senior Subordinated Notes and $207.5 million of term loans and a revolving line of credit under a new Credit Agreement.

  On August 26, 1997, the Company entered into a letter of intent to acquire all of the issued and outstanding shares of the capital stock of Huron Plastics Group, Inc. ("Huron Plastics") and substantially all of the assets of a related entity, Tadim, Inc., for approximately $60.0 million. In addition, the Company would pay $15.0 million to certain shareholders of Tadim, Inc. and Huron Plastics pursuant to covenants not to compete, employment agreements and consulting agreements. The Company is still conducting its due diligence and no definitive agreements have been reached.

  On August 31, 1997, the Company acquired certain assets of the molded plastic and pultrusion operations (the "Brazilian Subsidiary") of Owens-Corning Fiberglass A.S. LTDA, a Brazilian subsidiary of Owens-Corning, for approximately $5.5 million.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

  In July, 1997, the Company retired all outstanding debt with the proceeds of the issuance of $100 million in Senior Subordinated Notes and $207.5 million in term loans and a revolving line of credit under a new Credit Agreement. The $100 million Senior Subordinated Notes bear interest at 10.25% and mature in 2007. The new Credit Agreement provides for maximum borrowings of $280 million consisting of $205 million in term loans and $75 million under a revolving facility. The term loans mature on the fifth and eighth anniversary of the Credit Agreement and the revolving credit facility matures on the fifth anniversary of the Credit Agreement. The interest rate on the Credit Agreement is based on the Eurodollar rate plus the applicable Eurodollar margin and the interest rate on the revolving credit facility is based on the Base rate plus the applicable Base rate margin.

  The Senior Subordinated Notes are guaranteed by CE Automotive Trim Systems, Inc. ("CE"), a wholly owned, consolidated subsidiary of the Company, but are not guaranteed by the Company's other consolidated subsidiaries, Voplex Canada and the Brazilian Subsidiary (which was formed in 1997.) The guarantee of the Senior Subordinated Notes by CE is full and unconditional. The following condensed consolidating financial statements state the financial position, results of the operations and cash flows of (i) Cambridge Industries, Inc., as parent, as if it accounted for its subsidiaries on the equity method, (ii) ,CE, the guarantor subsidiary, and (iii) Voplex Canada, the non guarantor subsidiary, as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. Separate financial statements of CE are not presented herein as management believes such statements would not be material. The financial position and results of operations of Voplex Canada do not include any allocation of corporate overhead or other similar charges.

  CE was formed in 1994 as a joint venture with an unrelated entity. The Company accounted for its 50% interest in CE as an equity investment as of December 31, 1996 and 1995. In 1997, the Company purchased the other entity's interest in CE for an immaterial amount and CE became a consolidated subsidiary of the Company. The Company's equity investment in CE as of December 31, 1996 and 1995 was $0 and $3,300, respectively. CE had no revenues or operations during the periods presented.

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                               DECEMBER 31, 1996

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash..................  $  7,795     $4,147        $--           $--       $ 11,942
  Receivables (net).....    47,854      1,131                                  48,985
  Inventories...........    20,716        581                                  21,297
  Reimbursable tooling
   costs................    17,606         68                                  17,674
  Income tax
   refundable...........     3,270                                              3,270
  Deferred income taxes
   and other............     6,571                                              6,571
                          --------     ------        ----       -------      --------
Total current assets....   103,812      5,927                                 109,739
Property, plant and
 equipment (net)........   132,769        555                                 133,324
Other long-term assets..    19,167                                             19,167
Investment in
 consolidated
 subsidiary.............     5,326                               (5,326)          --
                          --------     ------        ----       -------      --------
Total assets............  $261,074     $6,482        $  0       $(5,326)     $262,230
                          ========     ======        ====       =======      ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt.......  $  9,080                                           $  9,080
  Accounts payable......    37,281     $  747                                  38,028
  Accrued liabilities...    24,606        496                                  25,102
                          --------     ------        ----       -------      --------
Total current
 liabilities............    70,967      1,243                                  72,210
Noncurrent liabilities:
  Long-term debt........   224,112                                            224,112
  Workers compensation..       968                                                968
  Postretirement health
   care benefits........    15,164                                             15,164
  Acquired commitments
   under acquired
   contracts............     2,244                                              2,244
  Deferred income
   taxes................     9,673                                              9,673
                          --------     ------        ----       -------      --------
Total liabilities.......   323,128      1,243                                 324,371
                          --------     ------        ----       -------      --------
Stockholder's equity
 (deficit):
  Common stock..........
  Paid-in capital.......    17,539      5,057                    (5,057)       17,539
  Unrealized foreign
   currency
   translation..........                  (87)                                    (87)
  Retained earnings
   (accumulated
   deficit).............   (79,593)       269                      (269)      (79,593)
                          --------     ------        ----       -------      --------
Total stockholder's
 equity (deficit).......   (62,054)     5,239                    (5,326)      (62,141)
                          --------     ------        ----       -------      --------
Total liabilities and
 stockholder's equity
 (deficit)..............  $261,074     $6,482        $  0       $(5,326)     $262,230
                          ========     ======        ====       =======      ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEETS

                               DECEMBER 31, 1995

                                   NON GUARANTOR GUARANTOR  ELIMINATIONS/
                          PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                         --------  ------------- ---------- ------------- ------------
                                            (DOLLARS IN THOUSANDS)
ASSETS
Current assets:
  Cash.................. $  6,095     $2,567        $--        $   --       $  8,662
  Receivables (net).....   30,939      1,096                                  32,035
  Inventories...........   14,467        991                                  15,458
  Reimbursable tooling
   costs................   13,026                                             13,026
  Income tax
   refundable...........      537                                                537
  Deferred income taxes
   and other............    2,419         (4)                                  2,415
                         --------     ------        ----       -------      --------
Total current assets....   67,483      4,650                                  72,133
Property, plant and
 equipment (net)........   84,066        792                                  84,858
Other assets............   18,124                                             18,124
Investment in
 consolidated
 subsidiary.............    4,494                               (4,494)          --
                         --------     ------        ----       -------      --------
Total assets............ $174,167     $5,442        $  0       $(4,494)     $175,115
                         ========     ======        ====       =======      ========
LIABILITIES AND
 STOCKHOLDER'S EQUITY
 (DEFICIT)
Current liabilities:
  Current portion of
   long-term debt....... $  4,494                                           $  4,494
  Accounts payable......   29,099     $  555                                  29,654
  Accrued liabilities...   11,924        517                                  12,441
                         --------     ------        ----       -------      --------
Total current
 liabilities............   45,517      1,072                                  46,589
Noncurrent liabilities:
  Long-term debt........  177,133                                            177,133
  Workers compensation..    1,045                                              1,045
  Postretirement health
   care benefits........   10,353                                             10,353
  Deferred income
   taxes................    3,834                                              3,834
                         --------     ------        ----       -------      --------
Total liabilities.......  237,882      1,072                                 238,954
                         --------     ------        ----       -------      --------
Stockholder's equity
 (deficit):
  Common stock..........                                                           0
  Paid-in capital.......   17,264      5,057                    (5,057)       17,264
  Minimum pension
   liability
   adjustment...........     (277)                                              (277)
  Unrealized foreign
   currency
   translation..........                (124)                                   (124)
  Retained earnings
   (accumulated
   deficit).............  (80,702)      (563)                      563       (80,702)
                         --------     ------        ----       -------      --------
Total stockholder's
 equity (deficit).......  (63,715)     4,370                    (4,494)      (63,839)
                         --------     ------        ----       -------      --------
Total liabilities and
 stockholder's equity
 (deficit).............. $174,167     $5,442        $  0       $(4,494)     $175,115
                         ========     ======        ====       =======      ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATING INCOME STATEMENTS

                          YEAR ENDED DECEMBER 31, 1996

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $336,470     $9,556       $ --         $ --        $346,026
Cost of sales...........   287,629      7,113                                 294,742
                          --------     ------       -----        -----       --------
Gross profit............    48,841      2,443                                  51,284
Selling, general and
 administrative
 expenses...............    25,963        761                     (484)        26,240
                          --------     ------       -----        -----       --------
Income from operations..    22,878      1,682                      484         25,044
Other expense (income):
  Interest expense......    23,190                                             23,190
  Other, net............      (737)       433                      484            180
                          --------     ------       -----        -----       --------
Income before income
 tax....................       425      1,249                                   1,674
Income tax expense......       148        417                                     565
                          --------     ------       -----        -----       --------
Income before equity in
 income of consolidated
 subsidiary.............       277        832           0            0          1,109
Equity in income of
 consolidated
 subsidiary.............       832        --          --          (832)           --
                          --------     ------       -----        -----       --------
Net income..............  $  1,109     $  832          $0        $(832)      $  1,109
                          ========     ======       =====        =====       ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATING INCOME STATEMENTS

                          YEAR ENDED DECEMBER 31, 1995

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $288,644     $9,102        $--        $   --       $297,746
Cost of sales...........   247,002      6,891                                 253,893
                          --------     ------        ----       -------      --------
Gross profit............    41,642      2,211                                  43,853
Selling, general and
 administrative
 expenses...............    16,905      1,234                      (461)       17,678
                          --------     ------        ----       -------      --------
Income from operations..    24,737        977                       461        26,175
Other expense (income):
  Interest expense......    12,388                                             12,388
  Other, net............    (1,078)      (129)                      461          (746)
                          --------     ------        ----       -------      --------
Income before income
 tax....................    13,427      1,106                                  14,533
Income tax expense......     5,410                                              5,410
                          --------     ------        ----       -------      --------
Income before
 extraordinary item.....     8,017      1,106                                   9,123
Extraordinary loss......     4,426                                              4,426
                          --------     ------        ----       -------      --------
Income before equity in
 income of consolidated
 subsidiary ............     3,591      1,106           0             0         4,697
Equity in income of
 consolidated
 subsidiary.............     1,106                               (1,106)          --
                          --------     ------        ----       -------      --------
Net income..............  $  4,697     $1,106        $  0       $(1,106)     $  4,697
                          ========     ======        ====       =======      ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATING INCOME STATEMENTS

                          YEAR ENDED DECEMBER 31, 1994

                                    NON GUARANTOR GUARANTOR  ELIMINATIONS/
                           PARENT    SUBSIDIARY   SUBSIDIARY  ADJUSTMENTS  CONSOLIDATED
                          --------  ------------- ---------- ------------- ------------
                                             (DOLLARS IN THOUSANDS)
Sales...................  $182,080     $8,864        $--         $ --        $190,944
Cost of sales...........   152,588      6,867                                 159,455
                          --------     ------        ----        -----       --------
Gross profit............    29,492      1,997                                  31,489
Selling, general and
 administrative
 expenses...............    14,010      1,487                     (185)        15,312
                          --------     ------        ----        -----       --------
Income from operations..    15,482        510                      185         16,177
Other expense (income):
  Interest expense......     6,165         (4)                                  6,161
  Other, net............      (814)       (28)                     185           (657)
                          --------     ------        ----        -----       --------
Income before income
 tax....................    10,131        542                                  10,673
Income tax expense
 (benefit)..............    (1,450)                                            (1,450)
                          --------     ------        ----        -----       --------
Income before equity in
 income of consolidated
 subsidiary.............    11,581        542           0            0         12,123
Equity in income of
 consolidated
 subsidiary.............       542                                (542)           --
                          --------     ------        ----        -----       --------
Net income..............  $ 12,123     $  542        $  0        $(542)      $ 12,123
                          ========     ======        ====        =====       ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1996

                                          NON GUARANTOR GUARANTOR
                                 PARENT    SUBSIDIARY   SUBSIDIARY CONSOLIDATED
                                --------  ------------- ---------- ------------
                                            (DOLLARS IN THOUSANDS)
Net cash provided by (used in)
 operating activities:........  $ (5,929)    $1,779        $         $ (4,150)
                                --------     ------        ---       --------
Cash flows from investing
 activities:
  Acquisition, net of cash
   acquired...................   (18,160)                             (18,160)
  Purchase of property, plant
   and equipment..............    (9,394)      (236)                   (9,630)
                                --------     ------        ---       --------
Net cash used in investing
 activities...................   (27,554)      (236)                  (27,790)
                                --------     ------        ---       --------
Cash flows from financing
 activities:
  Net borrowings from
   revolving debt.............    13,000                               13,000
  Proceeds from issuance of
   long-term debt.............    73,178                               73,178
  Repayment of long-term
   debt.......................   (48,363)                             (48,363)
  Cost of debt and equity
   financing..................    (2,907)                              (2,907)
  Contribution by
   stockholder................       275                                  275
                                --------     ------        ---       --------
Net cash provided by financing
 activities...................    35,183                               35,183
                                --------     ------        ---       --------
Effect of foreign currency
 rate fluctuations on cash....                   37                        37
                                --------     ------        ---       --------
Net increase in cash..........     1,700      1,580                     3,280
Cash at beginning of period...     6,095      2,567          0          8,662
                                --------     ------        ---       --------
Cash at end of period.........  $  7,795     $4,147        $ 0       $ 11,942
                                ========     ======        ===       ========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1995

                                               NON
                                            GUARANTOR  GUARANTOR
                                  PARENT    SUBSIDIARY SUBSIDIARY CONSOLIDATED
                                 ---------  ---------- ---------- ------------
                                            (DOLLARS IN THOUSANDS)
Net cash provided by operating
 activities..................... $  32,597    $1,191    $          $  33,788
                                 ---------    ------    -------    ---------
Cash flows from investing
 activities--
  Purchase of property, plant
   and equipment................   (10,569)      (77)                (10,646)
                                 ---------    ------    -------    ---------
Net cash used in investing
 activities.....................   (10,569)      (77)                (10,646)
                                 ---------    ------    -------    ---------
Cash flows from financing
 activities:
  Net borrowings from revolving
   debt.........................     5,000                             5,000
  Proceeds from issuance of
   long-term debt...............   176,620                           176,620
  Repayment of long-term debt...  (130,450)                         (130,450)
  Cost of debt and equity
   financing....................   (14,573)                          (14,573)
  Distribution to stockholder...   (70,339)                          (70,339)
  Contribution by stockholder...    18,200                            18,200
                                 ---------    ------    -------    ---------
Net cash used in financing
 activities.....................   (15,542)                          (15,542)
                                 ---------    ------    -------    ---------
Effect of foreign currency rate
 fluctuations on cash...........                 (58)                    (58)
                                 ---------    ------    -------    ---------
Net increase in cash............     6,486     1,056                   7,542
Cash at beginning of period.....      (391)    1,511          0        1,120
                                 ---------    ------    -------    ---------
Cash at end of period........... $   6,095    $2,567         $0    $   8,662
                                 =========    ======    =======    =========

                CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1994

                                          NON GUARANTOR GUARANTOR
                                 PARENT    SUBSIDIARY   SUBSIDIARY CONSOLIDATED
                                --------  ------------- ---------- ------------
                                            (DOLLARS IN THOUSANDS)
Net cash provided by operating
 activities...................  $  9,254     $  258        $         $  9,512
                                --------     ------        ---       --------
Cash flows from investing
 activities:
  Acquisition, net of cash
   acquired...................   (75,217)                             (75,217)
  Purchase of property, plant
   and equipment..............    (3,972)                              (3,972)
                                --------     ------        ---       --------
Net cash used in investing
 activities...................   (79,189)                             (79,189)
                                --------     ------        ---       --------
Cash flows from financing
 activities:
  Net borrowings (repayments)
   from revolving debt........    (2,316)                              (2,316)
  Proceeds from issuance of
   long-term debt.............   123,000                              123,000
  Repayment of long-term
   debt.......................   (18,369)                             (18,369)
  Cost of debt and equity
   financing..................    (4,171)                              (4,171)
  Distribution to
   stockholder................   (29,817)                             (29,817)
  Contribution by
   stockholder................     1,000                                1,000
                                --------     ------        ---       --------
Net cash provided by financing
 activities...................    69,327                               69,327
                                --------     ------        ---       --------
Effect of foreign currency
 rate fluctuations on cash....                  (76)                      (76)
                                --------     ------        ---       --------
Net increase (decrease) in
 cash.........................      (608)       182                      (426)
Cash at beginning of period...       217      1,329          0          1,546
                                --------     ------        ---       --------
Cash at end of period.........  $   (391)    $1,511         $0       $  1,120
                                ========     ======        ===       ========

                                  GENCORP INC.
                          REINFORCED PLASTICS DIVISION

 FINANCIAL STATEMENTS AS OF FEBRUARY 29, 1996 (UNAUDITED) ANDNOVEMBER 30, 1995, AND FOR THE THREE-MONTH PERIODS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1995
        (UNAUDITED), AND FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Cambridge Industries, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Reinforced Plastics Division ("the Division") of GenCorp Inc. at November 30, 1995, and the results of its operations and its cash flows for the years ended November 30, 1995 and 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management of GenCorp Inc. and the Division; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The Division is a division of GenCorp Inc. and, as disclosed in Note 11 to the financial statements, has extensive transactions and relationships with other GenCorp Inc. entities. Because of these relationships, the terms of these transactions may differ from those that would result from transactions among wholly unrelated parties.

  As discussed in Note 14, on March 1, 1996, certain net assets of the Division were purchased by Cambridge Industries, Inc. and its affiliate. The accompanying financial statements do not give effect to the purchase transaction.

Price Waterhouse llp

Detroit, Michigan
April 24, 1996

                                  GENCORP INC.
                          REINFORCED PLASTICS DIVISION

                                 BALANCE SHEETS

                                                      FEBRUARY 29, NOVEMBER 30 ,
                                                          1996         1995
                                                      ------------ -------------
                                                      (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
ASSETS
Current assets
  Cash...............................................   $    32       $   404
  Accounts receivable................................    18,148        14,407
  Inventories........................................     4,093         3,774
  Prepaid expenses and other current assets..........       238            24
                                                        -------       -------
    Total current assets.............................    22,511        18,609
Property and equipment, net..........................    69,213        68,249
Other assets.........................................       162           186
                                                        -------       -------
                                                        $91,886       $87,044
                                                        =======       =======
LIABILITIES AND GENCORP INVESTMENT
Current liabilities
  Accounts payable...................................   $ 5,128       $ 5,918
  Accrued liabilities................................    20,564        22,594
                                                        -------       -------
    Total current liabilities........................    25,692        28,512
Noncurrent liabilities...............................    14,246        14,339
Commitments and contingencies (Note 13)
                                                        -------       -------
    Total liabilities................................    39,938        42,851
GenCorp investment...................................    51,948        44,193
                                                        -------       -------
                                                        $91,886       $87,044
                                                        =======       =======



                See accompanying notes to financial statements.

                                  GENCORP INC.
                          REINFORCED PLASTIC DIVISION

                            STATEMENTS OF OPERATIONS

                               THREE MONTHS  THREE MONTHS     YEAR ENDED
                                   ENDED         ENDED        NOVEMBER 30,
                                FEBRUARY 29,  FEBRUARY 28, ------------------
                                   1996          1995        1995      1994
                               ------------- ------------- --------  --------
                                (UNAUDITED)   (UNAUDITED)
                                          (DOLLARS IN THOUSANDS)
Sales.........................    $23,615       $32,690    $120,771  $144,993
Cost of sales.................     26,042        31,085     115,286   133,790
                                  -------       -------    --------  --------
  Gross profit (loss).........     (2,427)        1,605       5,485    11,203
Selling, general and
 administrative expense.......      2,475         2,618      10,467    13,931
Provision for adverse sales
 commitments..................                               27,191
Other (income), expense net...       (137)         (114)                  137
Restructuring charges
  Property and equipment......                                          3,234
  Other restructuring
   charges....................                                  661       706
                                  -------       -------    --------  --------
Loss before interest expense
 and provision for income
 taxes........................     (4,765)         (899)    (32,834)   (6,805)
Interest expense..............        996         1,186       4,440     4,462
Provision for income taxes....
                                  -------       -------    --------  --------
Net loss......................    $(5,761)      $(2,085)   $(37,274) $(11,267)
                                  =======       =======    ========  ========


                See accompanying notes to financial statements.

                                  GENCORP INC.
                          REINFORCED PLASTICS DIVISION

                            STATEMENTS OF CASH FLOWS

                                THREE MONTHS  THREE MONTHS     YEAR ENDED
                                    ENDED         ENDED        NOVEMBER 30,
                                 FEBRUARY 29,  FEBRUARY 28, ------------------
                                    1996          1995        1995      1994
                                ------------- ------------- --------  --------
                                 (UNAUDITED)   (UNAUDITED)
                                           (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net loss......................    $ (5,761)      $(2,085)   $(37,274) $(11,267)
Adjustments to reconcile net
 loss to net cash used for
 operating activities:
  Depreciation and
   amortization...............       1,836         1,854       7,419     7,191
  Loss on sale of property and
   equipment..................                                   392       167
  Provision for adverse sales
   commitments................                                27,191
  Noncash restructuring
   charges....................                                           3,234
  Changes in assets and
   liabilities:
    Accounts receivable.......      (3,741)        2,042       2,082     1,310
    Inventories...............        (319)         (358)       (111)      149
    Prepaid expenses and other
     current assets...........        (214)          156         172      (151)
    Accounts payable..........        (790)         (666)       (927)   (2,110)
    Accrued liabilities.......      (2,030)       (1,743)     (2,135)      144
    Noncurrent liabilities....         (93)           82        (880)      (21)
                                  --------       -------    --------  --------
      NET CASH USED FOR
       OPERATING ACTIVITIES...     (11,112)         (718)     (4,071)   (1,354)
                                  --------       -------    --------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Purchases of property and
 equipment and other assets...      (2,776)         (481)     (4,461)  (10,367)
Proceeds from sale of property
 and equipment................                                   292       683
                                  --------       -------    --------  --------
      NET CASH USED FOR
       INVESTING ACTIVITIES...      (2,776)         (481)     (4,169)   (9,684)
                                  --------       -------    --------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Increase in GenCorp
 investment...................      13,516           645       8,069    11,592
                                  --------       -------    --------  --------
NET INCREASE (DECREASE) IN
 CASH.........................        (372)         (554)       (171)      554
Cash at beginning of the
 period.......................         404           575         575        21
                                  --------       -------    --------  --------
Cash at end of the period.....    $     32       $    21    $    404  $    575
                                  ========       =======    ========  ========

                See accompanying notes to financial statements.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. THE DIVISION

  The Reinforced Plastics Division (the Division), a division of GenCorp Inc. (GenCorp), designs, manufactures and supplies automotive, light truck, heavy truck and industrial components made of reinforced plastic. The Division operates production facilities in Shelbyville, Indiana; Ionia, Michigan; Rushville, Indiana; and shares a production facility in Marion, Indiana with another GenCorp division. The Division's fiscal year ends on November 30.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of presentation

  These financial statements present the historical financial position, results of operations and cash flows of the Division previously included in the GenCorp consolidated financial statements. The Division's financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Division in the future, or of the results which would have been reported if the Division had operated as an unaffiliated enterprise.

  Transactions between the Division and GenCorp (and its other divisions) are herein referred to as "intercompany" or "related party" transactions.

 Concentration of credit risk

  Financial instruments which potentially expose the Division to concentrations of credit risk consist primarily of accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. In addition, the Division maintains reserves for potential credit losses and historically has not experienced significant losses related to receivables from individual customers.

  The Division's customer base includes significant automobile, light truck and heavy truck manufacturers primarily in the United States and Canada and is therefore directly affected by the economic well-being of those industries. During 1995 and 1994, sales to four customers accounted for approximately 95% and 97%, respectively, of total sales as follows:

                                                                     1995  1994
                                                                     ----  ----
   General Motors Corporation.......................................  68%   74%
   Volvo............................................................  13    10
   Chrysler Corporation.............................................   9     7
   Ford Motor Company...............................................   5     6
   Others...........................................................   5     3
                                                                     ---   ---
                                                                     100%  100%
                                                                     ===   ===

  Export sales, primarily to Canadian affiliates of these customers, approximated $25,600 and $29,800 for the years ended November 30, 1995 and 1994, respectively.

 Financial instruments

  At November 30, 1995 and 1994, the carrying value of financial instruments, comprising cash, accounts receivable and accounts payable, approximated their fair values.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Management estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unbilled tooling

  Unbilled tooling amounts represent net costs incurred on tooling projects for which the Division expects to be reimbursed by customers. Ongoing estimates of total costs to be incurred on each tooling project are made by management and losses, if any, are recorded when known. Generally, tooling revenue is recognized upon acceptance of the tooling by the customer. Tooling revenue or losses are included in cost of sales.

 Inventories

  Productive inventories are stated at the lower of cost or market. Cost is determined using the last in, first out (LIFO) method. Supply inventories are stated at the lower of cost or market with cost being determined on a first in, first out (FIFO) basis.

 Property and equipment

  Property and equipment are recorded at cost. Additions and improvements, unless of relatively minor amounts, are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Property and equipment no longer utilized in operations as a result of restructuring plans or other changes in operations are reduced to net realizable or salvage value. (See
Note 12.) Upon disposal or retirement of property and equipment, the related cost and accumulated depreciation are removed from the Division's accounts and any gain or loss is included in results of operations. Property and equipment are depreciated using the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

 Other assets

  Other assets comprise primarily of purchased computer software, net of accumulated amortization. Computer software is amortized on the straight-line basis over three years.

 Income taxes

  The Division is included in the consolidated U.S. federal income tax return of GenCorp. In preparing its financial statements, the Division has determined its tax provision on a separate return basis. Deferred income taxes are provided on differences between the book and tax bases of assets and liabilities at the statutory tax rates expected to be in effect when such differences reverse. A valuation allowance on deferred tax assets is provided if it is considered more likely than not that such deferred tax assets will not be realized.

 Revenue recognition

  Sales and related cost of sales are recognized upon the shipment of products. Sales are recorded net of estimated returns and allowances.

 Adverse Sales Commitments

  The Division periodically assesses the future profitability of its sales commitments on a vehicle platform basis. The Division records a reserve for adverse sales commitments when management's estimate of the costs of producing the related products exceeds the related revenues over the estimated platform life.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Research, development and engineering expenses

  Research, development and engineering expenses related to design and development of new products and planning and design for new processes are expensed as incurred.

 Environmental expenditures

  Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures which improve a property as compared with the condition of the property when originally constructed or acquired and which prevent future environmental contamination are capitalized. Expenditures which return a property to its condition at the time of acquisition are expensed. Liabilities related to these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

 Interim financial data

  The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring items, necessary for a fair statement of the results for the interim periods.

3. ACCOUNTS RECEIVABLE

  Accounts receivable comprised the following:

                                                                    NOVEMBER 30,
                                                                        1995
                                                                    ------------
   Customer accounts receivable....................................   $13,902
   Raw material rebates receivable.................................       477
   Unbilled tooling................................................     1,342
   Other...........................................................       373
   Reserve for returns and credits.................................    (1,687)
                                                                      -------
                                                                      $14,407
                                                                      =======

4. INVENTORIES

  Inventories comprised the following:

                                                       FEBRUARY 29, NOVEMBER 30,
                                                           1996         1995
                                                       ------------ ------------
                                                       (UNAUDITED)
   Raw materials......................................    $2,667       $2,351
   Work-in-process....................................       920          897
   Finished goods.....................................       688          623
                                                          ------       ------
   Total productive inventories.......................     4,275        3,871
   Less--LIFO reserve.................................    (1,220)      (1,216)
                                                          ------       ------
   Net productive inventories.........................     3,055        2,655
                                                          ------       ------
   Supplies inventory.................................     1,977        2,041
   Less--Supplies obsolescence reserve................      (939)        (922)
                                                          ------       ------
   Net supplies inventory.............................     1,038        1,119
                                                          ------       ------
   Net inventories....................................    $4,093       $3,774
                                                          ======       ======

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


5. PROPERTY AND EQUIPMENT

  Property and equipment comprised the following:

                                                       ESTIMATED
                                                      USEFUL LIFE  NOVEMBER 30,
                                                        (YEARS)        1995
                                                      ------------ ------------
   Land..............................................      --        $   565
   Buildings and building improvements...............    10-40        19,925
   Machinery and equipment...........................     5-30        94,699
   Furniture and fixtures............................     3-15         4,455
   Leasehold improvements............................     1-20           993
   Construction-in-progress..........................                  2,965
                                                                     -------
                                                                     123,602
   Less--Accumulated depreciation and amortization...                (55,353)
                                                                     -------
                                                                     $68,249
                                                                     =======

6. ACCRUED LIABILITIES

  Accrued liabilities comprised the following:

                                                                   NOVEMBER 30 ,
                                                                       1995
                                                                   -------------
   Payroll and payroll taxes......................................    $   628
   Accrued vacation...............................................      1,955
   State and local taxes..........................................        920
   Workers' compensation..........................................        898
   Restructuring reserve..........................................      1,566
   Self-insured medical claims....................................      1,037
   Environmental..................................................      1,000
   Reserve for adverse sales commitments..........................     14,037
   Other..........................................................        553
                                                                      -------
   Total accrued liabilities......................................    $22,594
                                                                      =======

7. NONCURRENT LIABILITIES

  Noncurrent liabilities comprised the following:

                                                                    NOVEMBER 30,
                                                                        1995
                                                                    ------------
   Reserve for adverse sales commitments...........................   $13,154
   Environmental...................................................     1,000
   Other...........................................................       185
                                                                      -------
   Total noncurrent liabilities....................................   $14,339
                                                                      =======

  During fiscal 1995, the Division recorded a provision for adverse sales commitments of $27,191, related to the Division's commitment to provide certain passenger car and heavy truck products and tooling to certain of its customers. The Division expects to begin production on these programs during fiscal 1996.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

8. EMPLOYEE BENEFIT PLANS

 Retirement plans

  Substantially all salaried and hourly employees of the Division participate in GenCorp defined benefit pension plans. For salaried employees, plan benefits are generally based on years of service and the employee's compensation. For hourly employees, plan benefits are generally based on years of service and the benefit level established by the collective bargaining agreement for each facility. For the purpose of these financial statements, the Division is considered to have participated in multiemployer pension plans.

  Employers participating in multiemployer plans are required to recognize as net periodic pension costs, total contributions for the period. The Division recorded net periodic pension cost of $1,940 and $1,830 for the years ended November 30, 1995 and 1994 respectively, related to its participation in the GenCorp plans.

  GenCorp also sponsors a number of defined contribution pension plans. Participation in these plans is available to substantially all salaried employees and to certain groups of hourly employees. GenCorp contributions to these plans are based on either a percentage of employee contributions or on a specified amount per hour based on the provisions of each plan. The cost to the Division for providing benefits under the GenCorp defined contribution plans was $660 and $560 for the years ended November 30, 1995 and 1994, respectively.

 Other postretirement benefits

  GenCorp provides certain other postretirement health care and life insurance benefits for certain retired employees, including the Division's eligible retired employees. These retiree health care and life insurance plans provide varied coverage by employee group. For the purpose of these financial statements, the Division is considered to have participated in multiemployer postretirement benefit plans.

  Employers participating in multiemployer plans are required to recognize total contributions for the period as net postretirement benefit costs. The Division charged to expense $1,850 and $1,830 for the years ended November 30, 1995 and 1994, respectively, related to its participation in the GenCorp postretirement healthcare and life insurance benefit plans.

9. OPERATING LEASES

  The Company leases two facilities and certain manufacturing, computer and transportation equipment under operating leases expiring on various dates through 2000. Future minimum lease payments required under leases that have noncancelable lease terms in excess of one year at November 30, 1995 are as follows:

   Fiscal 1996........................................................... $  425
       1997..............................................................    420
       1998..............................................................    366
       1999..............................................................    173
       2000..............................................................    118
                                                                          ------
                                                                          $1,502
                                                                          ======

  Rental expense charged to operations was approximately $820 and $530 for the years ended November 30, 1995 and 1994, respectively.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

10. INCOME TAXES

  There was no current or deferred federal or state income tax provision for the years ended November 30, 1995 and 1994. Temporary differences giving rise to the Division's deferred tax assets and liabilities, and related valuation allowances, comprised the following:

                                                                    NOVEMBER 30,
                                                                        1995
                                                                    ------------
   Deferred tax assets
     Accounts receivable reserves..................................   $   277
     Restructuring reserves........................................       630
     Environmental reserves........................................       804
     Reserve for adverse sales commitments.........................    10,876
     Other reserves not currently deductible.......................     1,641
     Net operating loss carryforwards..............................    49,354
                                                                      -------
                                                                       63,582
   Deferred tax liabilities
     Property and equipment........................................   (14,755)
                                                                      -------
     Net deferred tax asset before valuation allowance.............    48,827
   Valuation allowance.............................................   (48,827)
                                                                      -------
     Net deferred taxes............................................   $   --
                                                                      =======

  The provision for income taxes differs from income taxes computed by applying the U.S. statutory federal income tax rate as a result of the following:

                                                                YEAR ENDED
                                                                NOVEMBER 30,
                                                               ---------------
                                                                1995     1994
                                                               ------   ------
   Taxes computed at federal statutory rate...................  (35.0)%  (35.0)%
   Increase in deferred tax valuation allowance...............   34.6     34.7
   Other......................................................    0.4      0.3
                                                               ------   ------
                                                                  -- %     -- %
                                                               ======   ======

  At November 30, 1995, for financial reporting purposes the Division had federal and state net operating loss carryforwards of approximately $123,000 which expire from 2005 through 2010. The loss carryforwards have been utilized by GenCorp in its consolidated federal and state tax returns and are therefore not available for tax return purposes.

11. INTERCOMPANY TRANSACTIONS AND ALLOCATIONS

 Cash management

  The Division utilizes GenCorp centralized cash management services. Under this arrangement, the Division's accounts receivable are collected and its cash disbursements are funded by GenCorp on a daily basis. Net cash activity between GenCorp and the Division is reflected in GenCorp's investment in the Division.

 Intercompany purchases

  The Division purchases certain raw materials from other divisions of GenCorp; such purchases approximated $2,100 and $2,700 for the years ended November 30, 1995 and 1994, respectively. Intercompany payables related to purchases between the Division and other GenCorp entities are included in GenCorp's investment in the Division.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 Corporate services

  GenCorp allocates certain corporate, general and administrative costs, including legal, tax, accounting, human resources, employee benefits, insurance, cash management, information systems and research and development to the Division. Other corporate overhead costs are allocated among GenCorp's operating units based upon each unit's percentage of total payroll, sales or invested capital, depending on the type of cost. Allocated corporate overhead totaled $5,100 and $3,400 for the years ended November 30, 1995 and 1994, respectively, and is included in selling, general and administrative expenses (SG&A) in the statements of operations.

  GenCorp manages workers' compensation, employee medical, dental and life insurance, postretirement benefits and pension plans on a consolidated basis. GenCorp charges the Division for its share of such employee-related costs based upon the Division's actual experience, or headcount, depending upon the nature of the cost. Charges from GenCorp for employee-related costs aggregated $8,700 and $10,700 for the years ended November 30, 1995 and 1994 and are classified in cost of sales or SG&A in the statements of operations, depending upon the nature of the cost.

  GenCorp charges the Division intercompany interest on the GenCorp investment balance, utilizing a short-term interest rate which averaged approximately 6.8% and 6.4% in 1995 and 1994, respectively. Interest charges approximated $4,400 and $4,500 for the years ended November 30, 1995 and 1994, respectively.

  Management believes that the methods utilized to allocate costs to the Division, as discussed above, are reasonable. However, the terms of transactions between the Division and GenCorp, including allocated costs, may differ from those that would result from transactions with unrelated parties.

GENCORP INVESTMENT

  The GenCorp investment balance represents the cumulative intercompany activity from transactions, charges and credits between the Division and GenCorp (and its other divisions), as more fully described above. A summary of changes in GenCorp investment follows.

                                                  THREE MONTHS   YEAR ENDED
                                                     ENDED      NOVEMBER 30,
                                                  FEBRUARY 26, ----------------
                                                      1996      1995     1994
                                                  ------------ -------  -------
                                                  (UNAUDITED)
   Beginning GenCorp investment..................   $44,193    $73,398  $73,073
   Net loss......................................    (5,761)   (37,274) (11,267)
   Intercompany activity.........................    13,516      8,069   11,592
                                                    -------    -------  -------
   Ending GenCorp investment.....................   $51,948    $44,193  $73,398
                                                    =======    =======  =======

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


12. RESTRUCTURING

  During 1995, 1994 and 1992, the Division initiated three separate restructuring plans pursuant to which the Division planned to close the Division's headquarters in Carmel, Indiana (1995 plan) consolidate the Division's passenger vehicle business into one production facility (1994 plan) and consolidate like product lines into similar production facilities (1992 plan). The following table shows the activity in the restructuring reserves for the years ended November 30, 1995 and 1994:

                                1995          1994          1992
                            RESTRUCTURING RESTRUCTURING RESTRUCTURING  TOTAL
                            ------------- ------------- ------------- -------
Balance at November 30,
 1993......................      $--         $   --        $ 4,532    $ 4,532
Establishment of 1994 re-
 serve.....................                    2,846                    2,846
Charges against reserve....                                 (2,392)    (2,392)
Changes in estimates.......                                 (2,140)    (2,140)
                                -----        -------       -------    -------
Balance at November 30,
 1994......................                    2,846                    2,846
Establishment of 1995 re-
 serve.....................       700                                     700
Charges against reserve....      (454)        (1,487)                  (1,941)
Changes in estimates.......                      (39)                     (39)
                                -----        -------       -------    -------
Balance at November 30,
 1995......................     $ 246        $ 1,320       $   --     $ 1,566
                                =====        =======       =======    =======

  The charges against the reserve during the year ended November 30, 1994 primarily related to remaining costs of relocating product lines from Marion and the demolition of certain buildings at the Marion location. The charges against the reserve during the year ended November 30, 1995 related to the demolition of certain buildings at the Marion and Ionia, Michigan facilities and certain other exit costs related to the 1995 and 1994 restructuring plans. The November 30, 1995 reserve balance primarily relates to demolition costs which are expected to be incurred during 1996.

13. COMMITMENTS AND CONTINGENCIES

 Environmental

  The Division is subject to federal, state and local regulations which govern environmental matters. The Division has recorded amounts which, in management's best estimate, will be sufficient to provide for anticipated costs of known environmental matters, which consist primarily of remediation requirements at the Division's Ionia, Michigan facility.

  The nature of environmental investigation and remediation activities often makes it difficult to determine the timing and amount of any estimated future costs that may be required for remedial measures. However, the Division reviews these matters and accrues for costs associated with the remediation of environmental pollution when it becomes probable that a liability has been incurred and its proportionate share of the amount can be reasonably estimated. The Division's balance sheet reflects accruals for environmental remediation approximating $2,000 at November 30, 1995 and February 29, 1996 (unaudited).

  The effect of resolution of environmental matters on results of operations cannot be predicted due to the uncertainty concerning both the amount and timing of future expenditures and future results of operations. However, management believes, on the basis of presently-available information, that resolution of these matters will not materially affect the financial condition of the Division. The Division will continue its efforts to mitigate past and future costs through pursuit of claims for insurance coverage and continued investigation of new remediation alternatives and associated technologies.

                                 GENCORP INC.
                         REINFORCED PLASTICS DIVISION

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 General

  The Division is subject to various claims, lawsuits and administrative proceedings related to matters arising out of the normal course of business. In the opinion of management, after reviewing the information which is currently available with respect to such matters and consulting with counsel, any liability which may ultimately be incurred with respect to these matters will not materially affect the financial condition of the Division. The effect of resolution of these matters on results of operations cannot be predicted because any such effect depends on both future results of operations and the amount and timing of the resolution of such matters.

14. SUBSEQUENT EVENT

  On March 1, 1996, GenCorp sold certain assets and liabilities of the Division to Cambridge Industries, Inc. and its affiliate, Cambridge Holdings, Inc., (collectively, Cambridge) for approximately $31,900, subject to certain adjustments. GenCorp received approximately $13,700 in senior subordinated notes of Cambridge and approximately $18,200 in cash in payment of purchase price.

  As a result of the transaction, Cambridge (i) purchased substantially all assets of the Division, excluding trade accounts receivable, the Ionia, Michigan facility and the Marion, Indiana facility, (ii) assumed certain liabilities, primarily trade accounts payable and payroll-related accruals, and (iii) assumed the Division's obligations under its sales commitments. Subsequent to the closing of the acquisition of the Division, Cambridge has been unable to reach an agreement with GenCorp on the related purchase price adjustment. The purchase agreement provides for arbitration of such disputes; the matter has not yet been submitted to arbitration and continues to be subject to negotiation by the parties.

  The accompanying financial statements do not give effect to the purchase transaction.

                    CENTRALIA PLANT AND BUTLER POLYMET, INC.

          FINANCIAL STATEMENTS FOR THE TEN MONTHS ENDED JULY 31, 1994
                        AND INDEPENDENT AUDITORS' REPORT

                         INDEPENDENT AUDITORS' REPORT

Cambridge Industries, Inc.:

  We have audited the accompanying statements of sales less costs and expenses, and of cash flows of the Centralia Plant and Butler Polymet, Inc. (the "Business"), formerly the plastic products business of another company, for the ten-month period ended July 31, 1994. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  The accompanying financial statements were prepared in connection with the acquisition of the Business by Cambridge Industries, Inc. as discussed in Note 1 and are not intended to be a complete presentation of the results of operations and cash flows of the Business.

  In our opinion, such financial statements present fairly, in all material respects, the sales less costs and expenses of the Business and its cash flows for the ten-month period ended July 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Note 4 to the financial statements, the Business changed its method of accounting for postretirement benefits other than pensions effective October 1, 1993 to conform with Statement of Financial Accounting Standards No. 106.

Deloitte & Touche LLP

Detroit, Michigan
September 15, 1995

                    CENTRALIA PLANT AND BUTLER POLYMET, INC.

                   STATEMENT OF SALES LESS COSTS AND EXPENSES
                     FOR THE TEN MONTHS ENDED JULY 31, 1994

                             (DOLLARS IN THOUSANDS)

SALES...............................................................  $181,760
COSTS OF SALES......................................................   165,945
                                                                      --------
GROSS PROFIT........................................................    15,815
OPERATING EXPENSES:
  Engineering.......................................................     3,458
  Marketing.........................................................       966
  General and administrative........................................     1,836
  Corporate allocations.............................................     2,889
                                                                      --------
    Total operating expenses........................................     9,149
                                                                      --------
SALES LESS COSTS AND EXPENSES BEFORE FEDERAL INCOME TAX.............     6,666
PROVISION FOR FEDERAL INCOME TAX....................................     2,333
                                                                      --------
SALES LESS COSTS AND EXPENSES BEFORE CUMULATIVE EFFECT OF ACCOUNTING
 CHANGE.............................................................     4,333
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (NET OF TAX BENEFIT OF
 $2,053) (Note 4)...................................................    (3,813)
                                                                      --------
SALES LESS COSTS AND EXPENSES.......................................  $    520
                                                                      ========


                       See notes to financial statements.

                    CENTRALIA PLANT AND BUTLER POLYMET, INC.

                            STATEMENT OF CASH FLOWS
                     FOR THE TEN MONTHS ENDED JULY 31, 1994

                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
Sales less costs and expenses before cumulative effect of accounting change.............................................................. $ 4,333
Adjustments to reflect cash provided by (used in) operations:
  Depreciation and amortization......................................   8,708
  Amortization of intangible assets..................................     482
Changes in assets and liabilities:
  Accounts receivable................................................   3,984
  Inventories........................................................    (117)
  Reimbursable tooling costs.........................................  (7,358)
  Accounts payable, accrued and other liabilities....................  (7,782)
                                                                      -------
  Net cash provided by operating activities..........................   2,250
CASH FLOWS FROM INVESTING ACTIVITIES--Purchase of property and equipment...........................................................  (7,417)
                                                                      -------
NET CASH FLOWS FROM ROCKWELL......................................... $(5,167)
                                                                      =======


                       See notes to financial statements.

                   CENTRALIA PLANT AND BUTLER POLYMET, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        TEN MONTHS ENDED JULY 31, 1994

1. BASIS OF PRESENTATION

  The accompanying financial statements have been prepared for the purpose of presenting the sales less costs and expenses and cash flows of the Centralia Plant and Butler Polymet, Inc. (the "Business") of Rockwell International Corporation ("Rockwell"), for the ten-month period ended July 31, 1994. The related acquisition occurred pursuant to the Stock and Asset Sale Agreement between Rockwell and Plastics Acquisition Corporation, a subsidiary of Cambridge Industries, Inc. (the "Buyer"), dated April 28, 1994, as amended August 1, 1994 (the "Agreement"). The acquisition, which was effective on August 1, 1994 (the "Closing Date"), consisted of the plants and operations of the Business located in Centralia, Illinois and the stock of Butler Polymet, Inc. which operates plants in Lenoir and Newton, North Carolina. The effect of all interplant transactions has been eliminated.

  The statement of sales less costs and expenses presents the historical operating performance of the Business. During all of the periods presented in the accompanying financial statements, the Business operated as an integral part of the Rockwell's overall operations. The financial statements include various allocated costs and expenses and intercompany transactions, which are not necessarily indicative of the costs and expenses, or transaction terms that would have occurred, had the Business operated on a stand-alone basis. However, all of the allocations and estimates reflected in the financial statements are based on assumptions which management believes are reasonable. Corporate allocations were based principally on the relative revenues of the Business, as compared to the respective consolidated amounts of Rockwell and other factors which estimate usage of particular corporate functions. It is not considered practicable to estimate the amount of such costs as if the Business operated on a stand-alone basis.

2. SIGNIFICANT ACCOUNTING POLICIES

  General--The Business is engaged in the design, manufacture and sale of plastic injection molding components for the automotive industry.

  Inventories are stated at the lower of actual cost or market; approximately 43% of the inventory is costed on the last-in, first-out (LIFO) method, and the remainder is costed on the first-in, first-out (FIFO) basis. If the FIFO method had been used at each balance sheet date presented, the inventory balance would have been $1.4 million higher at both July 31, 1994 and September 30, 1993.

  Reimbursable Tooling Costs are stated at amounts which management expects to recover under customer agreements.

  Property, Plant and Equipment--Property is stated at cost. Depreciation is calculated using the straight-line method except for certain machinery and equipment at Centralia which are depreciated using a method which adjusts straight-line depreciation for variances in excess of $100,000 from normal production levels, defined as the previous five-year average production measured by standard direct labor hours. Such adjustments have the effect of lengthening or shortening the period over which assets are depreciated. The ranges of estimated useful lives used in computing depreciation are as follows:

      Land and leasehold improvements...................................... 5-13
      Buildings............................................................ 5-50
      Machinery, equipment and tooling..................................... 3-11
      Office and data processing equipment................................. 2-11

  Significant renewals and betterments are capitalized and replaced units are written off. Maintenance and repairs, as well as renewals of minor amounts, are charged to expense.

                   CENTRALIA PLANT AND BUTLER POLYMET, INC.

  Intangible Assets include goodwill and a covenant not to compete related to the acquisition of a portion of the Business; such intangible assets are being amortized on a straight-line basis over 25 and 5 years, respectively. The Business evaluates at each balance sheet date the recoverability of its intangible assets and records a reserve whenever such balances appear unrecoverable.

  Workers' Compensation, Automobile, Product and General Liability Costs included in the financial statements represent the accrued cost, not reimbursable under insurance contracts, of settling such claims. Accruals for workers-compensation, for which the Business is self-insured, are determined for each period presented from the historical claims incurred experience of the Business using actuarial computations of the estimated ultimate settlement cost of such claims including claims incurred but not yet reported. Such actuarial estimates are discounted to their present value utilizing a rate of 6.5% at July 31, 1994 and 4.5% at September 30, 1993, management's estimate of the risk free rate of return.

  Financial Instruments included in the statement of net assets acquired are recorded at amounts which approximate fair value. All of the receivables of the Business are due from a limited number of domestic automotive and truck manufacturers; consistent with practice in the industry, such receivables are uncollateralized.

  Income Taxes--The provision for income taxes of the Business has been determined in accordance with Statement of Financial Accounting Standards
(SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes consist of the tax effects, for Butler Polymet, Inc., of temporary differences of $1,570,000 and $1,868,000 at July 31, 1994 and September 30, 1993,
respectively, related to property, less the tax effects of temporary differences of $470,000 and $388,000 at such respective dates, related to other assets and liabilities. The Federal income tax provision for the Business was an allocation of Rockwell's tax liability and was estimated based upon the appropriate effective tax rate of Rockwell for the ten-month period ended July 31, 1994. A tax benefit in 1994 was recognized related to the cumulative effect of accounting change because a tax provision was incurred on income before the cumulative effect adjustment in this period.

  Segment Information--The Business operates in a single segment. Three of the customers of the Business each accounted for over 10% of sales in each of the periods presented. Sales to these customers as a group totaled approximately 71% of sales for the ten-month period ended July 31, 1994. Sales to these customers individually ranged from 11% to 56% during the period.

3. PENSION BENEFITS

  During the period, Rockwell maintained pension programs covering the employees of the Business. Hourly employees and retirees of Centralia and salaried retirees of Butler were covered under stand-alone pension plans consisting of the Retirement Plan for Hourly-Rated Employees of the Centralia, Illinois and Louisville, Kentucky Plants and the Butler Polymet, Inc. Employees Retirement Plan (the "Plans"). Pension benefits for hourly employees were based primarily on specified benefit amounts and years of service, while salaried benefits were based on credited service and average earnings near retirement. Plan assets consisted principally of United States government obligations, fixed income investments and equity securities. Rockwell's policy was to fund its pension obligations using long-term actuarial assumptions and the entry-age normal actuarial method. Other employees and retirees participated in Rockwell plans which also covered other divisions and subsidiaries of the Rockwell.

                   CENTRALIA PLANT AND BUTLER POLYMET, INC.

  The following table presents the components of the net periodic pension cost recognized in the statement of sales less costs and expenses for the ten months ended July 31, 1994 (in thousands of dollars):

      Employees and retirees of the Plans:
        Service costs................................................... $  299
        Interest cost...................................................    447
        Actual return on assets.........................................   (368)
        Net amortization................................................    251
                                                                         ------
          Total.........................................................    629
      Contribution to Rockwell plans for other employees................  1,018
                                                                         ------
      Net pension costs................................................. $1,647
                                                                         ======

  The Agreement provides that Rockwell retain the obligation for all prior service pension benefits, as measured under the benefit formula in effect at the Closing Date. However, the obligation for certain benefit adjustments which took effect subsequent to the Closing Date, but which were included in collective bargaining agreements assumed by the Buyer, is presented in the statement of net assets acquired. Such obligation was estimated as the actuarial present value of future expected benefit payments.

  The measurement date utilized in determining the net periodic pension cost was June 30. The assumed discount rate used to determine pension cost is 7.75% for the ten months ended July 31, 1994 and the assumed long-term rate of return on plan assets is 9%.

4. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Effective October 1, 1993, the Business adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and recognized a one-time cumulative effect adjustment of $5,866,000, less a tax benefit of $2,053,000. This cumulative effect adjustment included an obligation of approximately $2,966,000 for hourly and salaried active employees, which was assumed by the Buyer, and an obligation of approximately $2,900,000 for retirees, which was retained by the Rockwell.

  Employees of the Business are eligible to participate in medical and death benefit programs during retirement. The hourly employees of the Business participate in a stand-alone plan of the Business while salaried employees participated in a Rockwell plan which also covers other divisions and subsidiaries of Rockwell; both plans are unfunded.

  The components of the net postretirement benefit cost recognized for the ten months ended July 31, 1994 is as follows (in thousands):

      Hourly employees and retirees:
        Service cost...................................................... $ 99
        Interest cost.....................................................  252
                                                                           ----
          Total...........................................................  351
      Contribution to Rockwell plan for salaried employees and retirees...  255
                                                                           ----
      Total postretirement benefit cost................................... $606
                                                                           ====

  The above amounts were determined using a discount rate of 8.25% and 7.75% at July 31, 1994 and October 1, 1993, respectively; the assumed health care cost trend rate is 10% in 1994, decreasing linearly to 5.5% in 2015, and remaining constant thereafter. A one percentage point increase in the assumed health care cost trend

                   CENTRALIA PLANT AND BUTLER POLYMET, INC.

rate would not significantly change the service and interest cost for hourly employees for the ten months ended July 31, 1994.

5. COMMITMENTS AND CONTINGENCIES

  Rental expense of the Business totaled $526,000 for the ten-month period ended July 31, 1994. Total lease commitments at July 31, 1994 were $346,000, which become due in the following periods ending September 30: 1994-$17,000; 1995-$288,000; 1996-$36,000; 1997-$5,000.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

             FINANCIAL STATEMENTS AS OF JUNE 30, 1997 (UNAUDITED),
  DECEMBER 31, 1996 AND 1995 AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1997
                             AND 1996 (UNAUDITED),
     AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of The Goodyear Tire & Rubber
Company

  In our opinion, the accompanying balance sheets and the related statements of operations and of cash flows present fairly, in all material respects, the financial position of the Jackson Plant ("the Plant"), a business unit of The Goodyear Tire & Rubber Company ("Goodyear"), at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of Goodyear and the Plant, our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The Plant is a business unit of Goodyear and, as disclosed in Note 9 to the financial statements, has extensive transactions and relationships with Goodyear. Because of those relationships, the terms of these transactions may differ from those that would result from transactions among wholly unrelated parties.

  As discussed in Note 11, on July 10, 1997, Goodyear sold certain net assets of the Plant to Cambridge Industries, Inc. The accompanying financial statements do not give effect to this transaction.

Price Waterhouse LLP

Cleveland, Ohio
March 27, 1997, except for the last paragraph of Note 11, which is as of July 10, 1997

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                     JUNE 30,   ---------------
                                                       1997      1996    1995
                                                    ----------- ------- -------
                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash.............................................   $     6   $    14 $     7
  Accounts receivable..............................     6,586     8,246   6,412
  Inventories......................................     2,741     2,289   1,833
  Unbilled tooling.................................     8,487     7,605  14,467
  Deferred income taxes............................       464       414     361
  Other current assets.............................        17        26      29
                                                      -------   ------- -------
Total current assets...............................    18,301    18,594  23,109
Property and equipment, net........................    26,174    26,039  20,338
                                                      -------   ------- -------
                                                      $44,475   $44,633 $43,447
                                                      =======   ======= =======
LIABILITIES AND GOODYEAR INVESTMENT
Current liabilities:
  Accounts payable.................................   $ 2,753   $ 4,214 $ 3,462
  Accrued liabilities..............................     2,861     1,680   1,805
                                                      -------   ------- -------
Total current liabilities..........................     5,614     5,894   5,267
Deferred income taxes..............................     3,458     3,458   3,389
                                                      -------   ------- -------
Total liabilities..................................     9,072     9,352   8,656
Commitments and contingencies (Note 10)
Goodyear investment................................    35,403    35,281  34,791
                                                      -------   ------- -------
                                                      $44,475   $44,633 $43,447
                                                      =======   ======= =======


                See accompanying notes to financial statements.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  SIX MONTHS ENDED
                                      JUNE 30,       YEARS ENDED DECEMBER 31,
                                  ----------------- --------------------------
                                    1997     1996     1996     1995     1994
                                  -------- -------- -------- -------- --------
                                     (UNAUDITED)
Sales
  Trade sales.................... $ 28,648 $ 21,433 $ 41,996 $ 38,437 $ 36,884
  Intercompany sales.............    4,621    6,366   11,903   13,998    9,099
                                  -------- -------- -------- -------- --------
                                    33,269   27,799   53,899   52,435   45,983
Cost of sales....................   28,373   24,213   46,864   44,185   39,310
                                  -------- -------- -------- -------- --------
Gross profit.....................    4,896    3,586    7,035    8,250    6,673
Selling, general and
 administrative expense..........    1,176    1,066    2,169    2,145    2,117
Corporate franchise fee..........      292      333      666      666      703
                                  -------- -------- -------- -------- --------
Income before provision for
 income taxes....................    3,428    2,187    4,200    5,439    3,853
Provision for income taxes.......    1,371      875    1,694    2,208    1,546
                                  -------- -------- -------- -------- --------
Net income....................... $  2,057 $  1,312 $  2,506 $  3,231 $  2,307
                                  ======== ======== ======== ======== ========




                See accompanying notes to financial statements.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                              SIX MONTHS ENDED
                                  JUNE 30,         YEARS ENDED DECEMBER 31,
                              ------------------  ----------------------------
                                1997      1996      1996      1995      1994
                              --------  --------  --------  --------  --------
                                 (UNAUDITED)
Cash flows from operating
 activities:
Net income..................  $  2,057  $  1,312  $  2,506  $  3,231  $  2,307
Adjustments to reconcile net
 income to net cash provided
 by (used for) operating
 activities:
  Depreciation and
   amortization.............     1,063       839     1,756     1,702     1,629
  Loss on disposition of
   property and equipment...       133                 225       571     1,962
  Changes in assets and
   liabilities:
    Accounts receivable.....     1,660     1,913    (1,834)      278    (1,377)
    Inventories.............      (452)       39      (456)      137      (196)
    Unbilled tooling........      (882)   (4,584)    6,862    (8,649)   (2,806)
    Prepaid expenses and
     other current assets...         9         8         3        (6)        6
    Accounts payable........    (1,461)      306       752       945        14
    Accrued liabilities.....     1,181       658      (125)      299      (116)
    Deferred income taxes...       (50)                 16       146        11
                              --------  --------  --------  --------  --------
Net cash provided by (used
 for) operating activities..     3,258       491     9,705    (1,346)    1,434
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities:
  Purchases of property and
   equipment................    (1,331)   (2,338)   (7,682)   (3,539)   (1,970)
                              --------  --------  --------  --------  --------
Net cash provided by (used
 for) investing activities..    (1,331)   (2,338)   (7,682)   (3,539)   (1,970)
                              --------  --------  --------  --------  --------
Cash flows from financing
 activities:
  Increase (decrease) in
   Goodyear investment......    (1,935)    1,848    (2,016)    4,885       537
                              --------  --------  --------  --------  --------
Net cash provided by (used
 for) financing activities..    (1,935)    1,848    (2,016)    4,885       537
                              --------  --------  --------  --------  --------
Net (decrease) increase in
 cash.......................        (8)        1         7                   1
Cash at beginning of the
 period.....................        14         7         7         7         6
                              --------  --------  --------  --------  --------
Cash at end of the period...  $      6  $      8  $     14  $      7  $      7
                              ========  ========  ========  ========  ========


                See accompanying notes to financial statements.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

                         NOTES TO FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

1. THE PLANT

  The Jackson Plant ("Jackson" or the "Plant") is located in Jackson, Ohio and operates as a business unit of The Goodyear Tire & Rubber Company
("Goodyear"). The Plant manufactures compression and injection molded thermoset sheet molded compound and reinforced thermoplastic products. These products are sold to original equipment manufacturers ("OEMs") of passenger cars, light trucks and heavy trucks.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation--These financial statements present the historical financial position, results of operations and cash flows of the Plant previously included in the Goodyear consolidated financial statements. Jackson's financial information included herein is not necessarily indicative of the financial position, results of operations and cash flows of the Plant in the future, or of the results which would have been reported if the Plant had operated as an unaffiliated enterprise.

  Transactions between Jackson and Goodyear (and Goodyear's other business units) are herein referred to as "intercompany" or "related party" transactions.

  If the Plant were operated as an independent, unaffiliated facility, it may not be able to purchase raw material and other goods and services at price levels historically enjoyed when purchasing as a part of Goodyear's worldwide purchasing process.

  Concentration of credit risk--Financial instruments which potentially expose the Plant to a concentration of credit risk consist primarily of accounts receivable. To minimize this risk, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. The Plant does not maintain reserves for credit losses and historically has not experienced significant losses related to accounts receivable.

  The majority of the Plant's sales are made to an OEM of automobiles, light trucks and heavy trucks. During 1996, 1995 and 1994, direct and indirect sales to this customer accounted for approximately 93%, 91%, and 86%, respectively, of total sales; at December 31, 1996, approximately 93% of accounts receivable were from this customer. The Plant may be impacted significantly by the economic well being of its major customer as well as by the industry in which the customer operates, or by the loss of its major customer.

  Financial instruments--The carrying values of the Plant's financial instruments, comprising cash, accounts receivable, accounts payable and accrued liabilities, approximate their fair values.

  Management estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Accounts receivable--During 1995, Goodyear had agreements to sell undivided interests in designated pools of trade accounts receivable, including those of the Plant. As of December 31, 1996, the Plant's trade accounts receivable were no longer included in the designated pool.

  Unbilled tooling--Unbilled tooling accounts represent actual costs incurred on reimbursable tooling projects. Such costs have been accumulated in accordance with, and include only those types of costs reimbursable under, customer supplier practices. Reimbursement of the unbilled tooling amounts is dependent on the Plant's future performance of obligations and the customer's approval. The Plant has not provided an allowance for unrecoverable amounts as of December 31, 1996 and 1995.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

  Inventories--Inventories are stated at the lower of cost or market. Cost is determined on a first in, first out (FIFO) basis.

  Property and equipment--Property and equipment are recorded at cost. Additions and improvements, unless of relatively minor amounts, are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposal or retirement of property and equipment, the related cost and accumulated depreciation are removed from the Plant's accounts and any gain or loss is included in results of operations. Property and equipment are depreciated using the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

  Income taxes--The Plant is included in the consolidated U.S. federal income tax return of Goodyear. In preparing its financial statements, the Plant has determined its tax provision on a separate return basis. Deferred income taxes are provided on differences between the book and tax bases of assets and liabilities at the statutory tax rates expected to be in effect when such differences reverse. A valuation allowance on deferred tax assets is provided if it is considered more likely than not that such deferred tax assets will not be realized.

  Revenue recognition--Sales and related cost of sales are recognized upon the shipment of products. Sales are recorded net of estimated returns and allowances.

  Research, development and engineering expenses--Research, development and engineering expenses related to design and development of new products, and planning and design for new processes, are expensed as incurred. Such amounts approximated $1,431, $1,524 and $1,146 in 1996, 1995 and 1994, respectively.

  Environmental expenditures--The Plant expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. Expenditures which extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. The Plant records a liability for remediation costs at the time when it is probable and can be reasonably estimated. The Plant's estimated liability is reduced to reflect the anticipated participation of other potentially responsible parties in those instances where it is probable that such parties are legally responsible and financially capable of paying their respective shares of the relevant costs. The estimated liability of the Plant is not discounted or reduced for possible recoveries from insurance carriers.

 Interim financial data--The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring items, necessary for a fair statement of the results for the interim periods.

3. INVENTORIES

  Inventories comprised the following:

                                                                 DECEMBER 31,
                                                      JUNE 30,   --------------
                                                        1997      1996    1995
                                                     ----------- ------  ------
                                                     (UNAUDITED)
   Raw materials....................................   $  590    $  555  $  378
   Work-in-process..................................      280       334     411
   Finished goods...................................    1,214       708     320
                                                       ------    ------  ------
     Total productive inventories...................    2,084     1,597   1,109
   Supplies inventory...............................      847       867     849
   Less--Inventory reserve..........................     (190)     (175)   (125)
                                                       ------    ------  ------
   Net inventories..................................   $2,741    $2,289  $1,833
                                                       ======    ======  ======

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

4. PROPERTY AND EQUIPMENT

  Property and equipment comprised the following:

                                                ESTIMATED    DECEMBER 31,
                                               USEFUL LIFE ------------------
                                                 (YEARS)     1996      1995
                                               ----------- --------  --------
Land improvements.............................    15-40    $    425  $    425
Buildings and building improvements...........    30-40       6,590     6,441
Machinery, furniture and equipment............     3-20      30,293    27,041
Construction-in-progress......................                5,409     1,913
                                                           --------  --------
                                                             42,717    35,820
Less--Accumulated depreciation and
 amortization.................................              (16,678)  (15,482)
                                                           --------  --------
                                                           $ 26,039  $ 20,338
                                                           ========  ========

  A portion of the Plant building is the subject of a capital lease. The building may be purchased for $200 plus the unamortized cost of any additions pursuant to the lease option ($831 at December 31, 1996).

5. ACCRUED LIABILITIES

  Accrued liabilities comprised the following:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1995
                                                                  ------ ------
Payroll and payroll taxes........................................ $  352 $  221
Accrued vacation.................................................    601    550
Other............................................................    727  1,034
                                                                  ------ ------
Total accrued liabilities........................................ $1,680 $1,805
                                                                  ====== ======

6. EMPLOYEE BENEFIT PLANS

  Certain liabilities including life insurance, dental, pensions, medical, postretirement, postemployment and workers' compensation, among others, are included on the corporate books of Goodyear.

 Pension Plans

  Substantially all salaried and hourly employees of the Plant participate in defined benefit pension plans covering Goodyear employees. For salaried employees, plan benefits are generally based on years of service and the employee's compensation. For hourly employees, plan benefits are generally based on years of service and the benefit level established by the collective bargaining agreement. Solely for the purpose of these financial statements, the Plant is considered to have participated in multiemployer pension plans.

  Employers participating in multiemployer plans are required to recognize as net periodic pension costs, total contributions for the period. The Plant recorded net periodic pension cost of $781, $670 and $715 for the years ended December 31, 1996, 1995 and 1994, respectively, related to its participation in the Goodyear defined benefit pension plans.

  Goodyear also sponsors a number of defined contribution pension plans. Participation in these plans is available to substantially all salaried employees. Goodyear contributions to these plans are based on a percentage

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT of employee contributions. The cost to the Plant of providing benefits under the Goodyear defined contribution plans was $84, $87 and $76 for the years ended December 31, 1996, 1995 and 1994, respectively.

 Other postretirement benefits

  Goodyear provides certain other postretirement health care and life insurance benefits for certain retired employees, including the Plant's eligible retired employees. These plans provide varied coverage by employee group. Solely for the purpose of these financial statements, the Plant is considered to have participated in multiemployer postretirement benefit plans.

  Employers participating in multiemployer plans are required to recognize total contributions for the period as net postretirement benefit costs. The Plant charged to expense $2,342, $1,779 and $1,829 for the years ended December 31, 1996, 1995 and 1994, respectively, related to its participation in the Goodyear postretirement health care and life insurance benefit plans.

7. OPERATING LEASES

  The Plant leases certain manufacturing and office equipment under operating leases expiring on various dates through 2001. Future minimum lease payments required under leases that have noncancelable lease terms in excess of one year at December 31, 1996 are as follows:

      FISCAL YEAR
      -----------
      1997................................................................. $119
      1998.................................................................   83
      1999.................................................................   64
      2000.................................................................   27
      2001.................................................................   13
                                                                            ----
                                                                            $306
                                                                            ====

  Rental expense charged to operations was approximately $120, $112 and $141 for the years ended December 31, 1996, 1995 and 1994, respectively.

8. INCOME TAXES

  The provision for income taxes comprises:

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                         1996    1995    1994
                                                        ------- ------- -------
Current tax expense
  Federal.............................................. $ 1,304 $ 1,578 $ 1,192
  State and local......................................     374     484     343
                                                        ------- ------- -------
                                                          1,678   2,062   1,535
Deferred tax expense...................................      16     146      11
                                                        ------- ------- -------
Provision for income taxes............................. $ 1,694 $ 2,208 $ 1,546
                                                        ======= ======= =======

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

  The provision for income taxes differs from income taxes computed by applying the U.S. statutory federal income tax rate as a result of the following:

                              YEAR ENDED DECEMBER 31,
                              -------------------------
                               1996     1995     1994
                              -------  -------  -------
   Taxes computed at federal
    statutory rate (35%)..... $ 1,470  $ 1,904  $ 1,348
   State taxes (net of
    federal benefit).........     249      341      228
   Other.....................     (25)     (37)     (30)
                              -------  -------  -------
     Provision for income
      taxes.................. $ 1,694  $ 2,208  $ 1,546
                              =======  =======  =======
     Effective rate..........    40.3%    40.6%    40.1%
                              =======  =======  =======

  Temporary differences giving rise to the Plant's deferred tax assets and liabilities comprised the following:

                                                               DECEMBER 31,
                                                              ----------------
                                                               1996     1995
                                                              -------  -------
   Deferred tax assets
     Inventory reserves...................................... $    70  $    50
     Accrued liabilities.....................................     344      311
                                                              -------  -------
                                                                  414      361
   Deferred tax liabilities
     Property and equipment..................................  (3,458)  (3,389)
                                                              -------  -------
     Net deferred tax liability.............................. $(3,044) $(3,028)
                                                              =======  =======

9. INTERCOMPANY TRANSACTIONS AND ALLOCATIONS

  Cash management--The Plant utilizes Goodyear centralized cash management services. Under this arrangement, the Plant's accounts receivable are collected and its cash disbursements are funded by Goodyear on a daily basis. Net cash activity between Goodyear and the Plant is reflected in Goodyear's investment in the Plant.

  Corporate services--Goodyear allocates certain corporate and divisional general and administrative costs to the various business units using an effort-based approach. Such costs relate to such functions as sales and marketing, accounting and finance, human resources, insurance and information systems. Allocated costs of corporate services approximated $824 for the year ended December 31, 1996 and $840 for each of the years ended December 31, 1995 and 1994 and are included in selling, general and administrative expenses in the accompanying statements of operations.

  Goodyear allocates certain corporate overhead, such as executive management, advertising and investor relations, to its business units through the corporate franchise fee, which is allocated based primarily on sales. This allocation is presented separately in the accompanying statements of operations.

  Goodyear manages employee medical, dental, life insurance, pension, postretirement and postemployment benefits on a consolidated basis. Goodyear charges the Plant for its share of such employee-related costs based upon the Plant's estimated experience or headcount, depending on the nature of the cost. Charges from Goodyear for such costs aggregated $4,555, $3,970 and $4,367 for the years ended December 31, 1996, 1995 and 1994, respectively, and are included in cost of sales in the accompanying statements of operations.

               THE GOODYEAR TIRE & RUBBER COMPANY--JACKSON PLANT

  Management believes that the methods utilized to allocate costs to the Plant, as discussed above, are reasonable. However, the terms of transactions between the Plant and Goodyear, including allocated costs, may differ from those that would result from transactions with unrelated parties.

  Intercompany sales--Gross profit (at standard cost of sales) on intercompany sales approximated $2,457, $2,216 and $1,207 in 1996, 1995 and 1994,
respectively.

  Goodyear investment--The Goodyear investment balance represents cumulative intercompany activity from transactions, cost allocations, cash management and other charges and credits between the Plant and Goodyear (and its other business units), as more fully described above. A summary of changes in Goodyear investment follows:

                                         SIX MONTHS   YEAR ENDED DECEMBER 31,
                                       ENDED JUNE 30, ------------------------
                                            1997       1996     1995    1994
                                       -------------- -------  ------- -------
                                        (UNAUDITED)
   Beginning Goodyear investment......    $35,281     $34,791  $26,675 $23,831
   Net income.........................      2,057       2,506    3,231   2,307
   Intercompany activity..............     (1,935)     (2,016)   4,885     537
                                          -------     -------  ------- -------
   Ending Goodyear investment.........    $35,403     $35,281  $34,791 $26,675
                                          =======     =======  ======= =======

  The financial statements do not reflect interest on Goodyear's investment in the Plant.

10. COMMITMENTS AND CONTINGENCIES

  Environmental--The Plant is subject to federal, state and local regulations which govern environmental matters. The effect of resolution of environmental matters on results of operations cannot be predicted due to the uncertainty concerning both the amount and timing of future expenditures and future results of operations. Management believes that the resolution of these matters will not materially affect the financial position of the Plant. The Plant will continue its efforts to mitigate past and future costs through continued investigation of new remediation alternatives and associated technologies.

  General--The Plant is subject to various claims, lawsuits and administrative proceedings related to matters arising out of the normal course of business. Management believes that the resolution of these matters will not materially affect the financial position of the Plant.

11. SUBSEQUENT EVENTS

  Subsequent to December 31, 1996, the heavy truck business of the Plant's largest customer was acquired by one of the customer's competitors. The effect of this consolidation in the heavy truck industry on the cash flows, results of operations or financial position of the Plant, if any, is not known.

  On July 10, 1997, Goodyear sold substantially all of the net assets of the Plant, excluding trade accounts receivable but including certain postretirement benefit obligations, to Cambridge Industries, Inc. for approximately $37.6 million, subject to certain post-closing adjustments. The financial statements do not give effect to this transaction.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

Prospectus Summary........................................................    1
Risk Factors..............................................................   14
Use of Proceeds...........................................................   21
Capitalization............................................................   22
Unaudited Pro Forma Financial Data........................................   23
Selected Historical Financial Data........................................   30
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   32
Business..................................................................   37
Management................................................................   54
Security Ownership........................................................   60
Certain Transactions......................................................   62
Description of Credit Agreement...........................................   65
The Exchange Offer........................................................   69
Description of Notes......................................................   78
Book-Entry; Delivery and Form.............................................  108
Certain Federal Income Tax Consequences...................................  110
Plan of Distribution......................................................  110
Legal Matters.............................................................  111
Change in Independent Accountants.........................................  111
Experts...................................................................  111
Available Information.....................................................  112
Index to Financial Statements.............................................  F-1
Valuation and Qualifying Accounts.........................................  S-1

 UNTIL            , 1997 (90 DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE
OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                ---------------

                                  PROSPECTUS

                                ---------------

                                 $100,000,000

                          CAMBRIDGE INDUSTRIES, INC.


                                     LOGO



                        OFFER TO EXCHANGE ITS SERIES B
                  10 1/4% SENIOR SUBORDINATED NOTES DUE 2007
                      FOR ANY AND ALL OF ITS OUTSTANDING
                  10 1/4% SENIOR SUBORDINATED NOTES DUE 2007


                                          , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 General Corporation Law

  The Company is incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporations best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  The Guarantor is incorporated under the laws of the State of Michigan. As with Delaware, the Michigan Business Corporation Act authorizes a corporation, under certain circumstances, to indemnify its directors and officers (including to reimburse them for expenses incurred).

 Certificate of Incorporation and By-Laws

  Both the Company's and Guarantor's Certificate of Incorporation and Bylaws generally provide for the indemnification of officers and directors to the fullest extent permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (A) EXHIBITS.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     3.1     Amended and Restated Certificate of Incorporation of Cambridge
              Industries, Inc.
     3.2     Amended and Restated Bylaws of Cambridge Industries, Inc.
     3.3     Articles of Incorporation of CE Automotive Trim Systems, Inc.
     3.4     Bylaws of CE Automotive Trim System, Inc.
     4.1     Purchase Agreement, dated as of July 2, 1997, among Cambridge
              Industries, Inc., CE Automotive Trim Systems, Inc., as Guarantor,
              and BT Securities Corporation.
     4.2     Indenture, dated as of July 10, 1997, among Cambridge Industries,
              Inc., each of the Guarantors named therein and State Street Bank
              & Trust Company, as Trustee.
     4.3     Form of 10 1/4% Senior Subordinated Notes due 2007, Series A.
     4.4     Form of 10 1/4% Senior Subordinated Notes due 2007, Series B.
     4.5     Registration Rights Agreement, dated as of July 10, 1997, among
              Cambridge Industries, Inc., the Guarantors and BT Securities
              Corporation, as Initial Purchaser.
     5.1     Opinion of Jaffe, Raitt, Heuer & Weiss, P.C.
    10.1     Employment Agreement, dated as of November 17, 1995, between
              Richard S. Crawford and Cambridge Industries, Inc.
    10.2     Amendment to Employment Agreement, dated as of March 1, 1996, between Richard S. Crawford and Cambridge Industries, Inc.
    10.3     Employment Agreement, dated as of November 17, 1995, between
              Richard E. Warnick and Cambridge Industries, Inc.
    10.4     Employment Agreement, dated as of November 17, 1995, between John
              D. Craft and Cambridge Industries, Inc.
    10.5     Management Services Agreement, dated as of November 17, 1995 and amended as of March 1, 1996, between Cambridge Industries, Inc.
              and Bain Capital, Inc.
    10.6     Warrant Agreement dated as of November 17, 1995 between Cambridge
              Industries Holdings, Inc. and Bankers Trust Company.
    10.7     Amendment to Warrant Agreement between Cambridge Industries
              Holdings, Inc. and Bankers Trust Company, dated as of December
              12, 1995.
    10.8     Warrant Agreement dated as of December 14, 1995 among Bain Capital
              V Mezzanine Fund, L.P., BCIP Trust Associates, L.P. and Cambridge
              Industries Holdings, Inc.
    10.9     Class A Warrant Certificate No. W-A1, Date of Issuance: December
              14, 1995.
    10.10    Class A Warrant Certificate No. W-A2, Date of Issuance: December
              14, 1995.
    10.11    Class L Warrant Certificate No. W-L1, Date of Issuance: December
              14, 1995.
    10.12    Class L Warrant Certificate No. W-L2, Date of Issuance: December
              14, 1995.
    10.13    Warrant Agreement, dated as of March 1, 1996, among Cambridge
              Holdings Industries, Inc., Bein Capital V Mezzeine Fund, L.P.,
              BCIP Trust Associates, L.P. and Crawford Investment Group, L.L.C.
    10.14    Class A Warrant Certificate No. W-A3, Date of Issuance: March 1,
              1996.
    10.15    Class A Warrant Certificate No. W-A4, Date of Issuance: March 1,
              1996.
    10.16    Class A Warrant Certificate No. W-A5, Date of Issuance: March 1,
              1996.
    10.17    Class A Warrant Certificate No. W-A6, Date of Issuance: March 1,
              1996.
    10.18    Class A Warrant Certificate No. W-A7, Date of Issuance: March 1,
              1996.
    10.19    Class L Warrant Certificate No. W-L3, Date of Issuance: March 1,
              1996.
    10.20    Class L Warrant Certificate No. W-L4, Date of Issuance: March 1,
              1996.

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
    10.21    Class L Warrant Certificate No. W-L5, Date of Issuance: March 1,
              1996.
    10.22    Class L Warrant Certificate No. W-L6, Date of Issuance: March 1,
              1996.
    10.23    Class L Warrant Certificate No. W-L7, Date of Issuance: March 1,
              1996.
    10.24    Asset Purchase Agreement, dated as of March 1, 1996, among
              GenCorp. Inc., Cambridge Industries Holdings, Inc. and Cambridge
              Industries, Inc.
    10.25    Management Agreement with Donald I. Holton, dated as of October
              15, 1996.
    10.26    Holdings Services Agreement, dated as of July 1, 1997, between
              Cambridge Industries, Inc. and Cambridge Industries Holdings,
              Inc.
    10.27    Credit Agreement, dated as of July 10, 1997, among Cambridge
              Industries Holdings, Inc., Cambridge Industries, Inc., various lending institutions, and Bankers Trust Company, as Agent.
    10.28    Subsidiary Guaranty, dated as of July 10, 1997.
    10.29    Pledge Agreement, dated as of July 10, 1997, among Cambridge
              Industries Holdings, Inc., Cambridge Industries, Inc., various lending institutions, and Bankers Trust Company, as Agent.
    10.30    Security Agreement, dated as of July 10, 1997, among Cambridge
              Industries Holdings, Inc., Cambridge Industries, Inc., various lending institutions, and Bankers Trust Company, as Agent.
    10.31    Asset Purchase Agreement, dated as of July 9, effective as of June
              30, 1997, between Eagle-Picher Industries, Inc. and Cambridge
              Industries, Inc.
    10.32    Agreement, dated as of July 8, 1997, between Cambridge Industries,
              Inc. and The Goodyear Tire & Rubber Company.
    10.33    Stock Purchase Agreement, dated as of April 25, 1997 between Erpe
              Ernst Pelz Vertriebs GmbH and Cambridge Industries, Inc.
    10.34    Joint Venture Agreement, dated as of March 4, 1994, among
              Cambridge Industries, Inc., Empe Ernst Pelz GmbH & Co. and Erpe
              Ernst Pelz Vertriebs GmbH (the "Empe-Erpe JV Agreement").
    10.35    Purchase Election, dated as of March 13, 1997 by Cambridge
              Industries, Inc. in relation to the Empe-Erpe JV Agreement.
    10.36    Acceptance of Empe-Erpe JV Agreement Purchase Election, dated as of March 28, 1997.
    10.37    Election to Terminate the Empe-Erpe JV Agreement, dated as of
              February 6, 1997.
    12.1     Statement Regarding Computation of Earnings to Fixed Charges.
    15.1     Letter of Price Waterhouse LLP regarding report on review of interim financial information.
    16.1     Letter regarding Change in Independent Accountants.
    21.1     List of All Subsidiaries.
    23.1     Consent of Deloitte & Touche llp.
    23.2     Consent of Price Waterhouse llp.
    23.3     Consent of Jaffe, Raitt, Heuer & Weiss, Professional Corporation
              (included in Exhibit 5.1, Opinion re: Legality).
    24.1     Power of Attorney (included in Part II to the Registration
              Statement).
    25.1     Statement of Eligibility of Trustee on Form T-1.
    27.1     Financial Data Schedule.
    99.1     Form of Letter of Transmittal.
    99.2     Form of Notice of Guaranteed Delivery.
    99.3     Form of Tender Instructions.

--------
+ The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by the Commission.

  (B) FINANCIAL STATEMENT SCHEDULE:

  The following financial statement schedule is included in this Registration
Statement:

  SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore have been omitted.

ITEM 22. UNDERTAKINGS.

  The undersigned registrants hereby undertake:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (5) (i) That the Prospectus is filed pursuant to paragraph (4) immediately preceding, or (ii) that any prospectus that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 20 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CAMBRIDGE INDUSTRIES, INC. AND CE AUTOMOTIVE TRIM SYSTEMS, INC. HAVE DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MADISON HEIGHTS, STATE OF MICHIGAN, ON DECEMBER 2, 1997.

                                          Cambridge Industries, Inc.

                                                  /s/ Richard S. Crawford
                                          By: _________________________________
                                                   RICHARD S. CRAWFORD
                                                 Chief Executive Officer

                                          CE Automotive Trim Systems, Inc.

                                                  /s/ Richard S. Crawford
                                          By: _________________________________
                                                   RICHARD S. CRAWFORD
                                                  Chairman of the Board

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin J. Alder and John M. Colaianne and both of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                          CAMBRIDGE INDUSTRIES, INC.

              SIGNATURE                    CAPACITY                 DATES

       /s/ Richard S. Crawford         Chairman of the
-------------------------------------   Board and Chief          December 2,
         RICHARD S. CRAWFORD            Executive Officer         1997
                                        (Principal
                                        Executive Officer)

        /s/ John M. Colaianne          Secretary and Chief
-------------------------------------   Financial Officer        December 2,
          JOHN M. COLAIANNE             (Principal                1997
                                        Financial Officer)

      /s/ C. Keith Chulumovich         Treasurer and
-------------------------------------   Corporate                December 2,
        C. KEITH CHULUMOVICH            Controller                1997
                                        (Principal
                                        Accounting Officer)

              SIGNATURE                     CAPACITY                DATES

        /s/ Jerrold L. Glick*           Director
-------------------------------------                            December 2,
          JERROLD L. GLICK                                        1997

          /s/ Ira J. Jaffe*             Director
-------------------------------------                            December 2,
            IRA J. JAFFE                                          1997

         /s/ Robert C. Gay*             Director
-------------------------------------                            December 2,
            ROBERT C. GAY                                         1997

        /s/ Edward W. Conard*           Director
-------------------------------------                            December 2,
          EDWARD W. CONARD                                        1997

         /s/ Ronald P. Mika*            Director
-------------------------------------                            December 2,
           RONALD P. MIKA                                         1997

                        CE AUTOMOTIVE TRIM SYSTEMS, INC.

              SIGNATURE                     CAPACITY                DATES

       /s/ Richard S. Crawford          Chairman of the
-------------------------------------    Board (Principal        December 2,
         RICHARD S. CRAWFORD             Executive Officer)       1997
                                         and Director

         /s/ Kevin J. Alder             President and
-------------------------------------    Director                December 2,
           KEVIN J. ALDER                                         1997

        /s/ John M. Colaianne           Secretary and
-------------------------------------    Treasurer               December 2,
          JOHN M. COLAIANNE              (Principal               1997
                                         Financial Officer)

      /s/ C. Keith Chulumovich          Corporate Controller
-------------------------------------    (Principal              December 2,
        C. KEITH CHULUMOVICH             Accounting Officer)      1997
--------
*By John M. Colaianne pursuant to power of attorney.

                  CAMBRIDGE INDUSTRIES, INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                ADDITIONS
                                            -----------------
                                            CHARGED
                                BALANCE AT  TO COSTS CHARGED            BALANCE
                               BEGINNING OF   AND    TO OTHER WRITE-   AT END OF
                                   YEAR     EXPENSES ACCOUNTS  OFFS      YEAR
                               ------------ -------- -------- -------  ---------
Allowance for doubtful
 accounts
For the year ended December
 31,
 1996........................     $1,479     $3,355    $ --   $  (913)  $3,921
 1995........................     $3,877     $2,964    $ --   $(5,362)  $1,479
 1994........................     $  330     $5,087    $ --   $(1,540)  $3,877
Allowance for inventory
 obsolescence and lower of
 cost or market reserve
For the years ended December
 31,
 1996........................     $  610     $  315    $603   $  (378)  $1,150
 1995........................     $  630     $  313    $ --   $  (333)  $  610
 1994........................     $   35     $  184    $490   $   (79)  $  630
Allowance for reimbursable
 tooling
For the year ended December
 31,
 1996........................     $1,373     $   27    $600   $    --   $2,000
 1995........................     $   --     $1,373    $ --   $    --   $1,373
 1994........................     $   --     $   --    $ --   $    --   $   --

                   GENCORP INC. REINFORCED PLASTICS DIVISION

                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

                 FOR THE YEARS ENDED NOVEMBER 30, 1995 AND 1994
                                 (IN THOUSANDS)

                                            ADDITIONS
                                       -------------------
                            BALANCE AT CHARGED TO CHARGES             BALANCE AT
                            BEGINNING   COST AND  TO OTHER              END OF
        DESCRIPTION          OF YEAR    EXPENSE   ACCOUNTS WRITE-OFFS    YEAR
        -----------         ---------- ---------- -------- ---------- ----------
Supplies obsolescence
 reserve
 For the year ended
  November 30,
 1995.....................   $   990    $    30    $ --      $ (98)    $   922
 1994.....................     1,468                          (478)        990
Valuation allowance on
 deferred tax assets
 For the year ended
  November 30,
 1995.....................    33,952     14,875                         48,827
 1994.....................    29,465      4,487                         33,952

                                      S-2